Filed pursuant to Rule 424(b)(3)
                                                              File No. 333-17865


[LOGO] HARVEST STATES



                          HARVEST STATES COOPERATIVES


                           EQUITY PARTICIPATION UNITS
                           26,800,000 UNITS (MILLING)
                   15,300,000 UNITS (PROCESSING AND REFINING)

Harvest States Cooperatives (the "Company") is offering Equity Participation Units ("Units") in its Wheat Milling Defined Business Unit ("Milling Business Unit") and its Oilseed Processing and Refining Defined Business Unit ("Processing and Refining Business Unit"), each of which has been designated as a Defined Business Unit by the Company's Board of Directors. Each subscriber for Units in a Business Unit is required to also enter into a Member Marketing Agreement ("Agreement") by which such holder has the right and obligation to deliver annually the number of bushels of wheat or soybeans equal to the number of Units held. Pursuant to the Agreement and the Company's Articles of Incorporation and Bylaws, subscribers for Units will participate in the net patronage sourced income (see "EQUITY PARTICIPATION UNITS -- Taxation") from operations of the applicable Business Unit as patronage refunds. (See "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL -- Introduction"). Net patronage sourced income from a Business Unit will be allocated on the basis of wheat or soybeans delivered pursuant to the Agreement.

The Units in the Milling Business Unit offered hereby are expected to represent 50% of the milling capacity if all are sold (giving effect to construction of additional capacity now in process and anticipated). The Units in the Processing and Refining Business Unit offered hereby are expected to represent 50% of the soybean crushing capacity if all are sold.

Any person wishing to purchase Units must execute a Subscription Agreement in the form of Exhibit A and an Agreement in the form of Exhibit B and send them, accompanied by payment, to the Company at 1667 North Snelling, P.O. Box 64594, St. Paul, Minnesota 55164. Such Subscription Agreement and Agreement are subject to acceptance by the Company in its sole discretion. The Subscription Agreement and the Agreement must both be accepted if either is accepted. Pending acceptance, all payments will be deposited in a segregated bank account. A subscriber will receive interest income at the rate borne by the segregated account if the subscriber's subscription is not accepted. Subscriptions not accepted will be promptly returned upon rejection.

The offering of Units pertaining to a particular Business Unit will continue through May 31, 1997, unless earlier terminated by the Company, which may occur when all such Units have been sold by the Company or for any other reason without the sale of any Units. If by the close of business on May 31, 1997, all Units pertaining to a particular Business Unit have not been subscribed, the Company may (i) terminate the offering as to those Units,
(ii) accept subscriptions submitted for those Units and terminate the offering for the remaining Units or (iii) accept subscriptions submitted for those Units and continue the offering for the remaining Units. The offering will not be continued beyond November 30, 1997. Upon acceptance, Agreements will become effective as of June 1, 1997. The Company reserves the right to offer Units where the subscriber has defaulted in payment. The Units are being offered by the Company on a best efforts, continuous basis with no minimum amount of subscriptions required to close.

                                                   (CONTINUED ON INSIDE COVER)


SEE "RISK FACTORS" COMMENCING ON PAGE 6. FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE UNITS OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is February 14, 1997.


(CONTINUED FROM PREVIOUS PAGE)

No producer may subscribe for Units representing more than anticipated 1997 production, and the Subscription Agreement will require a representation to that effect. No subscription for less than 3,000 bushels of wheat or 1,500 bushels of soybeans will be accepted. Thereafter, subscriptions must be in multiples of 1,000 bushels of wheat or 500 bushels of soybeans. No one Defined Member may own more than 1% of the outstanding capacity of any one Business Unit. Upon any transfer of Units, the transferee will be required to certify as to eligibility and then current anticipated annual production and to sign an Agreement. In approving any transfer, the Board of Directors will require that such certificate show that the number of Units transferred does not exceed anticipated annual production of the transferee, that any transferee does not own more than 1% of the outstanding capacity of any one Business Unit, and that the Units held by each transferor retaining Units and transferee represent at least 3,000 bushels of wheat or 1,500 bushels of soybeans.

If on April 15, 1997, the Units of either Business Unit have been oversubscribed, subscriptions will be accepted, subject to approval of the Board of Directors, on a prorata basis (except that subscriptions for the minimum amount will not be prorated) based on subscriptions actually received by the Company through the close of business on that date.

A member may elect to use outstanding Capital Equity Certificates (see "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL") for the payment of up to one-sixth of the purchase price. In addition, patrons of Affiliated Associations (see "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL") who wish to subscribe, if authorized by an Affiliated Association, generally may elect to use outstanding patrons' equities of such Affiliated Association for the payment of up to one-sixth the purchase price if the Affiliated Association agrees that such patrons' equities will be redeemed simultaneously with Capital Equity Certificates of the Company held by such Affiliated Association. Pending such authorization, cash payment will be required for the full purchase price for the Units. Upon such authorization, prior to May 31, 1998 and simultaneous redemption, cash equal to the patron's equities of such Association so authorized will be refunded.

============================================================================
                                            UNDERWRITING
                                           DISCOUNTS AND    PROCEEDS TO THE
                               PRICE       COMMISSIONS(1)     COMPANY(2)
----------------------------------------------------------------------------
Milling
 Per Unit                   $      2.00         $ -           $      2.00
 Total                      $53,600,000         $ -           $53,600,000
----------------------------------------------------------------------------
Processing and Refining
 Per Unit                   $      4.00         $ -           $      4.00
 Total                      $61,200,000         $ -           $61,200,000
============================================================================

(1) Units are being offered by the Company, and no discounts or commissions will be paid.

(2) Assumes all Units are sold for cash; before deduction of expenses estimated to be $850,000.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                                            PAGE
                                                            ----

Prospectus Summary                                            4
Risk Factors                                                  6
Use of Proceeds                                               8
Dividend Policy                                               8
Capitalization                                                9
Business                                                     10
  Grain Merchandising                                        17
  Processing and Refining Division                           23
  Ventura Foods                                              31
  Milling Division                                           32
  Farm Marketing and Supply                                  41
  Feed                                                       42
  Services                                                   43
Management                                                   44
Certain Transactions                                         51
Membership in the Company and Authorized Capital             52
Equity Participation Units                                   56
Trading of Units                                             61
Plan of Distribution                                         62
Validity of Units                                            62
Experts                                                      62
Additional Information                                       62
Index to Financial Statements                               F-1
Exhibits
 Subscription Agreement                                  Exhibit A
 Member Marketing Agreement                              Exhibit B


Until March 11, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Units offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Company intends to furnish holders of the Units with annual reports containing financial statements audited by its independent public accountants, but does not intend to furnish interim reports. The Company will make publicly available the information required by Section 13(a) of the Securities Exchange Act of 1934, as amended, on the electronic bulletin board described under "TRADING OF UNITS."


                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.


                                   THE COMPANY

Harvest States Cooperatives (the "Company") is an agricultural cooperative. Its primary business is merchandising grain, which involves purchase of various grains from its Individual Members, Affiliated Associations and others, sale of the grain to users, exporters and other intermediaries and arranging for transportation and storage of purchased grain for delivery to buyers. The Company also sells feed and other farm supplies to its Individual Members and others, offers services to its Individual Members and Affiliated Associations, crushes and refines soybeans, through a joint venture participates in the food processing and packaging business and mills wheat.

THE PROCESSING AND REFINING DIVISION

At its integrated crushing and refining facility in Mankato, Minnesota, the Oilseed Processing and Refining Division (also known as Honeymead Products Company) ("Processing and Refining Division") processes soybeans into soybean meal, soyflour and crude soybean oil. The crude soybean oil, with additional purchased crude oil, is refined. During the year ended May 31, 1996, the Processing and Refining Division processed 30,445,475 bushels of soybeans and 920,492,402 pounds of crude oil and had revenues of $400,706,709 and net earnings of $22,985,880. At May 31, 1996, it had total equity of $53,390,998. See "BUSINESS -- PROCESSING AND REFINING DIVISION."

THE MILLING DIVISION

The Wheat Milling Division (also known as Amber Milling Company) ("Milling Division") mills durum wheat into flour and semolina and, to a lesser extent, mills spring and winter (hard) wheats into bread flour. While the Milling Division had historically concentrated on durum wheat milling and is the largest miller of durum wheat in the United States, with the opening of a new mill in 1995 and the scheduled opening of another mill in March 1997, the Division has broadened its markets to include bakery flour and significantly increased its capacity from 18,300,000 bushels per year to 41,700,000 bushels per year.

During the year ended May 31, 1996, the Milling Division milled 19,376,000 bushels of durum and 3,013,000 bushels of spring wheat, had sales of $173,315,613 and net earnings of $2,892,823. At May 31, 1996, it had total equity of $27,797,072. See "BUSINESS -- MILLING DIVISION."


                                  THE OFFERING

Through this Prospectus, the Company is offering an opportunity to participate in the patronage sourced income from its Processing and Refining Division and its Milling Division. While the Processing and Refining Division and the Milling Division will remain part of the Company, patronage earnings from the businesses operated by those Divisions will inure to the purchasers of the Units based on the number of bushels of wheat or soybeans delivered by holders of the Units relative to the total number of bushels of wheat or soybeans processed by the respective Business Unit.

The Company is offering Equity Participation Units in its Milling Business Unit and its Processing and Refining Business Unit, each of which has been designated as a Defined Business Unit by the Company's Board of Directors. Each subscriber for Units in a Business Unit is required to also enter into a Member Marketing Agreement ("Agreement") by which such holder has the right and obligation to deliver annually the number of bushels of wheat or soybeans equal to the number of Units held. Pursuant to the Agreement, subscribers for Units will participate in the net patronage sourced income from operations of the applicable Business Unit as patronage refunds. Net patronage sourced income from a Business Unit will be allocated on the basis of wheat or soybeans delivered pursuant to the Agreement.


                                  RISK FACTORS

Certain material factors should be considered in connection with an investment in the Units offered hereby. See "RISK FACTORS."



                       SUMMARY CONSOLIDATED FINANCIAL DATA

                                                               YEARS ENDED
                                                                 MAY 31,
                             ------------------------------------------------------------------------------
                                   1992            1993            1994            1995           1996
                             --------------  --------------  --------------  --------------  --------------

INCOME STATEMENT DATA:
Revenues
 Sales:
 Grain                       $2,858,358,055  $2,793,407,187  $3,086,531,429  $4,191,665,535  $7,127,223,407
 Processed grain                460,088,193     501,297,427     593,116,553     708,219,307     819,863,541
 Feed and farm supplies         118,788,291     138,103,158     165,925,459     156,699,068     207,252,696
                              3,437,234,539   3,432,807,772   3,845,573,441   5,056,583,910   8,154,339,644
                             --------------  --------------  --------------  --------------  --------------
 Patronage dividends              4,476,323       7,781,622       6,609,602       6,512,481      13,278,997
 Other revenues                  39,803,692      41,671,562      45,895,922      57,556,984      68,339,523
                             --------------  --------------  --------------  --------------  --------------
                              3,481,514,554   3,482,260,956   3,898,078,965   5,120,653,375   8,235,958,164
Costs and expenses:
 Cost of goods sold           3,384,418,840   3,384,637,000   3,786,336,764   4,981,820,272   8,076,073,326
 Marketing, general, and
  administrative                 48,266,596      52,545,022      60,847,099      69,509,491      70,054,248
 Interest                        12,842,991       8,964,230      10,250,765      19,268,575      31,921,936
                             --------------  --------------  --------------  --------------  --------------
                              3,445,488,427   3,446,146,252   3,857,434,628   5,070,598,338   8,178,049,510
                             --------------  --------------  --------------  --------------  --------------
Earnings before income taxes     36,026,127      36,114,704      40,644,337      50,055,037      57,908,654
Income taxes                      5,000,000       3,725,000       5,500,000       5,100,000       6,900,000
                             --------------  --------------  --------------  --------------  --------------
Net earnings                 $   31,026,127  $   32,389,704  $   35,144,337  $   44,955,037  $   51,008,654
                             ==============  ==============  ==============  ==============  ==============


                       [WIDE TABLE CONTINUED FROM ABOVE]


                                    SIX MONTHS ENDED
                                       NOVEMBER 30,
                             -------------------------------
                                  1995            1996
                             --------------  ---------------
                                              (UNAUDITED)
INCOME STATEMENT DATA:
Revenues
 Sales:
 Grain                       $3,329,958,581  $3,548,642,198
 Processed grain                403,716,340     396,378,362
 Feed and farm supplies          85,665,267     113,824,347
                              3,819,340,188   4,058,844,907
                             --------------  --------------
 Patronage dividends              1,891,024       4,727,294
 Other revenues                  35,821,618      33,809,212
                             --------------  --------------
                              3,857,052,830   4,097,381,413
Costs and expenses:
 Cost of goods sold           3,779,651,094   4,029,924,953
 Marketing, general, and
  administrative                 39,251,639      36,927,696
 Interest                        13,896,619       8,418,249
                             --------------  --------------
                              3,832,799,352   4,075,270,898
                             --------------  --------------
Earnings before income taxes     24,253,478      22,110,515
Income taxes                      3,050,000       2,600,000
                             --------------  --------------
Net earnings                 $   21,203,478  $   19,510,515
                             ==============  ==============


                                                           MAY 31,                                          NOVEMBER 30,
                           ----------------------------------------------------------------------  ------------------------------
                                1992          1993          1994          1995           1996             1995           1996
                           ------------  ------------  ------------  ------------  --------------  --------------  --------------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA
 (AT END OF PERIOD):
Working capital            $ 66,880,378  $ 69,550,702  $ 69,409,621  $ 66,904,085  $   95,874,938  $   83,527,483  $  102,383,180
Net property, plant
 and equipment              137,919,139   146,223,870   156,311,551   205,837,690     232,145,401     221,675,866     219,946,105
Total assets                523,018,883   612,261,778   734,655,223   924,533,569   1,228,772,684   1,385,843,222   1,094,190,953
Long-term debt, including
 current maturities          49,196,060    44,479,207    39,135,097    84,816,525     132,629,176     106,690,515     135,688,007
Total equity                222,126,239   246,797,147   270,761,017   299,487,893     337,252,119     317,902,245     352,895,051

THE UNITS

Holders of the Units will have the right to participate in the patronage sourced income from the operations of the respective Business Units. The portion of patronage refunds to be paid in cash and the retirement policy with respect to the portion to be paid as Patrons' Equities is within the discretion the Board of Directors. Except in limited circumstances, holders of the Units do not have voting rights with respect to the Units, but will have voting rights as a Defined Member of the Company. Holders of Units do not have any right to cause the Company to redeem the Unit or exchange it for any other security. See "EQUITY PARTICIPATION UNITS."

PLAN OF DISTRIBUTION; TRADING

The Units are being offered by the Company on a best efforts, continuous basis with no minimum amount of subscriptions required to close. Any person wishing to purchase Units must execute a Subscription Agreement in the form of Exhibit A and an Agreement in the form of Exhibit B and send them, accompanied by payment, to the Company. The manner and circumstances under which such agreements will be accepted is shown on the cover of this Prospectus.

The Company intends to create an electronic bulletin board to facilitate the purchase and sale of Units among Members. Any sale and purchase of Units will be subject to negotiation of price and other terms of purchase. The Company does not expect that a trading market will develop for the Units. The price at which a holder of Units will be able to resell is uncertain. See "TRADING OF UNITS."


                                  RISK FACTORS

COMPANY SUBJECT TO SUPPLY AND DEMAND FORCES. The Company may be adversely affected by supply and demand relationships, both domestic and international. Supply is affected by weather conditions, disease, insect damage, acreage planted, government regulation and policies and commodity price levels. The business is also affected by transportation conditions, including rail, vessel, barge and truck. Demand may be affected by foreign governments and their programs, relationships of foreign countries with the United States, the affluence of foreign countries, acts of war, currency exchange fluctuations and substitution of commodities. Demand may also be affected by changes in eating habits, by population growth and increased or decreased per capita consumption of some products.

RECENT PRICE DECLINES AND FALL IN DEMAND. Rising grain and oilseed prices in the 1995 growing and harvesting season, which continued into 1996, tended to reduce inventories of stored grain, but prompted producers in Europe, Canada, Argentina, Australia and other countries to plant additional grain. Prices for most grains have fallen substantially in recent months. According to a report dated January 10, 1997, published by the Foreign Agricultural Service (FAS) Division of the United States Department of Agriculture, worldwide wheat production for the year ended May 31, 1996, was 536.89 million metric tons and worldwide wheat production for the year ending May 31, 1997, is projected to be
579.59 million metric tons. According to the same report, exports for the year ended May 31, 1996, were 108.32 million metric tons and exports for the year ending May 31, 1997, are projected to be 102.97 million metric tons.

The Freedom to Farm Act of 1996, enacted in April 1996, may affect crop production in several ways. The Act more narrowly defines what will qualify as environmentally sensitive acreage for purposes of the conservation reduction program, with the result that 3 to 4 million acres may be put back into agricultural production in the future from a present enrollment of 36.4 million acres. The Act also removes restrictions on the type of crops planted (other than fruit and vegetables), allowing farmers to plant crops having favorable prices and thereby increasing the production of those crops. Increased production may lower prices of certain crops but increase the amount available for export. However, the Act also reduces Export Enhancement Program subsidies, which may adversely affect the ability of U.S. exports to compete with those of other countries. However, the Company's operations depend more on the volume of grain handled than prices. Availability of grain and price should have little effect on either the Milling or the Processing and Refining Business Units, which are more dependent on manufacturing margins.

COMPANY SUBJECT TO PRICE RISKS. Upon purchase, the Company has risks of carrying grain, including price changes and performance risks (including delivery, quality, quantity and shipment period), depending upon the type of purchase contract entered into. The Company is exposed to risk of loss in the market value of positions held, consisting of grain inventory and purchase contracts at a fixed or partially fixed price, in the event market prices decrease. The Company is also exposed to risk of loss on its fixed price or partially fixed price sales contracts in the event market prices increase.

To reduce the price change risks associated with holding fixed price positions, the Company generally takes opposite and offsetting positions by entering into grain commodity futures contracts (either a straight futures contract or an options futures contract) on regulated commodity futures exchanges. While hedging activities reduce the risk of loss from changing market values of grain, such activities also limit the gain potential which otherwise could result from changes in market prices of grain. Hedging arrangements do not protect against nonperformance of a contract. The Company's policy is to generally maintain hedged positions in grain which is hedgeable, but the Company can be long or short at any time. The Company's profitability is primarily derived from margins on grain merchandised and processed, not from hedging transactions. Hedging activities have not in the past had a significant impact on operating results, and management does not anticipate that its hedging activities will have a significant impact on operating results or liquidity of the Company or any Business Unit in the future. See "BUSINESS -- GRAIN MARKETING -- Price Risk and Hedging" and Note 1 to the Company's Consolidated Financial Statements.

At any one time the Company's inventory and purchase contracts for delivery to the Company may be substantial.

PROCESSING AND REFINING BUSINESS COMPETITION. Competition in the soybean processing and refining business is driven by price, transportation costs, service and product quality. The industry is highly competitive. Competitors are adding new plants and expanding capacity of existing plants. Media newsletters and other publications indicate that new crush plants and refinery operations are being constructed or under strong consideration. Should those facilities be constructed, the Company estimates that domestic crush capacity would increase from 10 to 15% and domestic refining capacity would increase from 20 to 30%. Unless exports increase or existing refineries are closed, this extra capacity is likely to put additional pressure on prices and erode margins, adversely affecting the profitability of the Processing and Refining Business Unit. Several competitors operate over various market segments and may be suppliers to or customers of other competitors.

MILLING BUSINESS COMPETITION. The Company's Milling Division has under construction a flour mill in Houston, Texas, which is not yet operational, and plans to construct semolina and flour and bread flour mills in Pocono, Pennsylvania, but final approvals by local and state authorities have not been received. There can be no assurance that these new mills, if completed, will be competitively or operationally successful. There can be no assurance that the necessary approvals for the Pocono facility will be obtained.

TAXATION OF COOPERATIVES COULD CHANGE. Although under Subchapter T of the Internal Revenue Code patronage refunds are excluded in determining taxable income of a cooperative and patronage refunds are taxable to the recipient, current income tax laws, regulations and interpretations pertaining to the receipt of patronage refunds could be changed. See "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL -- Taxation" and "EQUITY PARTICIPATION UNITS -- Taxation."

LACK OF TRADING MARKET. The Company does not expect that a trading market will develop for the Units. The price at which a holder of Units will be able to resell is uncertain. See "TRADING OF UNITS."

MANAGEMENT'S BROAD DISCRETION IN USE OF PROCEEDS FROM OFFERING. Except for approximately $38,800,000, which will be used for the construction of the Milling Division's proposed Pocono facility, proceeds of the offering will not inure to the benefit of either the Milling Division or the Refining and Processing Division, but instead will be used for other purposes by the Company. Management will have broad discretion in the use of the unallocated portion of the proceeds from this offering. See "USE OF PROCEEDS."

RETAINED RIGHTS OF BOARD OF DIRECTORS. Except for allocations, the Board of Directors has reserved the right to amend the resolutions creating the Business Units and the Units. See "EQUITY PARTICIPATION UNITS -- Amendment of Board Resolutions." The portion of patronage refunds to be paid in cash and the retirement policy with respect to the portion to be paid as Patrons' Equities is within the discretion of the Board of Directors. Deferrals in the payment of patronage refunds would decrease the prospective return on the Units. See "DIVIDEND POLICY." The Board of Directors may reallocate any asset from a Business Unit to the Company or another Business Unit at fair market value.

DEPENDENCE ON CERTAIN CUSTOMERS. Each of the Milling Division and the Processing and Refining Division has certain major customers (See "BUSINESS -- MILLING DIVISION -- Customers" and "BUSINESS -- REFINING AND PROCESSING DIVISION -- Customers," respectively). Loss of or a decline in the business done with one or more of these customers could have a material adverse effect on the operations of the affected Division. The Milling Division would be adversely affected by a decline in pasta production in the United States.


                                 USE OF PROCEEDS

The net proceeds from the sale of the Units offered hereby, if all are sold, are estimated to be $94,800,000, assuming that each subscriber uses Capital Equity Certificates to the full extent allowed in payment of the purchase price, and after deducting the estimated offering expenses.

Assuming net proceeds of the offering of $94,800,000, $38,800,000 will be used for construction of the proposed Pocono Mill (see "BUSINESS -- MILLING DIVISION -- Facilities"), approximately $35,000,000 will be used for the redemption of Patrons' Equities (see "DIVIDEND POLICY") and the balance will be used as working capital (which will reduce the overall level of borrowings required by the Company for its operations). If the proceeds of the offering are less than $94,800,000, the proceeds will be used for the Pocono facility, then to the redemption of Patrons' Equities and working capital. Except for construction of the Pocono Mill, the proceeds will not inure to the benefit of either Business Unit. Until used for the stated purpose such proceeds will be used temporarily to reduce short-term borrowings or will be temporarily invested.


                                 DIVIDEND POLICY

The Company distributes net patronage earnings on an annual basis in the form of patronage refunds which are distributed as a combination of cash and Patrons' Equities. Patrons' Equities do not accrue interest, do not bear dividends, are not transferable without the consent of the Board of Directors and will not appreciate in value. Patrons' Equities are retired in accordance with policies established by the Board of Directors. The Board of Directors has authorized the redemption of Patrons' Equities held by patrons who are 72 years of age and those held by estates of deceased patrons. Through the additional capital achieved by the sale of the Units, the Board of Directors intends, over a period of years, to provide for the redemption of Patrons' Equities as low as age 65. However, the Company does not have demographic information on all of its members and cannot be certain as to the amount of Patrons' Equities held by those age 65 and over. Further, the Company's ability to reduce the age will depend on the amount of proceeds realized from the offering. Cash payments of dividends and redemption of Patrons' Equities are restricted by the Company's banking agreements. See "CAPITALIZATION."

Holders of the Units will not be entitled to the payment of dividends by virtue of holding such Units. However, holders of the Units will be entitled to receive patronage refunds attributable to the patronage sourced income from operations of the applicable Business Unit on the basis of wheat or soybeans delivered pursuant to the Agreement. The Board of Directors' goal is to distribute patronage refunds attributable to the Units in the form of 75% cash and 25% Patrons' Equities, and to retire Patrons' Equities on a revolving basis seven years after declaration. However, the decision as to the percentage of cash patronage will be made each fiscal year by the Board of Directors and will depend upon the cash and capital needs of the respective Business Units and is subject to the discretion of the Board of Directors. The redemption policy will also be subject to change in the discretion of the Board of Directors.

The Company's Articles of Incorporation provide that the gains or losses from Defined Business Units shall not be netted against gains or losses from other divisions, functions or operations of the Company. If the overall operations of the Company generate a net loss so that no patronage refunds would be declared at the Company level, the Company expects to nevertheless distribute net patronage earnings, if any, of a particular Business Unit and to use available cash and borrowing capacity if necessary for that purpose.

The right to receive patronage refunds either payable in cash or in Patrons' Equities is subject to the claims of general creditors of the Company.

The obligation of the Company to pay any portion of patronage refunds payable as Patrons' Equities will be reflected by an entry on the Company's books. Holders of the Units will be notified annually of the amount allocated to their accounts.

The Company is not authorized to issue capital stock and accordingly does not pay dividends on capital stock. The Board of Directors is authorized to establish the rights, preferences and privileges of equity securities, which could include the payment of dividends, but no such equity securities are presently outstanding.


                                 CAPITALIZATION

The following table sets forth the capitalization of the Company at November 30, 1996, as adjusted to give effect to the issuance and sale by the Company of the Units offered hereby and the application of the estimated proceeds therefrom (including temporary use of proceeds, for construction of the proposed Pocono mill) prior to costs of issuance.

                                                                            NOVEMBER 30, 1996
                                                                      ----------------------------
                                                                      OUTSTANDING      AS ADJUSTED
                                                                      -----------      -----------
Short-term debt:                                                      $88,000,000(1)   $27,333,333
                                                                      ===========      ===========
Long-term debt:
  St. Paul Bank for Cooperatives, with fixed and variable
   interest rates from 6.24% to 7.51%, due in installments
   through 2007                                                       $69,675,333      $69,675,333
  CoBank, ACB (formerly National Bank for Cooperatives), with fixed and variable interest rates from 6.24% to 7.51%, due in
   installments through 2007                                           56,083,333       56,083,333
  Industrial development revenues bonds, payable through July
   2005, interest rate 7.4%                                             2,100,000        2,100,000
  Capitalized lease obligations, with fixed and variable rates
   from 8.0% to 8.90%.                                                  5,979,743        5,979,743
  Mortgages payable and other                                           1,849,598        1,849,598
                                                                     ------------     ------------
                                                                      135,688,007      135,688,007
                                                                     ------------     ------------
Equity:
  Equity Participation Units                                                   --      114,800,000
  Capital Equity Certificates                                         273,609,733      219,476,400(2)
  Non-Patronage Certificates                                            9,691,677        9,691,677
  Capital reserve                                                      54,683,126       54,683,126
  Patronage dividends payable in cash                                  (4,600,000)      (4,600,000)
  Net earnings                                                         19,510,515       19,510,515
                                                                     ------------     ------------
                                                                      352,895,051      413,561,718
                                                                     ------------     ------------
Total capitalization.                                                $488,583,058     $549,249,725
                                                                     ============     ============

-------------------------------
(1) As of January 31, 1997.

(2) Gives effect to the use of Capital Equity Certificates in payment of the purchase price and the redemption of Capital Equity Certificates with a portion of the proceeds of the offering.

The Company has a $550,000,000 Revolving Credit Facility (the "Facility") provided by CoBank, ACB, St. Paul Bank for Cooperatives and other lenders which will remain in place until October 31, 1997, subject to extension. The Company may select a method of calculating interest based on a base rate, LIBOR or a bid rate. The Facility prohibits the payment of cash patronage refunds that exceed 20% of the Company's consolidated net patronage income for the fiscal year preceding that in which the payment would be made, the redemption of equity and the cash distributions in respect of its equity unless no Event of Default or Default (as those terms are defined in the Facility) exists and after giving effect to such payment no Event of Default or Default would exist.

Long-term debt is held by the St. Paul Bank for Cooperatives and CoBank, ACB, pursuant to the terms of an Amended and Restated Master Syndicated Loan Agreement ("Loan Agreement") dated as of October 28, 1996. The Loan Agreement prohibits the payment of cash patronage refunds that exceed 20% of the Company's Consolidated Net Patronage Income (as defined) for the fiscal year preceding that in which the payment would be made and the redemption of equity, unless no Event of Default or Potential Default (as those terms are defined in the Loan Agreement) exists and after giving effect to such payment no Event of Default or Potential Default would exist.


                                    BUSINESS

Harvest States Cooperatives (the "Company") is an agricultural cooperative. Its primary business is merchandising grain, which involves purchase of various grains from its Individual Members, Affiliated Associations and others, sale of the grain to users, exporters and other intermediaries and arranging for transportation and storage of purchased grain for delivery to buyers. The Company also sells feed and other farm supplies to its Individual Members and others, offers services to its Individual Members and Affiliated Associations, crushes and refines soybeans, through a joint venture participates in the food processing and packaging business and mills wheat.

Through this Prospectus, the Company is offering an opportunity to participate in the patronage sourced income from its Oilseed Processing and Refining Division (also known as Honeymead Products Company) ("Processing and Refining Division") and its Wheat Milling Division (also known as Amber Milling Company) ("Milling Division"). While the Processing and Refining Division and the Milling Division will remain part of the Company, the patronage earnings from the businesses operated by those Divisions will inure in part to the purchasers of the Units based on the number of bushels of wheat or soybeans delivered by holders of the Units relative to the total number of bushels of wheat or soybeans processed by the respective Business Unit.

Information is presented in this Prospectus on the historical operations of the Company, including the Processing and Refining Division and the Milling Division. Audited consolidated financial statements of the Company, the Milling Division and the Processing and Refining Division for the years ended May 31, 1994, 1995 and 1996 and unaudited consolidated financial statements for the six months ended November 30, 1995 and 1996, are included in this Prospectus. In the future, the Company intends to furnish holders of the Units with annual reports containing financial statements of the Company and the Business Units audited by its independent public accountants. The Company does not intend to furnish interim reports.

The Company has authorized three classes of membership: Individual Members ("Individual Members"), Affiliated Associations ("Affiliated Associations") and Defined Members ("Defined Members"). Individual Members are producers of agricultural products who have done business with the Company during its last fiscal year and have consented to take patronage into account as contemplated by Section 1388 of the Internal Revenue Code. In the patronage consent filed with the Company, the producer agrees to include both the cash and noncash portion of any patronage refund in taxable income for federal income tax purposes. Affiliated Associations are associations of producers of agricultural products complying with certain federal requirements which have done at least $100,000 of business with the Company during its last fiscal year and have consented to take patronage into account for tax purposes. Defined Members are persons otherwise eligible for membership who hold Equity Participation Units. Currently, there are no Defined Members. As of June 1, 1996, the Company had 35,915 Individual Members and 503 Affiliated Associations.

The Company's principal executive offices are located at 1667 North Snelling Avenue, St. Paul, Minnesota 55108 (612-646-9433). As of November 30, 1996, the Company employed 1,954 full and part-time regular employees.

Individual Members, Defined Members and Affiliated Associations who sell grain to the Company, and Individual Members, Defined Members, Affiliated Associations and consenting patrons who purchase goods and services from the Company are entitled to receive patronage refunds from the Company, which are declared on an annual basis. The Company may also allocate non-member-sourced income to its Members and Non-Member Consenting Patrons in proportion to patronage. See "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL."

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The selected financial information presented below has been derived from the Company's consolidated financial statements. The consolidated financial statements for the years ended May 31, 1992, 1993, 1994, 1995 and 1996, have been audited by Deloitte & Touche LLP, independent auditors. The consolidated financial statements for the six-month periods ended November 30, 1995 and 1996, are unaudited. In management's opinion, the unaudited financial statements for the six-month periods include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the Company's financial condition and results of operations for such periods. The results for the six-month period ended November 30, 1996, are not necessarily indicative of the results expected for the full year. The selected consolidated financial information should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.


INCOME STATEMENT DATA:


                                                                  YEARS ENDED MAY 31,
                                ------------------------------------------------------------------------------------
                                     1992              1993              1994             1995             1996
                                --------------    --------------    --------------   --------------   --------------

REVENUES
  Sales:
    Grain                       $2,858,358,055    $2,793,407,187    $3,086,531,429   $4,191,665,535   $7,127,223,407
    Processed grain                460,088,193       501,297,427       593,116,553      708,219,307      819,863,541
    Feed and farm supplies         118,788,291       138,103,158       165,925,459      156,699,068      207,252,696
                                --------------    --------------    --------------   --------------   --------------
                                 3,437,234,539     3,432,807,772     3,845,573,441    5,056,583,910    8,154,339,644
    Patronage dividends              4,476,323         7,781,622         6,609,602        6,512,481       13,278,997
    Other revenues                  39,803,692        41,671,562        45,895,922       57,556,984       68,339,523
                                --------------    --------------    --------------   --------------   --------------
                                 3,481,514,554     3,482,260,956     3,898,078,965    5,120,653,375    8,235,958,164
Costs and expenses:
  Cost of goods sold             3,384,418,840     3,384,637,000     3,786,336,764    4,981,820,272    8,076,073,326
  Marketing, general, and
   administrative                   48,266,596        52,545,022        60,847,099       69,509,491       70,054,248
  Interest                          12,842,991         8,964,230        10,250,765       19,268,575       31,921,936
                                --------------    --------------    --------------   --------------   --------------
                                 3,445,488,427     3,446,146,252     3,857,434,628    5,070,598,338    8,178,049,510
                                --------------    --------------    --------------   --------------   --------------
Earnings before income taxes        36,026,127        36,114,704        40,644,337       50,055,037       57,908,654
Income taxes                         5,000,000         3,725,000         5,500,000        5,100,000        6,900,000
                                --------------    --------------    --------------   --------------   --------------
Net earnings                    $   31,026,127    $   32,389,704    $   35,144,337   $   44,955,037   $   51,008,654
                                ==============    ==============    ==============   ==============   ==============


                       [WIDE TABLE CONTINUED FROM ABOVE]


                                    SIX MONTHS ENDED
                                       NOVEMBER 30,
                             -------------------------------
                                  1995                1996
                             --------------   --------------
                                       (UNAUDITED)
REVENUES
  Sales:
    Grain                    $3,329,958,581   $3,548,642,198
    Processed grain             403,716,340      396,378,362
    Feed and farm supplies       85,665,267      113,824,347
                             --------------   --------------
                              3,819,340,188    4,058,844,907
    Patronage dividends           1,891,024        4,727,294
    Other revenues               35,821,618       33,809,212
                             --------------   --------------
                              3,857,052,830    4,097,381,413
Costs and expenses:
  Cost of goods sold          3,779,651,094    4,029,924,953
  Marketing, general, and
   administrative                39,251,639       36,927,696
  Interest                       13,896,619        8,418,249
                             --------------   --------------
                              3,832,799,352    4,075,270,898
                             --------------   --------------
Earnings before income taxes     24,253,478       22,110,515
Income taxes                      3,050,000        2,600,000
                             --------------   --------------
Net earnings                 $   21,203,478   $   19,510,515
                             ==============   ==============



                                                             MAY 31,                                         NOVEMBER 30,
                           ----------------------------------------------------------------------  ------------------------------
                               1992          1993          1994          1995           1996            1995            1996
                           ------------  ------------  ------------  ------------  --------------  --------------  --------------
                                                                                                             (UNAUDITED)
BALANCE SHEET DATA
 (AT END OF PERIOD):
  Working capital          $ 66,880,378  $ 69,550,702  $ 69,409,621  $ 66,904,085  $   95,874,938  $   83,527,483  $  102,383,180
  Net property, plant and
   equipment                137,919,139   146,223,870   156,311,551   205,837,690     232,145,401     221,675,866     219,946,105
    Total assets            523,018,883   612,261,778   734,655,223   924,533,569   1,228,772,684   1,385,843,222   1,094,190,953
  Long-term debt,
   including current
   maturities                49,196,060    44,479,207    39,135,097    84,816,525     132,629,176     106,690,515     135,688,007
    Total equity            222,126,239   246,797,147   270,761,017   299,487,893     337,252,119     317,902,245     352,895,051

PRO FORMA INFORMATION

The table below shows the pro forma allocation of the Company's net income assuming that Equity Participation Units had comprised one-half of the bushel volume for the Processing and Refining and the Milling Business Units in each of the periods indicated. The Equity Participation Units offered hereby represent 50% of the estimated processing capacity of each Business Unit giving effect to the construction of additional capacity now in process and anticipated. Accordingly, if the Company is able to sell all Units in each Business Unit offered hereby, it expects that holders of Units would represent 50% of the wheat milled or soybeans crushed. The actual percentage milled or crushed will depend on production capacity, demand for products and the amount of grain delivered by Defined Members, and there can be no assurance that this assumption will be true.


                                                                                                     SIX MONTHS ENDED
                                                           YEARS ENDED MAY 31,                         NOVEMBER 30,
                                               -------------------------------------------     ---------------------------
                                                  1994            1995            1996            1995            1996
                                               -----------     -----------     -----------     -----------     -----------
Patronage refunds to members other than
 Defined Members                               $24,975,363     $24,870,500     $33,013,187     $14,199,144     $10,952,844
Patronage refunds--Milling                       1,063,366         522,758       1,504,171         665,085       1,860,786
Patronage refunds--Processing and Refining       7,094,307      11,217,558       9,801,641       3,558,467       4,138,131
Nonpatronage earnings, net of income taxes       2,011,301       8,344,221       6,689,655       2,780,782       2,558,754
Net earnings                                   $35,144,337     $44,955,037     $51,008,654     $21,203,478     $19,510,515

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

COMPARISON OF SIX MONTHS ENDED NOVEMBER 30, 1996 WITH 1995

The Company's consolidated net earnings for the six-month period ended November 30, 1996 of $19,500,000 declined $1,700,000 compared to 1995 due to a decline in grain volume at both its country and export facilities, partially offset by increases in both volume and gross margins from the Company's grain processing activities.

Consolidated net sales of $4,059,000,000 increased by $240,000,000 (6%) during the six months ended November 30, 1996 compared to the same period in 1995. This increase is primarily attributable to an increase in the weighted average of all commodities sold of $5.03 per bushel compared to $3.86 per bushel in 1995. This increase in price per bushel was partially offset by a volume decline of 170,000,000 bushels, and a reduction in sales of $83,000,000 from the Company's consumer products packaging division which was transferred to a nonconsolidated joint venture on August 30, 1996.

Patronage dividends received increased $2,800,000 (147%) for the six-month period ended November 30, 1996 compared to 1995 as a result of higher patronage earnings distributed by cooperative customers and suppliers.

Other revenues decreased by $2,000,000 (6%) through November 30, 1996 compared to 1995 primarily due to a decrease in interest income of $2,800,000 and a decrease in storage income of $800,000, partially offset by an increase in service income of $800,000 and an increase in commission income of $700,000.

Cost of goods sold of $4,030,000,000 for the six-month period ended November 30, 1996 increased $250,000,000 (7%) from the same period of 1995. This increase is attributable primarily to an increase in the weighted average cost per bushel of commodities of $4.99 in 1996 from $3.82 in 1995. This price increase per bushel was partially offset by a decline in volume from 867,000,000 bushels in 1995 to 695,000,000 in 1996, and a reduction in such cost of $77,500,000 incurred by the Company's consumer products packaging division which was transferred to a nonconsolidated joint venture on August 30, 1996.

Marketing and administrative expenses declined by $2,400,000 (6%) through November 30, 1996 compared to the same period of 1995. This decrease in expense is attributable primarily to the transfer of the Company's consumer products packaging division into a nonconsolidated joint venture on August 30, 1996, which resulted in a $3,800,000 reduction, partially offset by expense increases in the Milling Division of $800,000 and Farm Marketing and Supply of $800,000. The Milling Division's increase is attributable to the operation of the Kenosha mill, which commenced operations in November 1995; Farm Marketing and Supply's increase is primarily attributable to an increase of approximately 25 facilities operated in 1996 compared to the same period in 1995. Other areas of the Company maintained approximately the same level of marketing and administrative expenses for the two periods.

Interest expense decreased $5,500,000 (40%) for the 1996 period from 1995 attributable to a decline in working capital requirements.

Income tax expense declined $450,000 for the six-month period ended November 30, 1996 which is reflective of slightly lower pretax earnings with effective tax rates of 11.8% and 12.6% for 1996 and 1995 respectively.

COMPARISON OF YEAR ENDED MAY 31, 1996 WITH 1995

Consolidated net earnings of approximately $51,000,000 for the year ended May 31, 1996 is a $6,100,000 increase from 1995. This increase is attributed primarily to increased volumes of grain handled and increased returns on investments.

Consolidated net sales of $8,154,000,000 in 1996 increased by $3,097,000,000 (61%) in 1996. This increase was due principally to grain volume of 1.7 billion bushels in 1996, an increase of 550 million bushels over 1995 and an increase in grain price as a weighted average of all commodities sold which was $4.21 for 1996, 56 cents per bushel greater than 1995.

Patronage dividends increased $6,800,000 (105%) in 1996 compared to 1995 resulting from higher patronage earnings distributed by cooperative customers and suppliers.

Other revenues of $68,300,000 increased $10,700,000 (19%) in 1996. This net increase was due primarily to an increase of $4,600,000 in service revenues, from the Company's export facilities, and an increase in joint venture income of $8,500,000, primarily from those joint ventures involved in the exporting of grain, net of a $2,400,000 decrease in all other categories of other revenues, including the write-down of investments totaling $1,100,000.

Cost of goods sold of $8,076,000,000 increased $3,094,000,000 (62%) in 1996.
This increase is attributable primarily to an increase in the weighted average cost of commodities of $4.16 in 1996 from $3.59 in 1995.

Marketing and administrative expenses were essentially flat compared to 1995. An expansion of the relative size of the Company's operations, which increased costs in certain areas, was offset by a decrease in pension costs of $4,000,000, principally caused by a settlement adjustment recognized in 1995.

Interest expense of $31,900,000 increased $12,600,000 (65%) in 1996. This increase is substantially attributable to a $10,300,000 increase in interest on short-term debt incurred to finance increased volumes at higher prices and an increase of $3,200,000 in interest on long-term debt incurred primarily for the expansion of property, plant, and equipment.

Income tax expense of $6,900,000 and $5,100,000 for 1996 and 1995, respectively, results in effective tax rates of 11.9% and 10.2%. The increase in the effective tax rate is primarily attributable to an increase in non-patronage income during 1996.

COMPARISON OF YEAR ENDED MAY 31, 1995 WITH 1994

The Company's consolidated net earnings of approximately $45,000,000 for 1995 was a $9,900,000 increase from 1994 primarily attributed to increased grain handled at margins per bushel equal to that of the prior year, along with increased joint venture and export terminal service revenues.

Consolidated net sales of $5,057,000,000 increased by $1,211,000,000 (31%) in 1995. This increase was due principally to grain volume of 1.15 billion bushels in 1995 compared to 816 million bushels in 1994, an increase of 334 million bushels (41%), offset by price as a weighted average of all commodities sold of $3.65 for 1995 compared to $3.78 for 1994, a decrease of 13 cents per bushel.

Other revenues of $57,600,000 increased $11,700,000 (25%) from 1994. This net increase was due primarily to an increase of $2,200,000 in service revenues, for the most part at the Company's export facilities, an increase in joint venture income of $4,300,000, primarily from those joint ventures involved in the exporting of grain, and an increase of $3,500,000 in interest income primarily generated from short-term loans to local Affiliated Associations of the Company.

Cost of goods sold of $4,982,000,000 increased $1,196,000,000 (32%). This increase is primarily attributed to higher volumes of grain handled offset to some extent by lower grain prices. The weighted average cost of commodities was $3.59 in 1995, down from $3.72 in 1994.

Marketing and administrative expenses of $69,500,000 increased $8,700,000 (14%) in 1995. This increase was due to an expansion of the relative size of the Company's operations which increased costs in certain areas, and an increase in pension costs of $4,000,000 principally caused by a benefit plan settlement adjustment recognized in 1995.

Interest expense of $19,300,000 increased $9,000,000 (87%) in 1995. This increase is substantially attributed to increased volumes of business and an increase of $3,000,000 in interest on long-term debt incurred primarily for the expansion of property, plant and equipment.

Income tax expense of $5,100,000 and $5,500,000 for 1995 and 1994, respectively, results in effective tax rates of 10.2% and 13.5%.

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS FROM OPERATIONS

Operating activities of the Company provided cash of $422,700,000 during the six months ended November 30, 1996, while operating activities used $157,700,000 of cash for the same period in 1995. Net cash provided and used for operations during these periods is primarily attributable to the changes in working capital requirements with such balances declining and therefore contributing working capital of $396,700,000 in 1996. Working capital requirements increased and therefore used cash in the net amount of $183,000,000 in 1995.

Net cash used for the Company's operating activities totaled $105,700,000, $49,700,000 and $33,200,000, respectively, for the years ended 1996, 1995 and 1994. The increase in net cash used in operations in 1996, compared to 1995 and 1994, resulted primarily from increases in grain inventories and receivables due to higher volumes of grain processed.

CASH FLOWS FROM INVESTING

Net cash used for the Company's investing activities were $11,900,000 and $22,100,000 for the six months ended November 30, 1996 and 1995, respectively. Acquisitions of property, plant and equipment comprised the principal use of this cash in each of the periods. Such expenditures totaled approximately $25,300,000 and $24,000,000 for the six month periods ended November 30, 1996 and 1995 respectively.

During the six months ended November 30, 1996 the Company received cash totalling approximately $5,900,000 as proceeds for the redemption of investments.

On August 30, 1996 the Company formed a joint venture with a regional consumer products packaging company, and contributed substantially all of the net assets of its Holsum Foods division as its capital investment in the joint venture. In return for these net assets, the Company received a 40% interest in the joint venture and the joint venture assumed debt of approximately $33,000,000.

For the years ended 1996, 1995 and 1994, net cash flows used in the Company's investing activities totaled $37,600,000, $71,400,000 and $24,300,000, respectively. The acquisition of property, plant and equipment comprised the primary use of cash in each of these three years, totaling $40,500,000, $69,300,000 and $28,000,000 in 1996, 1995 and 1994, respectively.

CASH FLOWS FROM FINANCING

The Company finances its working capital needs through short-term lines of credit with the banks for cooperatives and commercial banks. As of May 31, 1996 the Company had short-term lines of credit totaling $570,000,000, of which $550,000,000 was committed and $324,000,000 was outstanding.

The Company decreased its outstanding net short term borrowings by $324,000,000 during the six months ended November 30, 1996 and increased such borrowings by $167,500,000 during that period in 1995.

The Company borrowed on a long term basis $10,000,000 and $25,000,000 during the six-month periods ended November 30, 1996 and 1995, respectively.

For the years ended May 31, 1996, 1995 and 1994, the Company increased its outstanding net short-term borrowings by $124,000,000, $87,000,000 and $79,500,000, respectively, in order to fund the working capital needs caused by the increase in grain volumes.

The Company has financed its long-term capital needs, primarily the acquisition of property, plant, and equipment, with long-term agreements through the banks for cooperatives with maturities through the year 2007. Total indebtedness of these agreements totaled $120,700,000 and $70,300,000 on May 31, 1996 and 1995,
respectively. The Company also had long-term debt in the form of capital leases, industrial development revenue bonds and miscellaneous notes payable totaling $11,900,000 and $14,500,000 on May 31, 1996 and 1995, respectively.

The Company borrowed on a long-term basis $10,000,000 and $25,000,000 during the six months ended November 30, 1996 and 1995, respectively and repaid long-term debt in the amounts of $6,900,000 and $3,800,000 for the same period of 1996 and 1995.

The Company borrowed on a long-term basis $58,000,000, $51,000,000 and $1,200,000 and repaid long-term debt in the amounts of $11,300,000, $5,900,000 and $6,500,000 in 1996, 1995 and 1994, respectively.

The Company anticipates further short-term financing needs to fund increases in the volume of grain handled and further long-term needs to fund acquisitions of grain facilities and for expansion and development of existing value-added businesses. Management believes such needs can be financed with a combination of debt and the proceeds of this offering.

In accordance with the bylaws and by action of the Board of Directors, annual net earnings from patronage sources are distributed to consenting patrons following the close of each year and are based on amounts reportable for federal income tax purposes as adjusted in accordance with the bylaws. The cash portion of this distribution, deemed by the Board of Directors to be 30% of such earnings for 1996, 1995 and 1994, respectively, totaled $11,000,000, $10,000,000 and $6,800,000.

The Board of Directors authorized the redemption of patronage certificates held by patrons who were 72 years of age and those held by estates of deceased patrons during the six months ended November 30, 1996 and 1995. These amounts totaled $3,200,000 and $3,100,000, respectively.

The Board of Directors authorized the redemption of patronage certificates held by patrons who were 72 years of age and those held by estates of deceased patrons during the years ended May 31, 1996, 1995 and 1994. These amounts totaled $6,600,000, $5,700,000 and $5,500,000, respectively.

PRICE RISK AND HEDGING

To reduce the price change risks associated with holding fixed price commodity positions, the Company generally takes opposite and offsetting positions by entering into commodity futures contracts (either a straight futures contract or an options futures contract) on regulated commodity futures exchanges. Most of the grain volume handled by the Company can be hedged. Some grains cannot be hedged because there are no futures for certain commodities. For those commodities, risk is managed through the use of forward sales and different pricing arrangements and to some extent cross-commodity futures hedging. While hedging activities reduce the risk of loss from changing market values of grain, such activities also limit the gain potential which otherwise could result from changes in market prices of grain. The Company's policy is to generally maintain hedged positions in grain which is hedgeable, but the Company can be long or short at any time. The Company's profitability is primarily derived from margins on grain merchandised and processed, not from hedging transactions. Hedging arrangements do not protect against nonperformance of a contract. Management does not anticipate that its hedging activity will have a significant impact on future operating results or liquidity.

At any one time the Company inventory and purchase contracts for delivery to the Company may be substantial. The Company has a risk management policy and procedures that includes net position limits. It is defined by commodity and includes both trader and management limits. This policy and computerized procedure triggers a review by management when any trader is outside of position limits and also triggers review by management if the Company is outside of its position limits. The position limits are reviewed at least annually by management of the Company. The Company monitors current market conditions and may expand or reduce the purchasing program in response to changes in those conditions. In addition, certain purchase and sale contracts are subject to credit approvals and appropriate terms and conditions.

GRAIN MERCHANDISING

INDUSTRY OVERVIEW

Grain and oilseed merchandising involves the sale and distribution of grain and oilseeds from producer to processor, to be processed for human and animal consumption and other uses. These commodities are produced and consumed throughout the world. Increased worldwide demand is generated through population growth and, for certain regions, increased per capita food consumption supported by growing affluence. Demand for these commodities is satisfied by worldwide production, which is in part determined by prevailing prices.

In recent years, a significant portion of high demand grains (wheat, corn and soybeans) grown domestically has been exported. United States production competes with production in numerous other countries to supply worldwide demand for these grains. The ability of producers in particular countries to compete on a worldwide basis may be enhanced by governmental support and protection, which may vary from time to time. Demand for grain and perceptions about prevailing supplies and future production affect prices for grain, which can be erratic. Wheat and corn exports are expected to decline in the years ending May 31, 1997 and 1998, and August 31, 1997 and 1998, respectively, partially offset by an increase in soybean exports. Wheat exports have averaged 34.1 million metric tons in the past two years ending May 31, 1996, and are projected to decline to
25.9 million metric tons for the year ending May 31, 1997, and 26.1 metric tons for the year ending May 31, 1998. The U.S. is experiencing major competition from Canada, Australia, Argentina and the European Union (EU). Collectively, these countries are projected to increase their wheat exports 9.4 million metric tons from the year ended May 31, 1995, to the year ending May 31, 1997, due to increased production in Australia and Argentina and the use of export subsidies of $4 to 20 per ton by the EU. Soybean exports have averaged 23 million metric tons for the two years ended August 31, 1996 and are projected to increase slightly the next two years to an average of 24.6 million metric tons. The U.S. experiences competition mainly from Argentina and Brazil with exports varying from 6 to 9 million metric tons per year. Corn exports averaged 56.8 million metric tons for the two years ended August 31, 1996, with each of the years ending August 31, 1997 and 1998 projected at 50.5 million metric tons. This projected decrease is the result of increased competition from Argentina and substitution of other grains for feed usage due to price relationships. Argentina corn exports are projected to increase 2.5 million metric tons over the two years ended August 31, 1996 to 9 million metric tons per year. The Company expects that its export business will decline consistent with the decline of U.S. exports. Historical information and projections for the 1997 crop year are from information published by the United States Department of Agriculture. Projections for the 1998 crop year are based on industry sources that the Company believes to be reliable.

Imports of grains into the U.S. consist mainly of wheat, oats and barley. The amounts imported do not have a material effect on grain merchandising.

In the United States, grain merchandising involves the purchase of grain, sale for export or further domestic use and storage and transportation to export facilities or to users.

Grain merchandising may be adversely affected by supply and demand relationships, both domestic and international. Supply is affected by weather conditions, disease, insect damage, acreage planted, government regulation and policies and commodity price levels. The business is also affected by transportation conditions, including rail, vessel, barge and truck. Demand may be affected by foreign governments and their programs, relationships of foreign countries with the United States, the affluence of foreign countries, acts of war, currency exchange fluctuations and substitution of commodities. Demand may also be affected by changes in eating habits, by population growth and increased or decreased per capita consumption of some products.

RECENT DEVELOPMENTS. Rising grain prices in the 1995 growing and harvesting season, which continued into 1996, tended to reduce inventories of stored grain, but prompted producers in Europe, Canada, Argentina, Australia and other countries to plant additional grain. Prices for most grains have fallen substantially in recent months. The following table shows the cash prices for certain grains on June 1, 1996 and January 31, 1997:


              JUNE 1,     JANUARY 31,
GRAIN           1996         1997
-----           ----         ----

Wheats         $6.49         $4.24
Corn            4.69          2.50
Soybeans        7.51          7.14


Because the profitability of the Company is primarily determined by margins and the Company does not speculate, changes in grain prices do not directly impact the Company's income. However, grain prices may be reflective of the demand for grain (particularly grain to be exported) and to that extent a drop in the demand for grain would directly affect revenues of the Company.

Worldwide wheat production is reported to be up, and United States exports of wheat are expected to be down, in the year ending May 31, 1997.

Demand for corn has been supported domestically by its use in feeding cattle. United States exports of meat have continued to increase.

The Freedom to Farm Act of 1996, enacted in April 1996, may affect crop production in several ways. The Act more narrowly defines what will qualify as environmentally sensitive acreage for purposes of the conservation reduction program, with the result that 3 to 4 million acres may be put back into agricultural production in the future from a present enrollment of 36.4 million acres. The Act also removes restrictions on the type of crops planted (other than fruit and vegetables), allowing farmers to plant crops having favorable prices and thereby increasing the production of those crops. Increased production may lower prices of certain crops but increase the amount available for export. However, the Act also reduces Export Enhancement Program subsidies, which may adversely affect the ability of U.S. exports to compete with those of other countries. However, the Company's operations depend more on the volume of grain handled than prices. Availability of grain and price should have little effect on either the Milling or the Processing and Refining Business Units, which are more dependent on manufacturing margins.

INTRODUCTION

The Company buys grain through its Grain Marketing Division from Affiliated Associations (typically a cooperative organization of local producers), directly from Individual Members (to a limited extent) and from third parties (such as grain dealers, non-Member producers, marketing associations or marketing pools, elevators and other grain merchandising companies) and through its Agri-Service Centers, which are country elevators owned by the Company, directly from Individual Members. See "-- FARM MARKETING AND SUPPLY." Grain purchased by Agri-Service Centers is usually sold to the Grain Marketing Division for resale. A small portion of grain is handled on a consignment basis.

Grain is sold by the Company for future delivery at a specified location. Grain sold by a producer is typically trucked to a local elevator for sale. From local elevators, grain may be transported in a variety of ways to the purchaser. The Company arranges transportation to delivery locations using truck, rail and barge transportation. Grain intended for export may be shipped by rail to an export terminal or to a barge loading facility to be shipped by barge to an export terminal, where it is loaded on an ocean-going vessel. Grain intended for domestic use may be shipped by truck or rail to various locations throughout the United States. Because of its facilities (see " -- Grain Handling and Transportation"), the Company has significant capacity to sell grain for export.

PURCHASES. The number of bushels of grain purchased from Individual Members and Affiliated Associations, the total grain purchased and the percentage relationship for each of the years ended May 31, are set forth below:

                                                                              SIX MONTHS ENDED
                                   YEARS ENDED MAY 31,                          NOVEMBER 30,
                     -----------------------------------------------     ---------------------------
                         1994             1995              1996            1995             1996
                     -----------     -------------     -------------     -----------     -----------
Member purchases     525,715,235       720,024,458       959,166,596     555,934,749     387,313,447
Total purchases      816,421,362     1,148,952,019     1,692,438,700     867,063,438     695,605,636
Percentage                  64.4%             62.7%             56.7%           64.1%           55.7%

Substantially all of the grain purchased by the Company is grown in the Midwest, Great Plains and Pacific Northwest. The Company also purchases grain grown in other parts of the United States and other countries.

GRAINS HANDLED. The primary grains merchandised by the Company are corn, wheat and soybeans. The Company also merchandises barley, milo, sunflowers and oats as well as smaller quantities of canola, flax, rye, millet and others.

The number of bushels of grain purchased by the Company for the periods indicated is set forth below:

                                                                          SIX MONTHS ENDED
                               YEARS ENDED MAY 31,                          NOVEMBER 30,
                 -----------------------------------------------     ---------------------------
                    1994             1995              1996             1995            1996
                 -----------     -------------     -------------     -----------     -----------
Wheat            445,201,610       457,684,648       505,606,729     266,072,324     262,969,628
Corn             185,121,268       342,832,256       777,631,466     409,022,684     240,568,803
Soybeans          68,325,522       172,025,373       234,930,247     111,064,987     123,043,665
Barley            82,842,737        93,699,078        75,225,773      36,546,744      31,489,811
Milo               5,953,433        36,663,822        48,199,610      23,064,532      23,847,513
Sunflowers        12,322,105        28,929,026        25,952,855       4,142,697       1,746,406
Oats              14,097,310        13,423,696        20,008,442      10,629,428       9,040,445
All other          2,557,377         3,694,120         4,883,578       6,520,042       2,899,365
                 -----------     -------------     -------------     -----------     -----------
                 816,421,362     1,148,952,019     1,692,438,700     867,063,438     695,605,636
                 ===========     =============     =============     ===========     ===========

The amounts above include grain sold to the Milling Division and the Processing and Refining Division and for use in feeds.

Sales of grain by the Company for each of the years ended May 31 are set forth below:

                    1994             1995             1996
               --------------   --------------   --------------

Wheat          $1,973,640,146   $1,890,923,540   $2,631,202,689
Corn              488,542,201      954,570,208    2,518,939,007
Soybeans          304,681,449      880,627,929    1,431,485,630
All other         319,667,633      465,543,859      545,596,081
               --------------   --------------   --------------
TOTAL          $3,086,531,429   $4,191,665,535   $7,127,223,407
               ==============   ==============   ==============



RECENT DEVELOPMENTS. In recent years, sales of grain have been substantially dependent on exports. During the year ended May 31, 1996, approximately 40% of the Company's grain sales were domestic and approximately 60% were exports. See
Note 1 of Notes to Financial Statements.

Because of a decline of grain prices and anticipation of increased worldwide supplies of grain, the Company expects that United States exports of grains will decline in the current year. It believes that many producers will store current production, allowing domestic supplies, which have been at historically low levels, to be replenished. As a result, the Company expects that its own grain sales in the current year will decline materially from the record level for the year ended May 31, 1996. The Company expects sales volume (measured in bushels) to be down 25 to 30% in the year ending May 31, 1997, over the prior year.

MERCHANDISING

The Company buys and sells grain through offices of its Grain Marketing Division located in Portland, Oregon; Great Falls, Montana; Lincoln, Nebraska; Kansas City, Kansas; St. Paul, Minnesota; Winona, Minnesota; Davenport, Iowa; and Lewiston, Idaho; and at its Agri-Service Centers.

Grain purchased through Agri-Service Centers is purchased on a cash and futures basis. Grain purchased through the Grain Marketing Division is usually purchased for future delivery.

Grain is sold for future delivery at a specified location, with the Company usually responsible for arranging necessary transportation to that location. Purchasers include millers, malters, exporters and foreign buyers as well as the soybean, wheat and feed operations of the Company. The Company is not dependent on any one customer. The Company has supply relationships calling for delivery of grain at prevailing market prices. Grain users store varying amounts of grain for their own use.

The Company's ability to arrange transportation is a significant part of the service it offers to its customers. The Company's loading capabilities onto unit trains, ocean going vessels and barges is a component of the selling price of grain handled by the Company. Rail transportation is through independent railroads, although approximately 30% for the year ended May 31, 1996, of rail movement for Grain Merchandising was carried out through leased railcars (either directly or by use of pools in which such leased railcars participate). Vessel and truck transporation is carried out exclusively by third parties. Barge transportation is carried out by third parties, but the Company is a party to long-term affreightment agreements for approximately 20% of current needs.

Virtually all grain sold domestically is sold by employees while approximately half of grain exported is sold by brokers or agents and the balance by employees. The Company has a small ownership position in Intrade, a company which owns part of a Germany-based marketing organization involved in trading grain and feedstuffs in Germany and international markets. The Company also has relationships with agents, brokers and marketing companies in other countries to assist it in export sales.

COMPETITION

The Company competes for both the purchase and sale of grain. Competition is intense and margins are low. Some of the Company's competitors are integrated food producers, which may also be customers. Many competitors have substantially greater financial resources than the Company.

In the purchase of grain from producers, location of a delivery facility is a prime consideration but producers are willing to truck grain for sale over increasingly longer distances. Grain prices are affected by reported trading prices on national markets, shipping costs and storage capabilities. Price is affected by the capabilities of the facility. For example, if it is cheaper to deliver to a customer by unit train than by truck, a facility with unit train capability provides a price advantage. The Company believes that its relationship with Individual Members serviced by local Agri-Service Centers and with Affiliated Associations gives it a broad origination capability.

The Company competes in the sale of grain based on price and its ability to provide quantity and quality of grains required and its ability to deliver. Location of facilities is a major factor in ability to compete. Major grain merchandising companies in addition to the Company include Archer-Daniels-Midland, Cargill, Continental, ConAgra, Bunge and Louis Dreyfus, each of which handles grain volumes of more than one billion bushels annually. The Company estimates it would be among the smaller merchandisers among these seven. The Company also competes with numerous other grain merchandisers with annual volumes of less than one billion bushels.

Since the Company's facilities are located primarily in the Midwest, Great Plains and Pacific Northwest, with a terminal in the Gulf, the Company primarily competes with the companies whose facilities are in these areas. The Company's export facilities in three major areas allow it to ship to anyplace in the world.

GRAIN HANDLING AND TRANSPORTATION

The Company owns export terminals, river terminals and other elevators involved in the handling of grain. All such facilities can receive inbound truck and rail. Export facilities on river systems can receive grain by barge. In addition, the Company owns 144 Agri-Service Centers, which are country elevators which receive grain from producers.

The Company operates river terminals at Kansas City, Missouri (two); St. Paul, Savage and Winona, Minnesota; and Davenport, Iowa (two), which are used to load grain onto barges for shipment to both domestic and export customers via the Mississippi River system, on trucks for domestic markets and on rail for both domestic and export markets. The Company owns and operates a terminal at Kennewick, Washington, on the Columbia River. The Company has interests in three river terminals located on the Snake River: Lewis and Clark Terminal Association's facility located at Lewiston, Idaho, Central Ferry Terminal Association's facility located at Central Ferry, Washington and Co-Grain Elevator Company's facilities located at Upper Monumental and Burbank, Washington. Much of the grain from these terminals is loaded onto barges for shipment to Pacific Northwest export terminals.

The Company's export terminal at Superior, Wisconsin, provides access to the Great Lakes and St. Lawrence Seaway, and the Company's export terminal at Myrtle Grove, Louisiana, serves the Gulf market. An export terminal at Kalama, Washington, leased by the Company and an export terminal at Vancouver, Washington, owned by a joint venture partner, serve the Pacific market. A partnership between the Company and Continental Grain Company operates an export terminal at Tacoma, Washington, for feed grain and oil seed shipments to Pacific Rim customers. A facility in Spokane, Washington, is used for storage and transloading. An elevator in Petersburg, North Dakota, is used to standardize barley for a particular customer.

The Division leases a fleet of covered hopper cars and enters into various contracts for covered grain barges. In addition, at various times the Company may charter vessels.

PRICE RISK AND HEDGING

Upon purchase, the Company has risks of carrying grain, including price changes and performance risks (including delivery, quality, quantity and shipment period), depending upon the type of purchase contract entered into. These contracts include flat price, basis fixed, delayed price, deferred payment, hedge to arrive and futures fixed. The Company is exposed to risk of loss in the market value of positions held, consisting of grain inventory and purchase contracts at a fixed or partially fixed price, in the event market prices decrease. The Company is also exposed to risk of loss on its fixed price or partially fixed price sales contracts in the event market prices increase.

To reduce the price change risks associated with holding fixed price positions, the Company generally takes opposite and offsetting positions by entering into grain commodity futures contracts (either a straight futures contract or an options futures contract) on regulated commodity futures exchanges. Most of the grain volume handled by the Company can be hedged. Some grains cannot be hedged because there are no futures for certain commodities. For those commodities, risk is managed through the use of forward sales and different pricing arrangements and to some extent cross-commodity futures hedging. While hedging activities reduce the risk of loss from changing market values of grain, such activities also limit the gain potential which otherwise could result from changes in market prices of grain. The Company's policy is to generally maintain hedged positions in grain which is hedgeable, but the Company can be long or short at any time. The Grain Marketing Division's profitability is primarily derived from margins on grain merchandised and revenues generated from other merchandising activities with its customers, not from hedging transactions. Hedging arrangements do not protect against nonperformance of a contract.

When a futures contract is entered into, an initial margin deposit must be sent to the applicable exchange. The amount of the deposit is set by the exchange and varies by commodity. If the market price of a short futures contract increases, then an additional margin deposit (maintenance margin) would be required. Similarly, if the price of a long futures contract decreases, a maintenance margin deposit would be required to be sent to the applicable exchange. Subsequent price changes could require additional maintenance margins or could result in the return of maintenance margins.

At any one time the Grain Marketing Division's inventory and purchase contracts for delivery to the Company may be substantial. The Grain Marketing Group has a risk management policy and procedures that includes net position limits. It is defined by commodity and includes both trader and management limits. This policy and computerized procedure triggers a review by management of the Grain Marketing Division when any trader is outside of position limits and also triggers review by management of the Company if the Grain Marketing Division is outside of its position limits. The position limits are reviewed at least annually with management of the Company. The Company monitors current market conditions and may expand or reduce the purchasing program in response to changes in those conditions. In addition, certain purchase and sale contracts are subject to credit approvals and appropriate terms and conditions.

SEASONALITY

Harvest for most crops occurs in the summer and fall, and the Company purchases more grain during that period. Because of the Company's geographic location and the fact that it is further from its export facilities, grain tends to be sold later than in other parts of the country. Because many producers have significant on-farm storage capacity and because of the Company's own storage capacity, grain is bought and moved throughout the year.

WORKING CAPITAL

Due to the amount of grain purchased and held in inventory, the Company has significant working capital needs at various times of the year. The amount of borrowings for this purpose and the interest rate charged on such borrowings directly affect the profitability of the grain merchandising operations. See "CAPITALIZATION."

EMPLOYEES

As of November 30, 1996, the Grain Marketing Division had 520 employees, of which 82 were traders, 300 production staff, 14 management and 124 support staff. See "-- FARM MARKETING AND SUPPLY" with respect to employment by Agri-Service Centers. Of these employees, 149 at five locations are subject to collective bargaining agreements expiring at various times through 1999.

PROCESSING AND REFINING DIVISION

INDUSTRY OVERVIEW

The soybean crushing industry converts soybeans into meal used for feeding animals, soy flour used for specialty food and other purposes and crude soybean oil. The soybean refining industry refines the crude oil for use in processed foods, such as margarine, salad dressings and baked goods, and to a more limited extent industrial uses. Soybean production is concentrated in the central United States, Brazil, China and Argentina. Crushing plants are generally located in proximity to sources of soybeans and usage of meal often arises in proximity to crushing plants. Refineries are generally located next to the crushing plants. Oil is shipped throughout the United States and for export.

Per capita domestic consumption of soybean oil has declined slightly in recent years. Exports of soybean oil are variable but generally a minor portion of total production. In recent years, exports have varied widely, which dramatically influenced margins in both crushing and refining.

Usage of meal is dependent on the amount of livestock being raised, which has increased in recent years. While per capita domestic consumption of meat has been stable in recent years, demand for meal has increased due to an increase in the domestic consumption of white meat and an increase in meat exports. Soybean meal provides a ready source of protein with a 44% or higher protein content, compared to corn at 9%, wheat at 9.5% and barley at 11.5%

Major competitors in the industry include the Company, Archer-Daniels-Midland
(ADM), Cargill, Ag Processing, Inc. ("AGP"), Central Soya and Bunge. Competition is driven by price, transportation costs, service and product quality. The industry is highly competitive. These and other competitors are adding new plants and expanding capacity of existing plants. Unless exports increase or existing refineries are closed, this extra capacity is likely to put additional pressure on prices and erode margins. Several competitors operate over various market segments and may be suppliers to or customers of other competitors.

Historically, in the Company's trade area there has been an adequate supply of soybeans, even in years when there has been a substantial amount of soybeans exported. While the price of soybeans has fluctuated substantially, the prices of meal and oil have followed, so that margins have been maintained. The amount of carryover soybeans domestically at the end of the 1996 harvest season was at the lowest level since the 1988/1989 crop year.

BUSINESS

At its integrated crushing and refining facility in Mankato, Minnesota, the Processing and Refining Division processes soybeans into soybean meal, soyflour and crude soybean oil. The crude soybean oil, with additional purchased crude oil, is refined.

SELECTED FINANCIAL AND OPERATING DATA

The selected financial information presented below has been derived from the Processing and Refining Division's financial statements. The financial statements for the years ended May 31, 1994, 1995 and 1996, were audited by Deloitte & Touche LLP. The financial statements for the six-month periods ended November 30, 1995 and 1996 are unaudited. In management's opinion, the unaudited financial statements for the six-month periods include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the Division's financial condition and results of operations for such periods. The results for the six-month period ended November 30, 1996, are not necessarily indicative of the results expected for the full year. The selected financial information should be read in conjunction with the Division's financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                    SIX MONTHS ENDED
                                                         YEARS ENDED MAY 31,                           NOVEMBER 30,
                                          ----------------------------------------------     -----------------------------
                                              1994             1995             1996             1995             1996
                                          ------------     ------------     ------------     ------------     ------------
                                                                                                       (UNAUDITED)
Revenues:
 Processed Oilseed Sales                  $358,372,039     $398,095,108     $399,271,001     $197,863,256     $209,352,293
 Other revenues                              1,349,484        1,162,518        1,435,708        1,399,030          576,487
                                          ------------     ------------     ------------     ------------     ------------
                                           359,721,523      399,257,626      400,706,709      199,262,286      209,928,780
Costs and expenses
  Cost of goods sold                       334,968,474      366,407,451      371,424,566      186,027,862      195,305,454
  Marketing and administrative               4,722,900        5,137,663        4,544,763        2,445,721        2,441,463
  Interest                                     164,300                0          151,500               --           35,500
                                          ------------     ------------     ------------     ------------     ------------
                                           339,855,674      371,545,114      376,120,829      188,473,583      197,782,417
                                          ------------     ------------     ------------     ------------     ------------
Earnings before income taxes                19,865,849       27,712,512       24,585,880       10,788,703       12,146,363
Income taxes                                 1,650,000        1,500,000        1,600,000        1,200,000        1,200,000
                                          ------------     ------------     ------------     ------------     ------------
Net earnings                              $ 18,215,849     $ 26,212,512     $ 22,985,880     $  9,588,703     $ 10,946,363
                                          ============     ============     ============     ============     ============
Operating Data:
 Quantities processed
  Soybeans (bu.)                            24,136,364       30,807,933       30,446,475       15,042,678       15,983,653
  Crude oil (lb.)                          860,221,089      894,970,248      920,492,402      475,278,218      492,121,066
 Production
  Meal (tons)                                  588,873          741,190          728,435          386,765          368,245
  Flour (tons)                                  31,614           40,614           39,914           21,979           16,322
  Refined oil (lbs.)                       799,908,000      835,396,000      858,240,000      460,708,555      484,111,157

Balance Sheet Data (at end of
 period):
 Working capital                          $ 33,813,064     $ 32,980,590     $ 28,619,585     $ 30,668,911     $ 22,263,134
 Net property, plant and equipment          19,577,934       20,410,408       24,771,413       22,722,087       31,127,864
   Total assets                             74,191,110       63,672,994       74,112,937       70,027,078       96,994,316
 Long-term debt, including current
  maturities                                        --               --               --               --
   Total equity                             53,390,998       53,390,998       53,390,998       53,390,998       53,390,998

Other Data(1):
 Pretax earnings                          $ 19,865,849     $ 27,712,512     $ 24,585,880     $ 10,788,703     $ 12,146,363
 Earnings from purchased oil                (4,511,979)      (4,680,813)      (3,557,406)      (2,315,669)      (3,298,357)
 Non-patronage joint venture income         (1,300,427)        (990,191)      (1,353,708)      (1,356,101)        (571,744)
 Book to tax differences                       135,170          393,608          (71,485)
                                          ------------     ------------     ------------
 Tax basis soybean earnings               $ 14,188,613     $ 22,435,116     $ 19,603,281     $  7,116,932     $  8,276,262
                                          ============     ============     ============     ============     ============
 Bushels processed                          22,630,472       30,807,933       30,466,475       15,042,678       15,983,653
 Earnings per bushel                      $       0.63     $       0.73     $       0.64     $       0.47     $       0.52


PRO FORMA INFORMATION(2)

                                         YEAR ENDED     SIX MONTHS ENDED
                                        MAY 31, 1996    NOVEMBER 30, 1996
                                        ------------    -----------------

Equity Participation Units (bushels)      15,233,238        7,991,827
Patronage rate                           $      0.64       $     0.52
                                         -----------       ----------
Earnings to holders                      $ 9,801,641       $4,138,131
                                         ===========       ==========

-----------------------------
(1) Because patronage dividends attributable to the Units will be allocated based on the number of bushels of soybeans delivered, information on earnings per bushel is believed by the Company to be the most relevant indicator of performance of the Processing and Refining Division.

(2) Assuming that one-half of the bushels processed in each of the periods shown above had been attributable to Equity Participation Units, the earnings of the Processing and Refining Business Unit which would have been allocated to the Equity Participation Units are shown above under the caption "Pro Forma Information." The Equity Participation Units offered hereby represent 50% of the estimated crushing capacity of the Processing and Refining Business Unit. Accordingly, if the Company is able to sell all Units in the Processing and Refining Business Unit offered hereby, it expects that holders of Units would represent 50% of the soybeans crushed. The actual percentage crushed will depend on production capacity, demand for meal and oil and the amount of soybeans delivered by Defined Members, and there can be no assurance that this assumption will be true.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

Certain operating information pertaining to the Processing and Refining Division is set forth below, as a percentage of sales, except processing margins.

                                                                  SIX MONTHS ENDED
                                     YEARS ENDED MAY 31,            NOVEMBER 30,
                                  --------------------------       ---------------
                                  1994       1995       1996       1995      1996
                                  ----       ----       ----       ----      ----
Gross margin percentage            6.91%      8.25%      7.33%      6.69%     6.98%
Marketing and administrative       1.32%      1.29%      1.14%      1.24%     1.16%
Interest                           0.05%        --       0.04%        --
Processing margins
 Crushing/bu                     $  .50     $  .59     $  .60     $  .46    $  .51
 Refining/lb                     $.0132     $.0149     $.0154     $.0101    $.0121

Because of the volatility of commodity prices, the Company believes that processing margins are a better measure of the Division's performance than gross margin percentages.

COMPARISON OF SIX MONTHS ENDED NOVEMBER 30, 1996 WITH 1995

The Processing and Refining Division's net earnings of $10,900,000 for the six months ended November 30, 1996 represent a $1,300,000 increase compared to the same period in 1995. This increase in net earnings is primarily attributable to improved gross margins on processed soybean products, along with slightly greater production quantities of both soymeal and refined oil, partially offset by a decrease in earnings from an oilseed joint venture, compared to the same period in 1995.

Net sales of $209,400,000 for the six-month period ended November 30, 1996 increased by $11,500,000 (6%) compared to the same period in 1995. Volume increases of processed soybean products, primarily soymeal and soyflour, contributed $3,300,000 to sales and increased volumes of refined oil contributed $4,900,000. Increased sale prices for soymeal and soyflour contributed $29,000,000 to sales, offset by a decline in the average sales price for refined oils, which reduced sales by $25,700,000.

Other revenues of $600,000 decreased $800,000 (57%) from the 1995 period due primarily to income from an oilseed joint venture in 1995.

Cost of goods sold for the 1996 period of $195,300,000 increased $9,300,000 (5%) from 1995. Of this increase $5,700,000 is attributable to additional soybean processing volume (16,000,000 bushels in 1996 compared with 15,000,000 bushels in 1995) and $23,800,000 is the result of higher average cost per bushel. These costs were partially offset by a decline in the volume of purchased crude oil which reduced costs $2,300,000, as well as a decline in the average cost per pound of purchased crude oil, which reduced costs by $17,600,000. Plant expenses declined approximately $300,000.

Marketing and administrative expenses were unchanged for the 1996 period compared to the 1995 period.

Interest expense was essentially unchanged for the six-month period ended November 30, 1996 compared to the same period in 1995.

Income tax expense of $1,200,000 for the six-month period ended November 30, 1996 results in an effective tax rate of 9.9%. Income tax expense of $1,200,000 for the same period in 1995 resulted in an effective tax rate of 11.1%. The decrease in the effective tax rate is the result of a slightly higher percentage of patronage income in 1996 to total income, compared with the same situation in 1995.

COMPARISON OF YEAR ENDED MAY 31, 1996 WITH 1995

The Processing and Refining Division's net earnings of $23,000,000 for the year ended May 31, 1996 is a $3,200,000 decrease in net earnings from the prior year. This decrease in net earnings is attributable to an increase in cost of goods sold which could not entirely be passed on to the customer due to competitive industry conditions.

Net sales of $399,300,000 increased by $1,200,000 in 1996 compared to 1995. Product volume increases, particularly refined oil, contributed $6,800,000 in additional sales, offset by a decline in overall average sale prices which decreased net sales by $5,600,000.

Other revenues of $1,400,000 increased $200,000 (17%) compared to 1995. This net increase was primarily attributed to an increase in income from an oilseed joint venture.

Cost of goods sold of $371,400,000 in 1996 increased $5,000,000 (1.4%) compared to 1995. Of this increase, $2,700,000 is due to increased volume of production and $2,500,000 is due to increased prices of soybeans and crude soybean oil. Plant expenses decreased by $200,000.

While the cost of raw materials (soybeans and soybean crude oil) increased during the year on a per unit basis, the average sales price for products declined because of an overall increase in production in the industry. The increase in raw material costs could not be passed on in the form of higher sales prices because of this competitive environment and is the primary cause for the decline in gross margins and net earnings in 1996 when compared to 1995.

Marketing and administrative expenses declined by $600,000 in 1996. This decrease largely results from additional pension expense of $600,000 in 1995 related to a benefit plan settlement adjustment which was allocated to all Harvest States divisions.

The Division incurred interest expense of $152,000 in 1996 while in 1995 it incurred no such expense. This increase is attributable to increased working capital requirements caused primarily by comparatively higher inventory values caused by higher soybean and soybean oil prices and fixed asset additions of $6,000,000 in 1996 which were partially financed by borrowings.

Income tax expense of $1,600,000 and $1,500,000 for 1996 and 1995, respectively, results in effective tax rates of 6.5% and 5.4%. The increase in the effective tax rate is the result of a higher percentage of divisional nonpatronage income in 1996.

COMPARISON OF YEAR ENDED MAY 31, 1995 WITH 1994

The Processing and Refining Division's net earnings of $26,200,000 for 1995 improved $8,000,000 over 1994 due primarily to increased unit sales of soybean meal and oil.

Net sales of $398,100,000 increased by $39,700,000 (11%) over 1994. This increase was due primarily to expansion of the facility's soybean crushing capacity and production time lost in the 1994 season due to an extended construction project. Soybeans crushed totaled 30,808,000 bushels in 1995 compared to 24,136,000 bushels in 1994, an increase of 28%. This increase contributed approximately $41,000,000 in additional sales. A slight decline in the average sales price of products reduced sales by approximately $1,300,000.

Other revenues of $1,200,000 decreased $200,000 (14%) compared to 1994. This net decrease was due primarily to a decrease in income from the supply contract assigned to another processor of $300,000, offset by an increase in interest income of $100,000.

Cost of goods sold of $366,400,000 increased $31,400,000 (9.4%) from 1994.
Increased volume, particularly soybeans purchased and crushed, produced approximately $49,400,000 in additional costs. This volume increase was partially offset by a decline in the per unit cost of soybeans and soybean oil, which produced a favorable variance compared to the prior year of approximately $18,700,000. Plant expense increased approximately $700,000 in 1995 due to the additional operating time related to the volume increases.

Marketing and administrative expenses increased $400,000 (8.5%) over 1994 primarily attributed to an increase in pension costs arising from a benefit plan settlement adjustment recognized in 1995 partially offset with a decrease of $200,000 in other marketing and administrative expenses.

The Division incurred no interest expense in 1995 compared with interest expense of $164,000 in 1994, primarily because of lower working capital requirements in 1995. Working capital requirements, primarily attributed to inventories, declined $16,900,000 between May 31, 1994 and May 31, 1995.

Income tax expenses of $1,500,000 and $1,650,000 for 1995 and 1994, respectively, result in effective tax rates of 5.4% and 8.3%. This decrease was the result of a lower percentage of divisional nonpatronage income to total divisional pretax income in 1995 versus 1994.

LIQUIDITY AND CAPITAL RESOURCES

The Processing and Refining Division's cash requirements result from capital improvements and from a need to finance additional inventories and receivables based on increased raw material costs or levels. These cash needs are expected to be fulfilled by the Company.

CASH FLOWS FROM OPERATIONS

Operating activities for the six months ended November 30, 1996 and 1995, respectively, provided cash of $4,600,000 and $2,000,000 due to net earnings of $10,900,000 and $9,600,000, partially offset by increases in working capital requirements of $7,100,000 and $8,400,000.

For the years ended May 31, 1996, 1995 and 1994, the Processing and Refining Division's operating activities generated net cash of $14,400,000, $44,900,000 and $9,100,000, respectively. Net earnings of $23,000,000,
$26,200,000 and $18,200,000 in 1996, 1995 and 1994, respectively, were offset by an increase in working capital requirements in 1996 of $10,200,000, in 1994 of $11,100,000, while a decrease in working capital requirements in 1995 added $16,900,000.

CASH FLOWS USED FOR INVESTING

The Division used $7,200,000 and $3,000,000 during the six months ended November 30, 1996 and 1995, respectively, for the purchase of property, plant and equipment.

Net cash flows used in the Division's investing activities for the years ended 1996, 1995 and 1994 were $6,000,000, $2,600,000 and $6,300,000, respectively. Essentially all of these cash usages were for the acquisition of property, plant and equipment.

CASH FLOWS FROM FINANCING ACTIVITIES

The Division's financing activities are coordinated through the Company's cash management department. Cash from all of the Company's operations is deposited with the Company's cash management department and disbursements are made centrally. As a result, the Division has a zero cash position. Financing is available from the Company to the extent of the Company's working capital position and corporate loan agreements with various banks, and cash requirements of all other Company operations.

Working capital requirements for each Division of the Company are reviewed on a periodic basis, and could potentially be restricted based upon management's evaluation of the prevailing business conditions and availability of funds.

The Division had debt of $23,000,000 on November 30, 1996, an increase of $13,500,000 from May 31, 1996, which reflects working capital and fixed asset financing requirements.

Debt outstanding and payable to the Company as of May 31, 1996 and 1994 was $9,500,000 and $11,000,000, respectively, whereas the Division had a receivable from the Company of $5,100,000 on May 31, 1995. These interest bearing balances reflect working capital and fixed asset financing requirements of the respective years.

To reduce the price change risks associated with holding fixed price commodity positions, the Company generally takes opposite and offsetting positions by entering into commodity futures contracts (either a straight futures contract or an options futures contract) on regulated commodity futures exchanges. While hedging activities reduce the risk of loss from changing market values of oilseed, such activities also limit the gain potential which otherwise could result from changes in market prices of oilseeds. The Company's policy is to generally maintain hedged positions, but the Company can be long or short at any time. The Division's profitability is primarily derived from margins on oilseeds processed, not from hedging transactions. Management does not anticipate that its hedging activity will have a significant impact on future operating results or liquidity. Hedging arrangements do not protect against nonperformance of a contract.

At any one time the Division's inventory and purchase contracts for delivery to the Division may be substantial. The Division has a risk management policy and procedures that includes net position limits. It is defined by commodity and includes both trader and management limits. This policy and computerized procedure triggers a review by management of the Division when any trader is outside of position limits and also triggers review by management of the Company if the Division is outside of its position limits. The position limits are reviewed at least annually with management of the Company. The Division monitors current market conditions and may expand or reduce the purchasing program in response to changes in those conditions. In addition, certain purchase and sale contracts are subject to credit approvals and appropriate terms and conditions.

SUPPLY

The Processing and Refining Division purchases virtually all of the soybeans processed by it from Members. The balance is purchased in the commercial marketplace. Because the Processing and Refining Division has not had long-term contracts with customers, it does not obligate itself to purchase soybeans based on orders received from customers but instead on its contemplation of future production. The Processing and Refining Division does not hold significant inventories of raw beans; capacity for raw bean storage is approximately three to four weeks of production. At any one time, inventories of beans and contracts for future delivery represent two to ten weeks of requirements. Inventories of raw beans and contracted purchases for future delivery are substantially hedged.

The Processing and Refining Division also purchases crude soybean oil for processing at its refinery. Approximately 40% of the crude oil refined is produced by the Processing and Refining Division, and the balance is purchased. Major suppliers have been AGP and ADM. Because ADM is opening a refinery early in 1997 in Minnesota, it will no longer be a major supplier of crude oil. However, there are several producers of crude oil, and the Company believes it will be able to replace this supply source. The refining facility has storage capacity for approximately 10 days' supply of crude oil, so it depends on a steady supply of crude oil to supplement its own output of crude oil to maintain constant production. It typically commits for several months' supply, to be priced prior to delivery.

As with other agricultural commodities, the availability and price of soybeans fluctuate with forces of supply and demand. The Processing and Refining Division has never experienced a supply shortage of soybeans.

CUSTOMERS

REFINED OILS. The Processing and Refining Division sells refined oil throughout most of the United States although it concentrates on customers located in Minnesota, Wisconsin, North Dakota, South Dakota, northern Iowa and northern Illinois, which can be reached by truck rather than rail and are therefore slightly more profitable. Customers in these states accounted for more than 50% of refined oil sales in the year ended May 31, 1996. The Company estimates that of oil sold, 25% is used for margarine, 15 to 20% for salad dressing and smaller percentages for snack foods, bakeries, imitation cheese manufacturers, processed potato manufacturers and others. Approximately 5% of oil sales are for industrial use. During the year ended May 31, 1996, the Processing and Refining Division had over 100 customers, the largest of which was Ventura Foods and its predecessor operations described in the next paragraph. One other customer was responsible for over 10% of refined oil sales by the Division. Sales of refined oil are made by Division employees and to a lesser extent by brokers.

The Company has a long-term supply agreement with Ventura Foods, LLC. (see " -- VENTURA FOODS") which commences January 1, 1997 and continues for 15 years or longer if the Company continues to hold at least a 25.5% interest in Ventura Foods. The Company has agreed to supply and Ventura has agreed to purchase a minimum quantity of soybean salad oil, hydrogenated soybean oil and other edible oils which the Company may refine during the term of the agreement. The Company has agreed to sell to Ventura Foods, and Ventura Foods has agreed to purchase from the Company, during each calendar year at least 430,000,000 pounds of products or 50% of its requirements if greater, but not more than 100% of its requirements. The price for the products sold to Ventura Foods is a formula adjusted annually to be competitive with alternative sources.

SOYBEAN MEAL. Soybean meal sold by the Processing and Refining Division is used for feeding animals. During the year ended May 31, 1996, the Division sold meal to over 500 customers, primarily feed lots and feed mills. During the year ended May 31, 1996, ten customers accounted for approximately 55% of meal sold, and two customers, which would be difficult to replace, accounted for approximately 34% of meal sold. For the year ended May 31, 1996, 55% of meal was sold in Minnesota, 25% in Wisconsin, 13% in Canada and the balance in Iowa, North Dakota, South Dakota and Montana. These sales could be adversely affected by a decline in the livestock or turkey industries in these areas. Substantially all meal sales are made directly by employees of the Division.

SOYFLOUR. Soyflour is used in the baking industry, as milk replacers in animal feed and in industrial applications. Sales of soyflour have not been significant relative to sales of meal.

DEPENDENCE ON CUSTOMERS. Other than Ventura Foods (see "-- VENTURA FOODS"), no customer accounted for more than 10% of the Processing and Refining Division's sales in the year ended May 31, 1996.

COMPETITION

The Company believes that the Processing and Refining Division has 6 to 8% of the refined soybean oil market and less than 3% of the soybean crushing capacity. See "Industry Overview."

PROCESSING

Soybeans arriving by truck or rail are sampled, weighed, dumped and unloaded into bean storage. When brought out of storage, beans are cleaned, dehulled, cracked and conditioned and are compressed into flakes. Oil is removed from the flakes through a solvent process. Flakes are then further processed into soyflour or soymeal. Soymeal can be made into animal feed at various protein levels.

Crude oil is filtered to remove remaining meal particles and centrifuged to separate out trace constituents. The oil can be sold as an industrial product used in plastics, inks and paints. Further processing prepares the oil for food use, by bleaching with a special clay to remove trace metals, chlorophyll and other impurities to make salad oil. By adding hydrogen under pressure to bleached oil, the Company makes partially hydrogenated soybean oil which may be used in products such as shortenings or margarines. To remove unwanted odors, flavors and mild color constituents, bleached or hydrogenated oil is heated under vacuum. The result is a product that is flavorless, odorless, tasteless and virtually clear.

While the Processing and Refining Division runs at between 80 to 100% of capacity throughout the year, volume is typically higher at harvest time since soybean supplies are more abundant in the fall. Producer and cooperative elevator storage capabilities allow suppliers to sell for delivery throughout the year.

FACILITIES

The Processing and Refining Division has one facility located in Mankato, Minnesota, comprised of a crushing plant, a refinery, a soyflour plant and self contained utilities. A quality control lab with technically sophisticated equipment assures high quality standards.

The Division expects to expend approximately $26 to $36 million over the three years ending May 31, 1999, to expand the capacity of its crushing plant, to increase processing efficiency and to meet environmental requirements. The Company expects that such construction will be financed from long-term borrowings.

EMPLOYEES

The Processing and Refining Division currently employs 202 employees, 34 in the office in administration, sales and support service and 168 in the plant. Certain production workers are subject to collective bargaining agreements with the American Federation of Grain Millers (131) expiring in 1998 and the Pipefitters' Union (2) expiring in 1997.

VENTURA FOODS

On August 30, 1996, the Company and Wilsey Foods, Inc. combined the assets and certain liabilities of the Company's Holsum Foods consumer products packaging division with the assets and liabilities of Wilsey Foods, Inc. as Ventura Foods, LLC ("Ventura Foods"). A joint venture owned by Wilsey Foods, Inc. and the Company which operated a manufacturing facility in Chambersburg, Pennsylvania, was merged into Ventura Foods. The Company owns 40% and Wilsey Foods owns 60% of the equity and rights to distribution of profits of Ventura Foods. The Company's total net investment in Ventura Foods was $27,000,000 as of August 30, 1996.

Sales by the Processing and Refining Division to Ventura Foods and its predecessors in interest are shown below:

                                                      HONEYMEAD'S SALES TO HOLSUM, WILSEY & VENTURA
                                                                                             SIX MONTHS ENDED
                                                   YEARS ENDED MAY 31,                          NOVEMBER 30,
                                       --------------------------------------------     ---------------------------
                                          1994            1995             1996            1995            1996
                                       -----------     -----------     ------------     -----------     -----------
Sales ($)                              $80,425,000     $99,150,000     $111,650,000     $58,897,400     $60,341,000
Percentage of total refinery sales              31%             35%              40%             42%             51%

Ventura Foods is in the business of manufacturing and/or packaging and selling food products, including salad dressings, mayonnaise, margarine, salad oils, jams, jellies, olives, syrups, soup bases and sauces. Its customers are national. Ventura Foods is governed by a committee, and each of the Company and Wilsey Foods appoints half the committee members. Neither the Company nor Wilsey Foods may transfer any part of its interest in Ventura Foods until September 1, 1999. Thereafter a transferring party must retain at least a 25.5% interest in Ventura Foods. Ventura Foods will be dissolved if it has cumulative losses in excess of $25 million or is unable to discharge its liabilities as they become due.

MILLING DIVISION

INDUSTRY OVERVIEW

The Company's Milling Division mills durum wheat into flour and semolina and, to a lesser extent, mills spring and winter (hard) wheats into bread flour. The Milling Division is the largest miller of durum wheat in the United States. The Milling Division had historically concentrated on durum wheat milling at its Rush City and Huron facilities. With the opening of its Kenosha mill in late 1995, which can produce durum and bakery flours, and its Houston facility, scheduled to open in March 1997, which will produce primarily bakery flour, the Division has broadened its markets and significantly increased its capacity.

SEMOLINA AND DURUM FLOUR. Durum wheat millers process durum wheat into semolina and durum flours. Semolina and high grade durum flours are the chief ingredient in pasta; low grade durum flour is used for pet food. Durum is grown in arid regions of the United States, such as North Dakota and certain areas of the Southwest, as well as in other countries. Most of the quality durum is grown in the Midwest, particularly North Dakota. Durum milling plants are generally located in proximity to customers; wheat is shipped to the mill for milling.

Sale of semolina and durum flour is entirely dependent on pasta production. Per capita consumption of pasta has continued to increase in recent years, and the number of consumers continues to grow with population growth. Pasta in its many forms is sold at retail, for restaurants and institutional use and for use in other processed food products.

Imported pasta accounted for approximately 11% of the domestic market in the year ended May 31, 1996. The International Trade Commission in July 1996 determined that certain Italian and Turkish companies benefitted unfairly from subsidies and had sold product in the United States at less than fair value and imposed countervailing and anti-dumping duties. However, the Company does not believe the amount of imports has decreased significantly.

Major competitors in the industry (and estimates by the Company of their respective market shares) include the Company (30%), Italgrani (20%) and Miller Milling (10%). Competition is driven by price, service and product quality. Some competitors have developed long-term relationships with customers by locating plants adjacent to pasta manufacturing plants.

BAKERY FLOUR. Bakery flour milled from spring and hard winter wheat is used in breads, cookies, pizza crusts, tortillas and other products. The baking industry is highly fragmented, with the largest participant being no more than four percent of the market.

Demand for bakery flour has been stable, although per capita consumption fell slightly in the year ended May 31, 1996. New dietary guidelines established by the United States Department of Agriculture emphasize cereal grains in the food pyramid. The Company believes that demand for bakery flour will increase based on population growth. Imports and exports of bakery flour do not significantly affect the domestic business.

SELECTED FINANCIAL AND OPERATING DATA

The selected financial information presented below has been derived from the Milling Division's financial statements. The financial statements for the years ended May 31, 1994, 1995 and 1996, were audited by Deloitte & Touche LLP. The financial statements for the six-month periods ended November 30, 1995 and 1996, are unaudited. In management's opinion, the unaudited financial statements for the six-month periods include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the Division's financial condition and results of operations for such periods. The results for the six-month period ended November 30, 1996, are not necessarily indicative of the results expected for the full year. The selected financial information should be read in conjunction with the Division's financial statements and notes thereto included elsewhere in this Prospectus.

                                                   YEARS ENDED MAY 31,                  SIX MONTHS ENDED NOVEMBER 30,
                                      ----------------------------------------------    -----------------------------
                                          1994             1995             1996            1995             1996
                                      ------------     ------------     ------------    ------------     ------------
                                                                                                 (UNAUDITED)
Sales                                 $103,716,012     $119,725,183     $173,315,613    $ 71,811,039     $111,426,460
Costs and expenses
  Cost of goods sold                    97,206,374      112,690,679      161,293,430      66,979,513      102,375,248
  Marketing and administrative           2,415,155        3,834,289        4,471,563       1,655,748        2,503,655
  Interest                               1,832,037        2,278,544        4,457,797       1,845,608        2,825,979
                                      ------------     ------------     ------------    ------------     ------------
                                       101,453,566      118,803,512      170,222,790      70,480,869      107,704,882
                                      ------------     ------------     ------------    ------------     ------------
Earnings before income:
  Taxes                                  2,262,446          921,671        3,092,823       1,330,170        3,721,578
  Income taxes                             150,000          125,000          200,000         125,000          250,000
                                      ------------     ------------     ------------    ------------     ------------
    Net earnings                      $  2,112,446     $    796,671     $  2,892,823    $  1,205,170     $  3,471,578
                                      ============     ============     ============    ============     ============
Operating Data:
  Wheat used (bu.)
    Durum                               15,763,000       16,058,000       19,376,000       8,723,941       11,393,680
    Spring                               1,167,000        1,638,000        3,013,000         704,546        3,310,715
  Shipments (cwt)
    Semolina/flour                       8,088,000        8,718,000       10,085,000       4,679,000        5,909,502
    Baking flour                                --               --          634,000              --        1,254,917

Balance Sheet Data
 (at end of period):
  Working capital                     $ (4,703,152)    $  1,604,146     $  3,338,206    $  4,552,291     $    (14,671)
  Net property and equipment            19,739,029       43,395,670       59,233,046      55,042,615       66,861,556
    Total assets                        55,031,562       82,606,055      125,321,564     108,158,367      128,654,161
  Long-term debt, including
   current
   maturities                           19,000,000       33,750,000       54,000,000      49,200,000       60,727,708
      Total equity                      27,797,072       27,797,072       27,797,072      27,797,072       27,797,072

Other Data(1):
  Pretax earnings                     $  2,262,446     $    921,671     $  3,092,823    $  1,330,170     $  3,721,578
  Book to tax differences                 (135,715)         123,844          (84,481)
                                      ------------     ------------     ------------
  Tax basis earnings                  $  2,126,731     $  1,045,515     $  3,008,342    $  1,330,170     $  3,721,578
                                      ============     ============     ============    ============     ============

  Bushels milled                        16,930,702       17,696,689       22,390,011       9,428,487       14,704,395
  Earnings per bushel                 $       0.13     $       0.06     $       0.13    $       0.14     $       0.25


PRO FORMA INFORMATION(2)

                                                         SIX MONTHS
                                         YEAR ENDED         ENDED
                                          MAY 31,        NOVEMBER 30,
                                            1996            1996
                                        -----------      ----------

Equity Participation Units (bushels)     11,195,006       7,352,198
Patronage rate                          $      0.13      $     0.25
                                        -----------      ----------
Earnings to holders                     $ 1,504,171      $1,860,789
                                        ===========      ==========
----------------------------
(1) Because patronage dividends attributable to the Units will be allocated based on the number of bushels of wheat delivered, information on earnings per bushel is believed by the Company to be the most relevant indicator of performance of the Milling Division.

(2) Assuming that one-half of the bushels milled in each of the periods shown above had been attributable to Equity Participation Units, the earnings of the Milling Business Unit which would have been allocated to the Equity Participation Units are shown above under the caption "Pro Forma Information". The Equity Participation Units offered hereby represent 50% of the estimated processing capacity of the Milling Business Unit giving effect to the construction of additional capacity now in process and anticipated. Accordingly, if the Company is able to sell all Units in the Milling Business Unit offered hereby, it expects that holders of Units would represent 50% of the wheat milled. The actual percentage milled will depend on production capacity, demand for flour and the amount of wheat delivered by Defined Members, and there can be no assurance that this assumption will be true.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Certain operating information pertaining to the Division is set forth below, as a percentage of sales, except for margins/cwt.

                                                               SIX MONTHS ENDED
                                     YEARS ENDED MAY 31,         NOVEMBER 30,
                                  -------------------------     ---------------
                                  1994      1995      1996      1995      1996
                                  -----     -----     -----     -----     -----

Gross margin percentage           6.28%     5.88%     6.94%     6.73%     8.12%
Marketing and administrative      2.33%     3.20%     2.58%     2.31%     2.25%
Interest                          1.80%     1.90%     2.57%     2.57%     2.53%
Margins/cwt                      $ .80     $ .81     $1.12     $ .94     $1.28


Because of the volatility of commodity prices, the Company believes that margins per hundred weight (manufacturing margins) are a better measure of the Division's performance than gross margin percentages.

COMPARISON OF SIX MONTHS ENDED NOVEMBER 30, 1996 AND 1995

The Division's net earnings of $3,500,00 for the six months ended November 30, 1996 represents a $2,300,000 increase from the same period in 1995 due to an increase in gross margins per hundred weight milled and an increase in volume of production.

Net sales of $111,400,000 for the six months ended November 30, 1996 increased by $39,600,000 (55%) from the same period in 1995 due to an increase in shipments from 4,679,000 cwts to 7,165,000 cwts as the division's Kenosha mill came on line in late 1995, offset slightly by a decrease in average price per cwt from $14.51 to $14.11.

Cost of goods sold of $102,400,000 for the six months ended November 30, 1996 increased by $35,400,000 (53%) from the same period in 1995. Raw material costs increased by $32,900,000 due to an increase in bushels milled (9,500,000 bushels in the 1995 period and 14,700,000 bushels in the 1996 period). The impact of this volume increase was offset partially by a decline in the average cost per bushel, from $6.55 in the 1995 period to $6.44 in the 1996 period. Plant expenses increased $2,500,000 in the 1996 period, all of which is attributable to the Kenosha mill, which commenced operations in November 1995.

Marketing and administrative expenses were $2,500,000 for the six-month period ended November 30, 1996, compared to $1,700,000 for the same period in 1995. This increase is attributable to an increase in staff and system expansion to handle the additional volumes generated by the Kenosha mill.

Interest expense of $2,800,000 for the 1996 period increased by $1,000,000 compared to the same period in 1995. This increase is attributable to additional short-term borrowings necessary to carry increased inventories and receivables, resulting primarily from the production at the Kenosha mill, and additional interest expense on the debt used to finance the construction of the Kenosha mill.

COMPARISON OF YEAR ENDED MAY 31, 1996 WITH 1995

The Division's net earnings of $2,900,000 for the year ended May 31, 1996 increased $2,100,000 over 1995. This increase in net earnings is attributable to higher volumes, largely the result of increased processing capacity generated by the opening of the Kenosha milling facility during the fiscal year 1996, and higher sales prices.

Net sales of the Division of $173,300,000 increased by $53,600,000 (45%) from 1995, due to an increase in shipments of semolina and flour from 8,720,000 cwt to 10,720,000 cwt and an increase in the average price per cwt from $11.03 in 1995 to $12.64 in 1996.

Cost of goods sold of $161,300,000 increased $48,600,000 (43%) from 1995. Raw material costs increased $46,000,000 due to an average increase of 83 cents per bushel for durum and wheat and a 38% increase in bushels sold of 6.7 million bushels, from 17.7 million bushels in 1995 to 24.4 million bushels in 1996. Plant expenses increased $2,600,000 in 1996, essentially all due to operations of the Kenosha mill, which did not begin milling until late 1995.

Marketing and administrative expenses were $4,500,000 in 1996, an increase of $700,000 from 1995. This increase is attributable primarily to an increase of $900,000 due to staffing and system expansion to handle the additional volumes generated by the Kenosha mill, offset by a decrease of approximately $200,000 in pension expense related to a benefit plan settlement adjustment in 1995.

The Division incurred interest expense of $4,500,000 in 1996 compared with $2,300,000 in 1995. This increase was attributable to increased short-term borrowings used to finance higher inventories and receivables primarily the result of production from the Kenosha mill and increased long-term debt used to finance construction of the Kenosha mill.

COMPARISON OF YEAR ENDED MAY 31, 1995 WITH 1994

The Division's net earnings of $800,000 for the year ended May 31, 1995 decreased $1,300,000 from 1994. The decrease is attributable to increases in marketing and administrative expenses and interest expense which were only partially offset by a small increase in gross margins.

Net sales of $119,700,000 increased $16,000,000 (15%) from 1994 despite a 6.4%
increase in shipments, due primarily to an increase in average sales price from $10.18 per cwt in 1994 to $11.03 per cwt in 1995.

Cost of goods sold of $112,700,000 in 1995 increased $15,500,000 (16%) from 1994. The primary cause for this increase was a 750,000 bushel increase in raw material input, from 16,950,000 bushels in 1994 to 17,700,000 bushels in 1995. Cost per bushel and plant expenses remained relatively unchanged between 1994 and 1995.

Marketing and administrative expenses of $3,800,000 increased $1,400,000 (58%) from 1994. This increase was due partially to an increase in pension cost relative to a benefit plan settlement adjustment reflected in 1995 and an increase of $1,200,000 for all other marketing and administrative expenses, primarily for staffing and system expansion relative to the Kenosha mill which was under construction in 1995.

The Division incurred interest expense of $2,300,000 in 1995 increased from $1,800,000 in 1994. Increased short-term borrowings to support higher inventory and receivable balances caused additional interest expense of $300,000 in 1995. Borrowings for additions to property, plant and equipment in 1995 contributed an increase in interest expense of $200,000 over 1994.

LIQUIDITY AND CAPITAL RESOURCES

The Division's cash needs are primarily the result of continued capital additions. The Division's Kenosha plant, which began operations in late 1995, represented an investment of $39,000,000. The Division's Houston plant, which is expected to begin operations in March 1997, is expected to represent an investment of $15,400,000. In addition, if the Pocono facility is constructed (see " -- Facilities"), the Division expects capital additions of $38,800,000. The Division expects capital additions to all its facilities.

Commencement of operations at a particular facility involves increased working capital to fund required inventories and receivables related to increased sales. In addition, increased carrying value of inventories and receivables because of higher prices, increased receivables because of slow collections or increased inventories above historical levels requires additional financing.

All of the Division's financing needs are expected to be met by the Company.

CASH FLOWS FROM OPERATIONS

Operating activities for the six months ended November 30, 1996 provided net cash of $10,800,000 due to net earnings of $3,500,000, a decrease in working capital requirements of $5,300,000 and non-cash expenses such as depreciation and amortization of $2,000,000. For the same period in 1995, operating activities used net cash of $7,800,000 due to increased working capital requirements of $10,400,000, offset by net earnings of $1,200,000 and non-cash expenses of $1,400,000.

Operating activities used net cash of $16,200,000 in the year ended May 31, 1996, provided $7,800,000 in 1995, and used $8,500,000 in 1994, generally attributable to working capital needs, namely an increase in working capital requirements in 1996 of $22,400,000, a decrease in working capital requirements of $4,500,000 in 1995, and an increase in working capital requirements in 1994 of $12,800,000. Cash requirements were offset by net earnings of $2,900,000, $800,000 and $2,100,000 in 1996, 1995 and 1994, respectively, and depreciation and amortization of $3,300,000, $2,500,000 and $2,200,000 in 1996, 1995 and
1994, respectively.

CASH FLOWS USED FROM INVESTING

Cash expended for the acquisition of property, plant and equipment during the six months ended November 30, 1996 and 1995 totaled $9,100,000 and $12,600,000 respectively.

Net cash flows used in the Company's investing activities for the years ended 1996, 1995 and 1994 were $18,100,000, $25,100,000 and $800,000, respectively.
All of these cash usages were for the acquisition of property, plant and equipment. The Division also acquired intangibles of $476,000 and $5,600,000 in 1996 and 1995, respectively, related to the elimination of a minority interest effective June 1, 1994.

CASH FLOWS FROM FINANCING ACTIVITIES

The Division's financing activities are coordinated through the Company's cash management department. Cash from all of the Company's operations is deposited with the Company's cash management department and disbursements are made centrally. As a result, the Division has a zero cash position. Financing is available from the Company to the extent of the Company's working capital position and corporate loan agreements with various banks and cash requirements of all other Company operations.

Working capital requirements for each division of the Company are reviewed on a periodic basis, and could potentially be restricted based upon management's evaluation of the prevailing business conditions and availability of funds.

The Division had short-term debt of $26,100,000 on November 30, 1996, a decrease of $4,900,000 from May 31, 1996, primarily resulting from the decline in working capital requirements of $5,300,000.

The Division incurred additional long-term debt during the six-month period ended November 30, 1996 in the amount of $10,000,000 to finance the construction of the Houston mill through that point in time.

Short-term debt outstanding and payable to the Company as of May 31, 1996 and 1995 was $31,000,000 and $13,600,000, respectively. These interest bearing balances reflect working capital and fixed asset financing requirements of the respective years.

On May 31, 1996 and 1995 the Division's long-term debt was $54,000,000 and $33,750,000, respectively. This debt was incurred by the Division to retire debt assumed with the acquisition of the Huron facility in 1990, to expand the Huron facility in 1990 and 1991, and to construct Kenosha in the 1995 and 1996 fiscal years.

PRICE RISK AND HEDGING

To reduce the price change risks associated with holding fixed price commodity positions, the Company generally takes opposite and offsetting positions by entering into commodity futures contracts (either a straight futures contract or an options futures contract) on regulated commodity futures exchanges. Most of the grain volume handled by the Company can be hedged. Some grains, such as durum, cannot be hedged because there are no futures for certain commodities. For those commodities, risk is managed through the use of forward sales and different pricing arrangements and to some extent cross-commodity futures hedging. While hedging activities reduce the risk of loss from changing market values of grain, such activities also limit the gain potential which otherwise could result from changes in market prices of grain. The Division's policy is to generally maintain hedged positions in grain which is hedgeable, but the Company can be long or short at any time. The Division's profitability is primarily derived from margins on grain processed, not from hedging transactions. Management does not anticipate that its hedging activity will have a significant impact on future operating results or liquidity. Hedging arrangements do not protect against nonperformance of a contract.

At any one time the Division's inventory and purchase contracts for delivery to the Division may be substantial. The Division has a risk management policy and procedures that include net position limits. It is defined by commodity and includes both trader and management limits. This policy and computerized procedure triggers a review by management of the Division when any trader is outside of position limits and also triggers review by management of the Company if the Division is outside of its position limits. The position limits are reviewed at least annually with management of the Company. The Division monitors current market conditions and may expand or reduce the purchasing program in response to changes in those conditions. In addition, certain purchase and sale contracts are subject to credit approvals and appropriate terms and conditions.

SUPPLY

Most of the durum, spring and winter wheats processed by the Milling Division is purchased from Members. Some grain is purchased from Canada and a small percentage is purchased from the Southwest.

Semolina and durum flour sales are hedged to a significant extent by buying durum at the time of pricing the semolina or flour. To minimize the price volatility for winter and spring wheats, the Milling Division usually hedges by purchasing wheat futures at the time of pricing the flour. There is no futures market for durum, and except for limited cross hedging using other commodities the Milling Division does not hedge durum.

The availability, price and quality of durum and spring and winter wheat affect the operations and profitability of the Milling Division. The Milling Division has never experienced a supply shortage of durum, but shortages have affected prices.

CUSTOMERS

SEMOLINA & DURUM FLOUR. The Milling Division sells semolina and durum flour to eight major customers and approximately 50 smaller customers, which are large and mid-size pasta manufacturers in the United States. In the year ended May 31, 1996, over 38% of the Milling Division's total production was sold to its two largest customers, Borden (represents 23.8% of sales) and Hershey (represents 15.0% of sales), which are estimated by the Company to represent approximately 60% of the country's pasta production. The Milling Division would be adversely affected by the loss of either of these customers or a decline in the market share of either customer.

The Milling Division would be adversely affected by a decline in pasta production in the United States.

Most of the Milling Division's products are marketed by employees of the Milling Division. The Milling Division uses outside agents and distributors for the balance of its production.

BREAD FLOUR. The baking industry is composed of many companies. No one customer buys more than 10% of the Milling Division's bread flour production. The Company believes because of the large number of potential customers and the fact that the Milling Division is not dependent on any customer, it would not have substantial difficulty in replacing an existing customer.

The Milling Division's first hard wheat milling unit (Kenosha) began production in late 1995. In October 1996, the Milling Division expanded hard wheat capacity with the addition of a swing mill at Kenosha capable of milling either durum or hard wheat flour. A plant in Houston, expected to open in March 1997, will add additional hard wheat capacity. The Company believes that there is a substantial customer base available in the Houston area. The area serves a sizeable population base and there are no other milling facilities within the area.

COMPETITION

DURUM MILLING. The Milling Division's largest competitors in durum milling are Italgrani and Miller Milling Company.

Dakota Growers has expanded its Carrington, North Dakota, milling facility and has begun expansion of its pasta production capacity. Philadelphia Macaroni has announced plans to build a semolina mill in Minot, North Dakota. General Mills has announced a plant expansion in Great Falls, Montana.

BREAD FLOUR. Competitors include ConAgra, ADM, Cargill, Bay State Milling, Cereal Foods and General Mills. All of these competitors have multiple milling facilities with larger bakery flour production capacity than the Milling Division. Capacity for hard wheat milling has been expanding faster than consumption. This additional capacity may put pressure on margins.

PROCESSING

The Division mills wheat into flour using standard industry processes. More recently manufactured equipment has reduced the labor component of wheat milling. The Company believes that its facilities are, on average, newer than its competitors. Operations are somewhat seasonal in anticipation of reduced demand for pasta in summer months.

FACILITIES

The Milling Division has four milling facilities in operation; production in Houston is scheduled to begin in March 1997. Each facility includes a milling plant as well as an elevator to store grain. Information on the four mills plus the planned Pocono mill described below is set forth below:

LOCATION                GRAIN MILLED                CAPACITY
--------                ------------                --------

Rush City, MN     Primarily durum               10,000   cwts/day
Huron, OH         Primarily durum               14,500   cwts/day
Kenosha, WI       Durum                         11,000   cwts/day
                  Spring and winter wheat       10,000   cwts/day
Houston, TX       Spring and winter wheat       13,000   cwts/day
Pocono, PA        Durum                          4,000   cwts/day
                  Spring and winter wheat       14,000   cwts/day
 Total                                          76,500   cwts/day

The Rush City and Kenosha facilities are owned entirely by the Company.

At Houston, the milling plant is constructed on property leased from the Port of Houston on a long-term basis and the elevator is owned by the Port of Houston, but is subject to a put through agreement with the Company. The Huron facility is leased on a long-term basis, but the equipment is owned.

Because transportation costs for durum, spring and winter wheats are cheaper than for the milled products, it is a strategic advantage for a mill to be located close to a large customer base rather than close to the producer. Each of the Huron, Kenosha and Houston mills are in proximity to a large customer base. The Company's Rush City mill is in an area close to one customer that currently takes, under contract, most or all of the production. However, there is no large customer base in proximity to the Rush City Plant.

Approximately 85% of the Milling Division's current milling capacity uses equipment that is less than 10 years old. This newer equipment generates cost advantages in labor, energy, improved yields and better and more consistent products. In the last few years, some competitors have closed less efficient mills in less strategic locations.

The Milling Division plans to construct semolina and flour and bread flour mills in Pocono, Pennsylvania, but has not received final approval of the plans by the local and state authorities. If it is unable to secure necessary approvals, it intends to seek an alternative location. Construction of the Pocono mill is expected to be financed from the proceeds of this offering. If such proceeds are insufficient, the Company expects to finance any deficiency through long-term borrowings.

For the year ended May 31, 1996 the Milling Division facilities ran at 97% of capacity based upon a year of 307 operating days being 100%.

EMPLOYEES

As of November 30, 1996 the Milling Division employed the following full time equivalents: production (97), plant management (15) and headquarters (20). Of these, 40 production workers at the Rush City Mill are subject to a collective bargaining agreement with the American Federation of Grain Millers expiring in 1998.

FARM MARKETING AND SUPPLY

The Farm Marketing and Supply Division owns and operates Agri-Service Centers at 144 locations in Minnesota, North Dakota, South Dakota, Montana, Idaho and Washington. Agri-Service Centers sell farm supplies, including fertilizer, feed, seed and crop protection products, and other related services and have grain elevator operations that buy grain. Some Centers have only grain operations or grain and feed operations, while some have only supply operations. Locations are grouped together into 47 units for operational purposes. A small number of Centers are grouped into seven regionalizations, which have their own producer board and participate in separate patronage pools.

Agri-Service Centers purchase grain from member and nonmember producers and others, such as other elevators and grain dealers. Of these facilities, 55 have the capability of loading unit trains, while other facilities can load only single cars or are truck stations. Most of the grain purchased is sold through the Company's Grain Marketing division, with the balance going to local feed and grain processors.

The supplies and services offered vary from location to location. Agronomy supplies and services are sold at approximately 70 locations to member and non-member producers. Feed is sold at approximately 75 locations. Agronomy and feed sales are considered district operations involving different expertise and sales forces.

Most feed sold is purchased from the Feed Division. Fertilizer is obtained from co-op sources and other suppliers. Crop protection products are bought through co-op programs and directly from industry sources. Other goods are obtained through commercial channels.

The Company has increased the number of Agri-Service Centers in recent years. The number, the number of bushels of grain purchased and sales of Centers for the years ended May 31 are shown below:

                             1992             1993             1994             1995             1996
                         ------------     ------------     ------------     ------------    --------------
No. of centers                    107              105              115              121               144
No. of op. units                   42               42               43               43                47
Grain purchased (bu)      175,773,000      175,492,000      141,238,000      159,891,000       214,085,000
Sales                    $636,266,516     $651,697,000     $613,151,000     $679,200,000    $1,126,600,000

Competitors for the purchase of grain include other elevators and large grain marketing companies. Competitors for the sale of agronomy supplies and feed include a variety of cooperative and privately owned facilities. The Company competes on the basis of service and patronage.

On November 30, 1996, the Division had over 1,000 full time employees and over 300 temporary employees.

FIN-AG, INC.

Fin-Ag, Inc. is a wholly owned subsidiary of the Company located in Sioux Falls, South Dakota. It provides seasonal cattle feeding and swine financing loans, facility financing loans and crop production loans for producers. It also provides consulting services to member cooperatives. Its competitors are other financial institutions. Most whole loans are sold to the St. Paul Bank for Cooperatives, on which the Company bears a 15% residual exposure. The Company's exposure at November 30, 1996, was approximately $7,500,000. Under the Company's borrowing arrangements (see "CAPITALIZATION") the maximum amount of the loans outstanding at any one time may not exceed $35,000,000.

FEED

The Company manufactures and sells feed products and sells feed ingredients, supplements and animal health products under several brand names, including GTA Feeds(R), Norco Feeds, CC Bar Feeds, Let'er Buck Feeds(R) and Pantec(tm). In addition, it provides livestock production services, including customized ration planning, feedstuffs analysis, profit projections, livestock nutritional management, recordkeeping, animal health and environmental engineering and facility management. Sales are made at retail through five retail stores and through Agri-Service Centers and at wholesale to cooperatives (both Affiliated Associations and otherwise) and to other retail farm supply businesses located in Minnesota, North Dakota, South Dakota, Nebraska, Montana, Wyoming, Idaho, Washington and Oregon.

Sales of feed for the years ended May 31 is set forth below:

                              1992        1993        1994        1995        1996
                             -------     -------     -------     -------    -------
Manufactured feed (tons)     262,000     301,000     306,000     333,000    351,000

The Company has been able to increase sales and production capacity through several joint venture arrangements entered into in recent years.

The Company owns nine manufacturing facilities located in Sioux Falls, South Dakota; Great Falls, Montana; Hardin, Montana; Dickinson, North Dakota; Minot, North Dakota; Edgeley, North Dakota; Willmar, Minnesota; Gettysburg, South Dakota; and Norfolk, Nebraska. The Company also has an interest in three joint ventures with facilities in Hermiston, Oregon; Tillamook, Oregon; and Owatonna, Minnesota. The administrative office for the feed business is located in Sioux Falls, South Dakota.

The Feed Division's operations reflect the condition of the livestock business. Recent increases in poultry and swine production have been driven by increased exports. The transition from individual producers to more integrated producers has affected the demand for and composition of the Division's products.

At November 30, 1996, the Division had 265 full time and 9 part time employees.

Competitors in the feed business are other cooperatives and private companies.

The Company is a part of the Cooperative Research Farms, a research partnership of 12 regional cooperatives in the United States, Canada and France. This partnership provides the Company with production research.

SERVICES

The Company's Country Services Division provides certain services to Individual Members and Affiliated Associations.

COUNTRY HEDGING, INC.

Country Hedging, Inc. offers full service commodity futures and options brokerage. For the year ended May 31, 1996, 60% of revenues were from Affiliated Associations, 30% from Individual Members and 10% from others. This separate subsidiary of the Company is a registered futures commission merchant and a clearing member of both the Minneapolis Grain Exchange and the Kansas City Board of Trade. On November 30, 1996, it had 38 employees operating primarily out of St. Paul, Minnesota.

Competitors include international brokerage firms, national brokerage firms, regional brokerage firms (both co-op and non-co-op) as well as local introducing brokers. Competition is driven by price and service.

AG STATES AGENCY, LLC

Ag States Agency, LLC, 50% owned by the Company, is an independent insurance agency which sells insurance primarily to local cooperatives, including group benefits, property and casualty, and bonding programs. For the year ended May 31, 1996, substantially all of its revenues were from local cooperatives. Ag States Agency, LLC competes with other insurance agencies.

FINANCIAL SERVICES DEPARTMENT

The Financial Services Department provides business planning consulting and financing to Affiliated Associations. It offers open account financing, involving the discretionary extension of credit, and term and seasonal loans. Most of the term and seasonal loans are participated up to 90% to National Bank for Cooperatives (CoBank). Participation by CoBank is subject to credit approval on a loan-by-loan basis by CoBank subject to an overall limit of participation of $150,000,000. In addition to financing, the open account between the Company and an Affiliated Association is used as a clearing account for settlement of grain purchases and as a cash management tool. Open account financing has been provided to more than 200 Affiliated Associations in the past year.

During the year ended May 31, 1996, average aggregate loan balances outstanding were $106,581,000 (of which CoBank's participation was $59,836,000) and the highest aggregate loan balance outstanding at any one time was $177,939,000 (of which CoBank's participation was $78,287,000). The Company's borrowing arrangements limit loan balances outstanding to not more than $150,000,000 at any one time. See "CAPITALIZATION."

Pursuant to its agreement with CoBank, the Company has additional credit risk on CoBank participations to 10% of total loan commitments.

A wholly owned subsidiary of the Company provides certain types of financing to members. See "-- FARM MARKETING AND SUPPLY."

AFFILIATED ACCOUNTING DEPARTMENT

The Affiliated Accounting Department offers computerized country elevator accounting systems and a full complement of accounting support systems for local cooperatives, including tax and patronage allocation services, dividend ledger services and payroll services. For the year ended May 31, 1996, substantially all of its revenues were from local cooperatives.

FIELD SERVICES DEPARTMENT

The Field Service Department acts as a liaison between Affiliated Associations and the Company, providing consulting services in marketing, management, operations, accounting, tax, finance and government regulations.

MEMBER RELATIONS DEPARTMENT

The Member Relations Department conducts cooperative education programs for Affiliated Associations and assists in planning meetings and organizing visits to Company facilities.


                                   MANAGEMENT

BOARD OF DIRECTORS

The table below lists the current directors of the Company, consisting of four members from District One (comprised of the states of Minnesota, Illinois, Iowa and Wisconsin), four members from District Two (comprised of the state of North Dakota), two members from District Three (comprised of the states of South Dakota, Kansas and Nebraska), two members from District Four (comprised of the states of Montana and Wyoming) and two members from District Five (comprised of the states of Washington, Oregon, Utah and Idaho). Each director must be an agricultural producer and an active patron of the Company (either directly or through an Affiliated Association) for a period of five years at the time of the director's election, must be less than 68 years of age at the time of election and cannot be an employee of the Company or of an Affiliated Association. The directors have been elected for staggered three-year terms, expiring in November of the years listed in the table below. Each director has been an agriculture producer for the past five years.

                                                                  TERM
                                                    DIRECTOR     EXPIRES
NAME AND ADDRESS                AGE     DISTRICT      SINCE      IN NOV.
----------------                ---     --------      -----      -------

Steven Burnet                   56         5          1983        1998
 94699 Monkland Lane
 Moro, OR 97039-9705

Steve Carney                    45         4          1988        1997
 P.O. Box 1122
 Scobey, MT 59263-1122

Edward Ellison                  61         1          1978        1999
 RR 1, Box 46
 Elbow Lake, MN 56531-9740

Sheldon Haaland                 58         1          1984        1997
 RR 2, Box 55
 Hanley Falls, MN 56245-9731

Jerry Hasnedl                   50         1          1995        1998
 RR 1, Box 39
 St. Hilaire, MN 56754

Edward Hereford                 57         5          1983        1997
 RR 1, Box 53
 Thornton, WA 99176-9710

Gerald Kuster                   61         2          1979        1997
 RR 1, Box 46
 Reynolds, ND 58275-9742

Leonard Larsen                  60         2          1993        1999
 RR 1, Box 88
 Granville, ND 58741

Tyrone Moos                     58         3          1991        1997
 HCR 1, Box 1
 Phillip, SD 57567-9601

Duane Risan                     60         2          1989        1998
 RR 1, Box 4
 Parshall, ND 58770-9703

Duane Stenzel                   50         1          1993        1999
 RR 2, Box 173
 Wells, MN 56097

Russell Twedt                   47         4          1993        1999
 P.O. Box 296
 Rudyard, MT 59540-0296

Merlin Van Walleghen            60         3          1993        1999
 RR 1, Box 188
 Letcher, SD 57359

William Zarak                   61         2          1983        1998
 3711 124th Ave. S.W.
 South Heart, ND 58655-9767

Approximately one-third of the directors are elected annually by members acting through delegates. See "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL -- Voting Rights."

STEVEN BURNET. Mr. Burnet has been a director since 1983 and currently serves as Chairman of the Board. He grows dryland wheat and barley and supports a cow/calf and yearling operation. Mr. Burnet is a member of the Oregon Wheat Growers League and the Oregon Cattlemen's Association. He also serves as a director on the Agricultural Co-op Council of Oregon.

STEVE CARNEY. Mr. Carney has been a director since 1988 and currently serves as Secretary Treasurer. Mr. Carney operates a spring wheat and durum farm with his wife and brother. He is a former president of Farmers Union Grain Company (Peerless) and Farmers Union Grain Terminal of Daniels County. He is also a member of several local cooperatives.

EDWARD ELLISON. Mr. Ellison has been a director since 1978. Together with his sons, he raises wheat, soybeans and corn on his Grant County, Minnesota, farm. Mr. Ellison is on the board of the Minnesota Association for Cooperatives and an alternate to the Agricultural Cooperative Development International (ACDI) board of directors. He also serves as a member of the Farmland Insurance and the Ag Utilization Research Institute (AURI) boards of directors.

SHELDON HAALAND. Mr. Haaland has been a director since 1984 and currently serves as Assistant Secretary and Treasurer. He and his family farm 550 acres of corn, soybeans and wheat. Mr. Haaland is a member of several cooperatives and has previously served on the boards of Cottonwood Co-op Oil Company and Western Transport Co-op and as an advisory board member of the Southwest State University Co-op Program.

JERRY HASNEDL. Mr. Hasnedl has been a director since 1995. He farms wheat, barley, sunflowers, corn, alfalfa and registered seed for MCIA. Mr. Hasnedl is a member of several cooperatives as well as the Minnesota Crop Improvement Association and Minnesota Farmers Union. He also is a farmer/dealer for Northrup King Seeds.

EDWARD HEREFORD. Mr. Hereford has been a director since 1983. He and his two sons produce wheat, barley, peas and lentils on his dryland farm. Mr. Hereford is a director of the Idaho Co-op Council, a board member of the ACDI and a member of the Thornton Grange, the Washington Association of Wheat Growers and the Washington Association of Peas and Lentils Growers.

GERALD KUSTER. Mr. Kuster has been a director since 1979. He and his sons operate a 3,000-acre farm. Mr. Kuster is President of Agri City Cooperative Services in Grand Forks, North Dakota, and Central Valley Bean Cooperative in Buxton, North Dakota. He also serves as president of Reynolds United Cooperative.

LEONARD LARSEN. Mr. Larsen has been a director since 1993. He farms a 1,440-acre grain and sunflower operation and is vice president of the Granville area Development Corp. Mr. Larsen is also a member of Dakota Growers Pasta Company.

TYRONE MOOS. Mr. Moos has been a director since 1991 and currently serves as Second Vice Chairman. He and his wife, together with their son and son-in-law, operate a combination farm and ranch raising winter wheat, barley and millet as well as managing cow/calf and hog finishing operations. Mr. Moos is a former member of the local co-op elevator board.

DUANE RISAN. Mr. Risan has been a director since 1989. He raises durum, spring wheat and barley and, as a former educator, has a degree in mathematics and education from Jamestown College. He is a member of Dakota Growers Pasta Company and a patron of Dakota Quality Grain Co-op.

DUANE STENZEL. Mr. Stenzel has been a director since 1993. He raises 620 acres of sweet corn, corn and soybeans on his south central Minnesota farm. Mr. Stenzel is a board member of Grainland Cooperative and past president of the Wells Farmer Elevator.

RUSSELL TWEDT. Mr. Twedt has been a director since 1993. He is a third-generation Hill County farmer and rancher, and he and his family raise wheat and barley, with a cow/calf operation. He is a member of the Montana Grain Growers Association and Montana Farmers Union.

MERLIN VAN WALLEGHEN. Mr. Van Walleghen has been a director since 1993. He and his son raise corn and soybeans and operate a livestock finishing operation. He is a past Board president of the Mitchell Farmers Cooperative Elevator Association and past member of Mitchell Technical Institutes Agricultural Advisory Board. He is also Chairman of the Sanborn County Development Board.

WILLIAM ZARAK. Mr. Zarak has been a director since 1983 and currently serves as First Vice Chairman. He owns and operates a 2,000-acre farm with his wife and two sons where they raise small grains, corn, beef cows and hogs and also backgrounds calves. Mr. Zarak is also a member of Dakota Growers Pasta Company.

DIRECTORS' COMPENSATION

The Board of Directors meets monthly. The Company provides its directors with annual compensation of $24,000, paid in twelve monthly payments, with the Chairman of the Board receiving an additional annual compensation of $2,400, paid in twelve monthly payments, a per diem payment of $122.50 plus travel allowance for actual days away from home while attending Board Meetings, a per diem of $200 plus actual expenses and travel allowance for each day spent on other Company business, life insurance, and an annuity plan providing for benefits to become payable monthly when a director reaches age 62.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors does not have any standing committees. The Board appoints ad hoc committees from time to time to review certain matters and make reports and recommendations to the full Board of Directors for action. The entire Board of Directors determines the salary and incentive compensation of the Chief Executive Officer and reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its system of internal controls.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Company's Board of Directors does not have a Compensation Committee. The entire Board of Directors determines the compensation of the Chief Executive Officer and the terms of the employment agreement with the Chief Executive Officer. The Chief Executive Officer determines the compensation for all other executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION

The Company's Articles of Incorporation limit the liability of directors in their capacity as directors to the full extent permitted by Minnesota law. As permitted by Minnesota law, the Company's Articles of Incorporation provide that a director shall not be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a director, except for liability for a breach of the director's duty of loyalty to the Company or its members, for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for a transaction from which the director derived an improper personal benefit or for an act or omission occurring prior to the date when such provisions became effective.

The provision of the Articles of Incorporation limits only the liability of directors, not officers. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. The above provisions also do not limit liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities laws.

The Bylaws of the Company require the Company to indemnify each director, officer, manager, employee or agent of the Company, and any person serving at the request of the Company as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred to the fullest extent permitted under the laws of Minnesota.

EXECUTIVE OFFICERS

The table below lists the executive officers of the Company, none of whom holds any equity in the Company. Officers are elected annually by the Board of Directors.


NAME                     AGE                    POSITION
----                     ---                    --------
John D. Johnson          48    President and Chief Executive Officer

Thomas F. Baker          54    Group Vice President -- Finance

Michael H. Bergeland     52    Group Vice President -- Grain & Agri Services

Garry A. Pistoria        55    Group Vice President -- Wheat Milling

James Tibbetts           46    Group Vice President -- Oilseed Processing and Packaging

JOHN D. JOHNSON. Mr. Johnson was appointed President and Chief Executive Officer on January 1, 1995. Prior to his appointment to that position he held positions as Group Vice President of Farm Marketing & Supply, GTA Feeds Division General Manager, Director of Sales and Marketing for the GTA Feeds Division, Regional Sales Manager for GTA Feeds Division, and Feed Consultant GTA Feeds Division. He has 20 years total experience with the Company. Mr. Johnson graduated in 1970 from Black Hills State University at Spearfish, South Dakota, with a degree in Business Administration and Economics. He also serves on the Board of Directors of the National Council of Farmer Cooperatives (NCFC) and A. C. Toepfer Intrade Grain Companies, and is Chairman of the NCFC Agriculture, Trade & Credit Committee. Mr. Johnson also serves on the Management Committee for Ventura Foods, LLC.

THOMAS F. BAKER. Mr. Baker joined the Company in 1982 as Vice President of Finance. In 1992 he was appointed Group Vice President of Finance and holds that position at the present time. Mr. Baker obtained a Bachelor's Degree in accounting from the College of St. Thomas, did graduate work at the University of Minnesota, and obtained his CPA in the State of Minnesota. Mr. Baker serves on the Board of Governors for Ag States Agency, LLC and on the Management Committee for Ventura Foods, LLC. He is also a member of Minnesota Certified Public Accountants and Financial Executives Institute.

MICHAEL H. BERGELAND. Mr. Bergeland, Group Vice President of Grain and Agri-Services, joined the Company in 1967. He is a native of Minnesota and attended Moorhead State College. Mr. Bergeland also serves as a board member of the Minneapolis Grain Exchange, Chairman of the Grain Committee for the National Council of Farmer Cooperatives, and a Committee Member and alternate director for A.C. Toepfer Intrade Grain.

GARRY A. PISTORIA. Mr. Pistoria has been Group Vice President of Wheat Milling since 1985 and has been with the Company since 1961. Mr. Pistoria attended Montana State University and the College of Great Falls. He is a member of the National Pasta Association, the American Bakers Association and the Minneapolis Grain Exchange.

JAMES TIBBETTS. On January 1, 1997, Mr. Tibbetts was appointed to the position of Group Vice President of the Oilseed Processing and Refining Division. From November of 1995 (when he joined the Company) through 1996, Mr. Tibbetts was Senior Vice President for the former Consumer Products Packaging Division (Holsum Foods Division). From 1977 to 1995, Mr. Tibbetts was a Senior Vice President for Farm Credit Leasing in Minneapolis, Minnesota. Mr. Tibbetts received a Bachelor of Science Degree in Business Administration in 1972 from Northern State University in Aberdeen, South Dakota. He serves on the Management Committee for Ventura Foods, LLC.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION. The following table sets forth the cash and noncash compensation earned by the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) whose total salary and bonus or similar incentive payment earned during the year ended May 31, 1996, exceeded $100,000 (the "Named Executive Officers"):


SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION
                                     --------------------------------------------------------
                                     YEAR ENDED                                OTHER ANNUAL        ALL OTHER
                                      MAY 31,       SALARY(1)     BONUS(1)    COMPENSATION(2)   COMPENSATION(3)
                                      -------       ---------     --------    ---------------   ---------------
John D. Johnson                         1996        $450,000      $162,500        $3,659            $7,508
 President and Chief
 Executive Officer

Thomas F. Baker                         1996         225,300       127,500         7,400             7,908
 Group Vice President -- Finance

Michael H. Bergeland                    1996         215,000       129,000         3,970             9,216
 Group Vice President -- Grain
 and Agri-Services

Garry A. Pistoria                       1996         166,500        78,000         7,361             4,138
 Group Vice President -- Wheat
 Milling

James Tibbetts(4)                       1996          87,500        70,000           510                29
 Group Vice President -- Oilseed
 Processing and Refining Division

-------------------------------
(1) Amounts shown include amounts deferred at the employee's election under the Company's Deferred Compensation Program.

(2) Amounts shown include personal use of a Company vehicle.

(3) Other compensation includes the Company's matching contributions under the Company's 401(k) Plan and the portion of group term life insurance premiums paid by the Company.

(4) Information for Mr. Tibbetts is from November 1, 1995, the beginning of his employment with the Company.

On January 23, 1997, the Company entered into an Employment Agreement with John D. Johnson. The Employment Agreement provides for a rolling three-year period of employment commencing on January 23, 1997, at an initial base or fixed salary of at least $500,000, subject to annual review. Mr. Johnson's employment may be terminated by either party on at least 30 days' written notice, subject to the rights and obligations set forth in the Employment Agreement. The Company is obligated to pay Mr. Johnson a severance allowance for three years equal to Mr. Johnson's base or fixed salary and to continue family health insurance coverage for at least one year in the event Mr. Johnson's employment is terminated for any reason other than for cause (as such term is defined in the Employment Agreement), death, disability or voluntary termination. The Employment Agreement also contains covenants by Mr. Johnson not to compete with the Company and not to solicit the Company's customers or employees during the period that Mr. Johnson accepts the severance allowance. The Company and Mr. Johnson have also agreed that in the event of Mr. Johnson's voluntary termination the Company will not owe Mr. Johnson any severance allowance and Mr. Johnson will not compete against the Company for a period of three years. Either party may terminate the Employment Agreement and all of the rights and obligations of the parties thereunder, upon at least three years' written notice to the other party.

MANAGEMENT COMPENSATION INCENTIVE PROGRAM

Each Named Executive Officer is eligible to participate in the Management Compensation Incentive Program (the "Incentive Program") for the year ending May 31, 1997. The Incentive Program is based on Company and group or division performance. The criteria for measurement consists of Economic Value Added
(EVA), earnings and Member Value Index; a subjective evaluation of value provided to members and customers. These amounts will be paid after May 31, 1997. The maximum incentive is 60% of base compensation.

RETIREMENT PLAN

Each of the Named Executive Officers is entitled to receive benefits under the Harvest States Cooperatives Cash Balance Retirement Plan (the "Retirement Plan"). An employee's benefit under the Retirement Plan depends on credits to the employee's account, which are based on the employee's total salary each year the employee works for the Company, the length of service with the Company and the rate of interest credited to the employee's account balance each year. Credits are made to the employee's account from Pay Credits, Special Career Credits and Investment Credits.

The amount of Pay Credits added to an employee's account each year is a percentage of the employee's gross salary, including overtime pay, commissions, severance pay, bonuses, any compensation reduction pursuant to the 401(K) Plan and any pretax contribution to any of the Company's welfare benefit plans, paid vacations, paid leaves of absence and pay received if away from work due to a sickness or injury. The Pay Credits percentage received is determined on a yearly basis, based on the years of Benefit Service completed as of January 1 of each year. An employee receives one year of Benefit Service for every calendar year of employment in which the employee completed at least 1,000 hours of service.

Effective January 1, 1997, Pay Credits are earned according to the following schedule:


YEARS OF BENEFIT SERVICE:        PAY CREDIT EQUALS:
-------------------------        ------------------

1 to 7 years                     4% of total salary
8 to 11 years                    5% of total salary
12 years and more                6% of total salary


Special Career Credits were designed to supplement the benefits of mid-career employees affected by the change from the former plan to the current Retirement Plan. Employees qualify for Special Career Credits only if they were employed by the Company and met certain age and service requirements (as defined by the Retirement Plan) on January 1, 1988. The following table shows the credits for those who qualify:


 TOTAL OF AGE AND
BENEFIT SERVICE ON
 JANUARY 1, 1988:         SPECIAL CAREER CREDITS:
 ----------------         -----------------------

50 to 54                  1% of total salary
55 to 59                  2% of total salary
60 to 64                  3% of total salary
65 to 69                  4% of total salary
70 or more                5% of total salary


Special Career Credits continue at the percentage rate determined from the employee's status on January 1, 1988, for as long as the employee is with the Company.

The Company credits an employee's account at the end of the year with an Investment Credit based on the balance at the beginning of the year. The Investment Credit is based on the average return for one-year U.S. Treasury Bills for the preceding 12-month period. The maximum Investment Credit will not exceed 12% for any year.

As of December 31, 1996, the dollar value of the account of each of the Named Executive Officers was:



John D. Johnson          $180,334
Thomas F. Baker           215,878
Michael H. Bergeland      379,744
Garry A. Pistoria         455,071
James Tibbetts              2,258


DEFERRED COMPENSATION PLAN

Effective April 1, 1994, the Company established the Harvest Sates Cooperatives Deferred Compensation Plan (the "Deferred Compensation Plan"). Participants in the Deferred Compensation Plan are select management or highly compensated employees of the Company who have been designated as eligible by the President of the Company to participate in such plan. Under the Deferred Compensation Plan, a participant may elect to have an amount of deferred compensation credited to the participant's account for the applicable Plan Year (as defined in the Deferred Compensation Plan). The compensation actually earned during the Plan Year by a participant who elects deferred compensation is reduced by the percentage or amount so elected. A participant may elect to contribute no more than 30% of each payment of base compensation, provided that the percentage selected is expected to result in annual contributions totaling at least $1,000. Also, the participant may elect to contribute either a percentage or a specific dollar amount of any bonus or similar incentive payment that may become payable during the Plan Year, provided the contribution will not be less than the smaller of $1,000 or 100% of the bonus payable. The deferred compensation credited under the Deferred Compensation Plan is allocated to the account of the participant as of the date that the compensation would otherwise have been paid to the Participant in cash. Income is credited to each account each Plan Year at an annual rate equal to 1% over the five-year U.S. Treasury Bond rate as of October 1 of the year preceding the Plan Year, as adjusted as appropriate to reflect contributions to and distributions from the account during the Plan Year.

A participant's credits to his or her account are unsecured obligations of the Company to pay the participant the actual amount of the credits upon distribution pursuant to the Deferred Compensation Plan. Each participant or beneficiary is only a general creditor of the Company with respect to his or her account. Accounts are maintained for recordkeeping purposes only. Obligations of the Company to pay benefits under the Deferred Compensation Plan may be satisfied by distributions from a grantor trust created by the Company in its sole discretion for such purpose. The Company has not created any such trust.

Amounts credited to a participant's account are distributed on a predetermined date, such as the date of retirement or the date the participant attains a particular age, in either a lump sum or in installments pursuant to the participant's prior irrevocable election. The Deferred Compensation Plan also provides for distribution upon the participant's death or disability, for unforeseeable emergencies and upon termination of the plan.

The President of the Company may at any time amend the Plan in whole or in part for any reason. No amendment may decrease the benefits under the Plan which have accrued prior to the date of such amendment, but any amendment may modify the interest rate to be used for future deferrals and for the balance in each account on the date the amendment was adopted. The Company, by action of the President, may at any time terminate the Plan.

401(k) PLAN

Each Named Executive Officer is eligible to participate in the Harvest States Cooperatives Savings Plan (the "401(k) Plan"). All employees of the Company who are eligible for the Retirement Plan and who are not production employees and who are not covered by a collective bargaining agreement are eligible to participate in the 401(k) Plan. Effective January 1, 1997 participants may contribute between 1% and 15% (not to exceed 8% in the case of "highly compensated" employees) of their pay on a pre-tax basis. Each of the Named Executive Officers is a "highly compensated" employee. The Company matches 50% of the first 6% of pay contributed each year. The Company's Board of Directors may elect to reduce or eliminate matching contributions for any year or any portion thereof. Participants are 100% vested in their own contributions and in any Company matching contribution made on the participant's behalf.

DEFERRED COMPENSATION SUPPLEMENTAL RETIREMENT PLAN

Each of the Named Executive Officers may participate in the Harvest Sates Cooperatives Deferred Compensation Supplemental Retirement Plan (the "Supplemental Plan"). Participants in the Supplemental Plan are select management or highly compensated employees of the Company who have been designated as eligible by the President of the Company to participate in such plan. Compensation deferred under the Deferred Compensation Plan is not eligible for Pay Credits or Special Career Credits under the Cash Balance Retirement Plan or matching contributions under the 401(k) Plan. The Supplemental Plan is intended to replace the benefits lost under those plans due to Section 415 of the Internal Revenue Code of 1986, as amended (the "Code") which cannot be considered for purposes of benefits due to Section 401(a)(17) of the Code under the qualified plans that the Company offers. The Supplemental Plan is not funded or qualified for special tax treatment under the Code. As of December 31, 1996, the dollar value of the account of each of the Named Executive Officers will be approximately:


John D. Johnson         $ 94,772
Thomas F. Baker           62,161
Michael H. Bergeland     556,251
Garry A. Pistoria             --
James Tibbetts                --


                              CERTAIN TRANSACTIONS

Because directors must be active patrons of the Company or an Affiliated Association, transactions between the Company and directors are customary and expected. Transactions include the sale of commodities to the Company and the purchase of products and services from the Company. During each of the three years ended May 31, 1996, the value of those transactions between a particular director (and members of such directors' immediate family, which includes such director's spouse; parents; children; siblings; mothers and fathers-in-law; sons and daughters-in-law; and brothers and sisters-in-law) and the Company that exceeded $60,000 are shown below. The transactions relate predominately to the sale of grain to the Company, but also indicate purchases of feed, farm supplies and services from the Company. All sales and purchases were at prevailing market prices.


                            YEAR ENDED MAY 31,
                    ---------------------------------
NAME                  1994        1995         1996
----                  ----        ----         ----

William Zarak       $153,218    $ 72,863     $303,125
Russell Twedt         46,673      94,704      121,257
Steve Carney         319,228     466,933      746,263


                MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL

INTRODUCTION

The Company is a membership cooperative organized to manufacture, process, market, purchase, handle, deal in and sell the agricultural products of its members, non-member patrons and others, including the processing and exporting of grain and other agricultural products; to procure supplies and equipment and to perform any and all services for its members, non-member patrons and others; and to engage in any other activity for which cooperative associations may be lawfully organized under Minnesota law. All net savings from member patronage of the Company shall be distributed to members on the basis of patronage. These net savings, when distributed, are referred to as "patronage dividends," regardless of whether distributed in cash or in Patrons' Equities. All net savings from non-member patronage of the purchasing operations and from "Non-Member Consenting Patron" patronage of marketing operations shall be distributed to such patrons on the basis of patronage. The determination of net savings may be made by divisions or units representing separate or different operations of the Company, as determined by the Board of Directors. Patronage refunds may be distributed in cash, written evidences of equity or book credits, or any combination thereof. Any non-cash allocations are redeemable only in the discretion of the Board of Directors.

The net earnings (after provision for income taxes) of the Company, as reported in its financial statements for the year, less patronage dividends paid with respect to the fiscal year may be distributed in the discretion of the Board of Directors to member patrons and to non-member "consenting patrons" (defined as cooperative associations meeting all requirements for membership in this Association other than transacting the minimum amount of business) on the basis of their patronage. Distributions may be in cash, property, Non-Patronage Earnings Certificates or any combination thereof designated by the Board of Directors. To date, the Board of Directors has always used Non-Patronage Earnings Certificates for distributions, and the current redemption policy is to redeem to estates.

In making any such non-member/non-patronage distributions, the Board of Directors may use any method of allocating the earnings on the basis of patronage to member patrons and Non-Member Consenting Patrons as shall be reasonable and equitable in the judgment of the Board of Directors.

The method of allocation for the non-member/non-patronage earnings of the Company for the fiscal year ended May 31, 1996 was based on bushels of the grain marketing/processing activity and dollars on the purchasing and other activity. This method is subject to change, in the discretion of the Board of Directors.

GOVERNANCE

The business and affairs of the Company are managed by a Board of Directors of not less than 13 persons (currently set at 14), elected by the members at the Company's annual meeting. Various rights and obligations of members are contained in its Articles of Incorporation and Bylaws (together, the "governing documents"), each of which was amended and restated in November 1996. The governing documents may only be amended upon approval of a majority of the votes cast at an annual or special meeting of the members, except for the higher vote described under " -- Certain Antitakeover Effects."

MEMBERSHIP

Membership in the Company is limited to individuals or entities actually engaged in the production of agricultural products and associations of agricultural producers organized and operating under the provisions of the Agricultural Marketing Act and the Capper-Volstead Act. In addition, only those persons that are "currently active patrons" (defined as agricultural producers and associations of agricultural producers that have patronized the Company during the year for which such status is being determined in a minimum amount established by the Board of Directors) may be members of the Company.

Under the Company's governing documents, the Company has several classes of membership and has authority to issue a variety of debt and equity instruments to members. As a membership cooperative, the Company is not authorized to issue capital stock. Under the Minnesota Cooperative Law, under which the Company is organized, a cooperative may be organized on a membership basis or a capital stock basis. A cooperative is organized on a capital stock basis if holding shares of common stock entitles the holder to vote. Membership is transferable only with the consent and approval of the Board of Directors. The Company may issue equity or debt securities, on a patronage basis or otherwise, but unless authorized in, or by the Board of Directors, pursuant to the Company's Bylaws, such securities shall not entitle the holders thereof to any voting, membership or other rights to participate in the affairs of the Company and are not transferrable without the prior consent of the Board of Directors.

The Company's governing documents establish three classes of membership:

Individual Members are individuals or entities actually engaged in the production of agricultural products. Such Individual Members include both natural persons as well as any legal entity owned or controlled by individual farmers or their families, such as joint ventures, corporations, partnerships, limited liability companies and other entities.

Affiliated Associations are associations of agricultural producers that have transacted at least $100,000 of business with the Company during the preceding fiscal year. Affiliated Associations must be cooperatives or other associations of agricultural producers organized and operating under the provisions of the Agricultural Marketing Act and the Capper-Volstead Act.

Defined Members are either persons actually engaged in the production of agricultural products or associations of producers of agricultural products that are holders of Equity Participation Units. See " -- Defined Members" below.

Membership in the Company will be terminated by the Board of Directors if a member has become ineligible for membership (for example, by the cessation of agricultural production activities). The Board of Directors has the discretion to terminate membership for a variety of reasons, including repeated violations of the Company's Bylaws, failure to patronize the Company for a period of 12 consecutive months and breach of any contract with the Company. In addition, any member's membership in the Company is terminated when that member either dies or is legally dissolved. Upon termination of membership, a former member loses any and all voting rights in the Company. A former member has no right to require immediate repayment of patronage.

VOTING RIGHTS

Affiliated Associations are entitled to a number of delegates based on the dollar volume of business done with the Company during the last full fiscal year ending prior to the date of the meeting at which the voting power is to be exercised. The number of delegates ranges from one delegate for any Affiliated Association with business from $100,000 up to $1,500,000 during the prior year to 15 delegates for any Affiliated Association with business in excess of $45,000,000 during the prior year. Each delegate from an Affiliated Association is entitled to cast 200 votes on any matter presented to the members for a vote. The dollar volume of business delivered by a Defined Member to an Affiliated Association for handling on behalf of the Company and Defined Member will be included in calculating the dollar volume of an Affiliated Association for purposes of voting.

Individual Members and Defined Members are entitled to one vote. Individual Members and Defined Members may directly cast their votes on matters presented to the members of the Company only if, for Defined Members, they have provided notice of such intention to the Company, and, for Individual Members, if they have obtained a certificate signed by a manager of the Company facility patronized by such Individual Member. Any such certificate or notice must be provided to the Company at least 10 days before the meeting at which the voting rights are to be exercised.

Individual Members and Defined Members may exercise their voting power through the designation of a "patrons' association." A patrons' association is an association of the Individual Members associated with a grain elevator, feed mill, seed plant or any other Company facility or an association of Defined Members, as designated and recognized by the Board of Directors. The membership of a patrons' association may include both Individual Members and Defined Members. The Individual Members and Defined Members that are identified with a particular patrons' association may, at an annual meeting of the patrons' association, elect delegates and alternates for the patrons' association on the basis of one vote per member. Each patrons' association is entitled to a number of delegates based on the dollar volume of business activities of the patrons' association's currently active patrons and Defined Members with 200 votes per delegate, reduced by the number of individual votes personally voted.

Members may cast their votes, if the Board of Directors so elects, by mail voting in certain situations. At least 50 members of the Company represented in person, by delegates or by mail votes constitutes a quorum for business at any meeting, unless the Company has fewer than 500 members, in which case a quorum is comprised of 10% of the total number of members.

DEFINED MEMBERS

Each Defined Member will be affiliated with a "Defined Business Unit" and will hold Equity Participation Units in that Defined Business Unit. Holders of Equity Participation Units will have delivery rights and obligations for farm products pursuant to a member marketing agreement between such Defined Member and the Company.

Each Defined Business Unit will be represented by a Defined Member Board, comprised of between five and ten individuals. The members of a Defined Member Board must be either Defined Members or representatives of Defined Members and in good standing and in full compliance with all delivery obligations with respect to the applicable Defined Business Unit, provided, however, no employee of the Company may serve as a member of the Defined Member Board. The initial Defined Member Board of each Defined Business Unit will be elected by the Company's Board of Directors. Thereafter the Defined Member Board of a Defined Business Unit will be elected by the Defined Members associated with a particular Defined Business Unit on a one Defined Member/one vote basis. The Chairperson shall be selected by and from the Company's Board of Directors. Individuals serving on a Defined Member Board shall serve staggered three-year terms. Each Defined Member Board shall meet at least quarterly and shall be charged with reflecting Defined Member concerns and providing a direct communication mechanism to the Company's Board of Directors. The Defined Member Board has no other powers.

While the Board of Directors has no present intention of doing so, the Company is authorized to retain a portion of the payments otherwise due to Defined Members for purchases of products from them. Such retention is referred to as a "unit retain." Unit retains would only be established by the Board of Directors to provide a source of cash for its immediate needs and would be limited to a small percentage of the payments due for purchase of products pursuant to the Agreement (see "EQUITY PARTICIPATION UNITS -- Individual Member Marketing Agreement"). The imposition of unit retains would adversely affect a member's cash income and cash position. The Company has the option to treat any such unit retains as taxable to the Company or to treat the unit retains as nontaxable by declaring the unit retains as "qualified." Qualified unit retains are taxable to the Defined Member in the tax year when the Defined Member receives notification that a unit retain has been established. When a qualified unit retain is reimbursed or redeemed, the Defined Member reports no additional income. Unit retains may be called for payout at the lesser of their stated or book value at the discretion of the Board of Directors. The Company intends to establish a redemption schedule if it authorizes unit retains.

DEBT AND EQUITY INSTRUMENTS

The Company is authorized to issue a variety of debt and equity instruments to its current members, patrons and to persons who are neither members nor patrons. The Company's outstanding capital (see "CAPITALIZATION") is represented by Capital Equity Certificates, non-patronage certificates and certain capital reserves.

The Company's Bylaws provide the following securities may be issued to current or former members or patrons:

EQUITY PARTICIPATION UNITS. Equity Participation Units may be held only by Defined Members and have no voting rights. Defined Members have voting rights to elect a Defined Member Board.

CAPITAL EQUITY CERTIFICATES. Capital Equity Certificates may be issued by the Company in partial or complete distribution of patronage refunds. Capital Equity Certificates do not bear any interest or carry any dividends. They do not have a specified maturity date unless established by the Company's Board of Directors.

CERTIFICATES OF INDEBTEDNESS. The Board of Directors may issue Certificates of Indebtedness from time to time. Such Certificates will carry such terms and conditions as the Board of Directors establishes in its discretion. The Board may also establish the conditions upon which such Certificates of Indebtedness may be called for payment by the Company.

NON-PATRONAGE EARNINGS CERTIFICATES. The Board of Directors may issue Non-Patronage Earnings Certificates. Such certificates will not have a maturity date and will not bear interest or annual dividends. They will be issued and distributed only to member patrons and to Non-Member Consenting Patrons as part of a non-member/non-patronage distribution. (Non-Member Consenting Patrons include Affiliated Associations that meet all of the requirements of membership as an Affiliated Association except that they do not transact at least $100,000 of business with the Company during the preceding fiscal year.)

PREFERRED CAPITAL CERTIFICATES. The Board of Directors may establish and designate the designation, preferences and relative rights of one or more series of Preferred Capital Certificates. Preferred Capital Certificates will not carry any voting rights.

OTHER. The Board of Directors may issue other debt or equity instruments. The Bylaws contain no restrictions on the issuance or the terms of such other debt or equity instruments.

Voting rights arise by virtue of membership in the Company, not because of holding any instrument. The Board of Directors may issue "Preferred Equities" and other debt or equity instruments to individuals who are not members or patrons of the Company. The Board of Directors has the discretion to establish and designate one or more series of Preferred Equities and to fix the relative rights, preferences and privileges of such Preferred Equities. Any Preferred Equities will not carry voting rights. No such Preferred Equities are presently outstanding, and the Board of Directors has no present plan or intent to issue Preferred Equities. However, if it were to do so, it could establish rights, preferences and privileges relative to the holders of the Units and other securities of the Company. Such preferences could include provisions for priority in payment. The Board of Directors may authorize the issuance of Preferred Capital Certificates pertaining to a particular Defined Business Unit. If such Certificates were issued, they could have a preference in payment over patronage refunds of a particular Business Unit.

TRANSFER OF PATRONS' EQUITIES. Debt or equity instruments held by the Company's members and patrons, including Equity Participation Units, Capital Equity Certificates, Certificates of Indebtedness, Non-Patronage Earning Certificates and Preferred Capital Certificates, may be transferred only with the consent and approval of the Company's Board of Directors. The Company may require the execution of appropriate transfer documentation, as well as representations and warranties from the proposed transferee indicating that he or she is eligible to be the holder of the instrument proposed to be transferred.

REDEMPTION OR RETIREMENT OF PATRONS' EQUITIES AND ALLOCATED RESERVE. Redemption or retirement of Patrons' Equities is solely within the discretion of and on the terms as determined by the Board of Directors. The Board of Directors has authorized the redemption of Capital Equity Certificates held by patrons who are 72 years of age, as well as Capital Equity Certificates held by estates of deceased patrons. The Board of Directors intends to change its redemption policy following the completion of this offering. See "DIVIDEND POLICY." There can be no assurance that the Company's Board of Directors will not elect to modify its policy regarding the redemption of Capital Equity Certificates. The Board is under no restriction in modifying such policy, other than legal agreements to which the Company may be a party to from time to time. Members are not required to approve a change in such policy. The Board of Directors will establish a redemption policy for Patrons' Equities arising from Defined Business Units. See "DIVIDEND POLICY."

DISTRIBUTION OF ASSETS UPON DISSOLUTION

Upon dissolution, liquidation or winding up of the Company, all debts and liabilities of the Company will be paid in accordance with their respective priorities. All equity capital will then be allocated among the various holders of the equity instruments in accordance with the following priorities: first, the assets held by any Defined Business Unit will be used to redeem the Equity Participation Units and Preferred Capital Certificates of such Defined Business Unit, on a pro rata basis; next, all Equity Participation Units and Preferred Capital Certificates will be paid to the extent of their face amount or par value; next all Capital Equity Certificates and other outstanding equities (other than Non-Patronage Earnings Certificates) will be paid in the amount of the par value or face amount of such instruments; next, payment will be made in the face amount of any issued and outstanding Non-Patronage Earnings Certificates. Any remaining assets of the Company will be distributed on an allocation unit basis among the members of the Company in proportion to their patronage.

CERTAIN ANTITAKEOVER EFFECTS

The governing documents may be amended upon the approval of a majority of the votes cast at an annual or special meeting. However, in the event that the Board of Directors declares, by resolution adopted by a majority of the Board of Directors present and voting, that the amendment involves or is related to a hostile takeover, the proposed amendment must be adopted by the approval of 80% of the total voting power of the members of the Company. It is within the sole determination of the Board of Directors to declare that a transaction involves a "hostile takeover," which term is not further defined in the Minnesota cooperative law or the governing documents.

TAX TREATMENT

Subchapter T of the Internal Revenue Code sets forth rules for the tax treatment of cooperatives and applies to both cooperatives exempt from taxation under
Section 521 of the Internal Revenue Code and to nonexempt corporations operating on a cooperative basis. The Company is a nonexempt cooperative.

As a cooperative, the Company is not taxed on amounts withheld from its members in the form of qualified unit retains or patronage dividends, or in the amount distributed in the form of patronage payments. Consequently, such amounts are taxed only at the patron level. However, the amounts of any non-qualified unit retains or patronage dividends are taxable to the Company when allocated. Upon redemption of any such non-qualified unit retains or patronage dividends, the amount is deductible to the Company and taxable at the member level.

Income derived by the Company from non-patronage sources is not entitled to the "single tax" benefit of Subchapter T and is taxed to the Company at corporate income tax rates.


                           EQUITY PARTICIPATION UNITS

Equity Participation Units may be held only by Defined Members. Defined Members are either persons actually engaged in the production of agricultural products or associations of producers of agricultural products. Each Defined Member will be affiliated with a Defined Business Unit and will hold Equity Participation Units in that Defined Business Unit. Holders of Equity Participation Units will have delivery rights and obligations for farm products pursuant to the Agreements between such Defined Member and the Company. See " -- Member Marketing Agreement" below.

Certain rights and limitations pertaining to all Equity Participation Units, including those being offered by this Prospectus, are described in "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL." Additional rights and limitations established by the Board of Directors in creating the Equity Participation Units offered hereby are described below.

In determining the offering price of the Units, the Board of Directors has considered the historic and expected operations of, the risks associated with and an appropriate rate of return for each Business Unit.

Each Business Unit and the respective Equity Participation Units were created by resolutions (the "Resolutions") of the Board of Directors, acting pursuant to the governing documents, on January 11, 1997. The terms of the Units are governed by the governing documents (as discussed under "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL") and the Resolutions (which are more fully discussed below). The Resolutions may be amended by the Board of Directors, except in certain respects, without a vote of holders of the Units. See "-- Amendment of Board Resolutions" below. Holders of the Units have the rights and remedies provided by the Minnesota Cooperative Law.

MILLING BUSINESS UNIT

The Board of Directors has created the Milling Business Unit for the purpose of purchasing wheat (including durum) and the processing and sale thereof into flour and various byproducts, effective at the close of business on May 31, 1997, to carry on the operations of the Milling Division. On that date there will be allocated to the Milling Business Unit the assets and liabilities, including commitments, contingencies and obligations, appropriately belonging to the Division. In connection with the organization of the Milling Business Unit the Company will contribute additional capital so that the construction of the Pocono facility can be financed from equity capital.

Holders of Equity Participation Units in the Milling Business Unit have a right to participate in the patronage sourced income from the operations of the Milling Business Unit. Prior to the sale of any Unit to any person, such person shall enter into an Agreement which gives the right and obligation to such person to deliver the number of bushels of wheat as shall equal the number of Units to be purchased by such Member. The delivery obligation and right under the Agreement for the Milling Business Unit will become fully effective for the fiscal year in which the Pocono facility begins operating. Defined Members will be notified. Initially and until the Agreement becomes fully effective, it will represent a right and obligation to deliver 78% of the wheat set forth therein.

For information on earnings per bushel of the Milling Division, see "BUSINESS -- MILLING DIVISION -- Selected Financial and Operating Data." Allocations of overhead and interest expense to the Milling Business Unit by the Company will vary from the allocations to the Milling Division. See Note 15 to the Milling Division financial statements.

Patronage sourced income from the operations of the Milling Business Unit will be allocated by the Company as patronage refunds based on the total amount of wheat processed. For example, if the Milling Business Unit were to process 50,000,000 bushels of wheat and holders of Equity Participation Units had delivered 20,000,000 bushels, 40% of the net patronage sourced income would be allocated to holders of Equity Participation Units. As between the holders of Equity Participation Units, patronage sourced income will be allocated to each Defined Member proportionate to the wheat delivered pursuant to the Agreement.

While Defined Members will be entitled to the allocation of patronage refunds originating from the Milling Business Unit, they may also receive, upon allocation by the Board of Directors, nonpatronage income from operations of the Company, including operations of the Milling Business Unit generating nonpatronage income.

The initial Defined Member Board of the Milling Business Unit shall consist of five persons, designated by the Board of Directors, to hold such office until the Company's November, 1997 Annual Meeting and until their successors are duly elected and qualified, after the completion of the offering. See "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL" with respect to the Defined Members to elect successor directors, who will serve for staggered three-year terms.

PROCESSING AND REFINING BUSINESS UNIT

The Board of Directors has created the Processing and Refining Business Unit for the purpose of purchasing soybeans and crude soybean oil and the processing and sale thereof into meal, flour, oil and various byproducts, effective at the close of business on May 31, 1997, to carry on the operations of the Processing and Refining Division. On that date there will be allocated to the Processing and Refining Business Unit the assets and liabilities, including commitments, contingencies and obligations, appropriately belonging to the Division. In connection with the organization of the Processing and Refining Business Unit, the Company will withdraw an amount sufficient to bring its net worth to $53,400,000, which was its net worth on May 31, 1996.

Holders of Equity Participation Units in the Processing and Refining Business Unit have a right to participate in the patronage sourced income from the operations of the Processing and Refining Business Unit. Prior to the sale of any Unit to any person, such person shall enter into an Agreement which gives the right and obligation to such person to deliver the number of bushels of soybeans as shall equal the number of Units to be purchased by such Member.

For information on earnings per bushel of the Processing and Refining Division, see "BUSINESS -- PROCESSING AND REFINING DIVISION -- Selected Financial and Operating Data." Allocations of overhead and interest income to the Processing and Refining Business Unit by the Company will vary from the allocations to the Processing and Refining Division. See Note 14 to the Processing and Refining Division financial statements.

Patronage sourced income from the operations of the Processing and Refining Business Unit, excluding patronage sourced income from the refining of crude oil purchased from others and excluding patronage sourced income from Ventura Foods, will be allocated by the Company as patronage refunds based on the total amount of soybeans processed, giving effect to Units held and Units deemed to be held by the Company. For example, if the Processing and Refining Business Unit were to process 25,000,000 bushels of soybeans and holders of Equity Participation Units had delivered 10,000,000 bushels, 40% of the patronage sourced income would be allocated to holders of Equity Participation Units. As between the holders of Equity Participation Units, patronage sourced income will be allocated to each Defined Member proportionate to the soybeans delivered pursuant to the Agreement.

While Defined Members will be entitled to the allocation of patronage refunds originating from the Processing and Refining Business Unit, they may also receive, upon allocation by the Board of Directors, nonpatronage income from operations of the Company, including operations of the Processing and Refining Business Unit generating nonpatronage income.

The operations of Ventura Foods are not included in the Processing and Refining Business Unit. Should the Company create an additional Business Unit pertaining to those operations, it may offer participation in that Business Unit to holders of Equity Participation Units in the Processing and Refining Business Unit.

The initial Defined Member Board of the Processing and Refining Business Unit shall consist of five persons, designated by the Board of Directors, to hold such office until the Company's November, 1997 Annual Meeting and until their successors are duly elected and qualified, after the completion of the offering. See "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL" with respect to the Defined Members to elect successor directors, who will serve for staggered three-year terms.

ALLOCATIONS RELATING TO BUSINESS UNITS

Revenues from the sale of products of a Business Unit shall be credited to the Business Unit, and all direct expenses incurred by a Business Unit shall be charged against the Business Unit. Corporate, general and administrative expenses of the Company shall be allocated to each Business Unit in a reasonable manner based on the utilization by such Business Unit. Intracompany accounts shall be established for the advancements to, and the loan of funds by, each Business Unit, with interest thereon imputed at prevailing rates. Income taxes shall be allocated to each Business Unit as if it were a separate taxpayer. Each Business Unit shall perform and be responsible for commitments, contingencies and obligations allocated to such Business Unit.

Patronage sourced income from the operations of a Business Unit (except as set forth above with respect to the Processing and Refining Business Unit) will be allocated by the Company as patronage refunds based on the total amount of grain processed, giving effect to Units held and Units deemed to be held by the Company. As between holders of the Units, patronage sourced income will be allocated to each Defined Member proportionate to the number of bushels of grain delivered pursuant to the Agreement. Defined Members may also receive, upon allocation by the Board of Directors, nonpatronage income from operations of the Company, including operations of a Business Unit generating nonpatronage income.

With respect to each year, the total net income from a Business Unit will be withdrawn by the Company from the Business Unit, except to the extent that patronage dividends are not paid in cash and are retained in the Business Unit as equity. The Company will be responsible for the allocation of net income arising from operations of a Business Unit between Defined Members of any one or more Business Units and the remainder of the Company's operations.

Upon the acquisition by the Company from a third party of any assets (whether by means of an acquisition of assets or stock, merger, consolidation or otherwise) reasonably related to a Business Unit, such assets and related liabilities, including commitments, contingencies and obligations, shall be allocated to that Business Unit and the aggregate cost or fair market value of such assets and liabilities shall be paid by the Business Unit. Such allocation and determination of fair market value may be made by the Board of Directors taking into account such matters as it and its advisers, if any, deem relevant, and any such allocation and determination of fair market value shall be final and binding for all purposes whatsoever.

Upon any sale, transfer, assignment or other disposition by the Company of any or all assets of a Business Unit (whether by means of a disposition of assets, merger, consolidation, liquidation or otherwise), all proceeds (including non-cash consideration received) or the fair market value from such disposition shall be allocated to the Business Unit. If an asset is allocated to more than one Business Unit, the proceeds or the fair market value of the disposition shall be allocated among all Business Units, based upon their respective interests in such assets. Such allocation and determination of fair market value shall be made by the Board of Directors taking into account such matters as the Board of Directors and its advisers, if any, deem relevant, and any such allocation and determination of fair market value shall be final and binding for all purposes whatsoever.

The Board of Directors may from time to time reallocate any asset from one Business Unit to the Company or any other Business Unit of the Company at fair market value. Such determination of fair market value shall be made by the Board of Directors taking into account such matters as the Board of Directors and its advisers, if any, deem relevant, and any such allocation and determination of fair market value shall be final and binding for all purposes whatsoever.

The Company shall not enter into any agreement by which the net patronage sourced earnings of a Business Unit shall be allocated to any person except to a person who owns or is deemed to own Units proportionate to the patronage being so allocated.

ADDITIONAL EQUITY PARTICIPATION UNITS; SALE

The Board of Directors from time to time may authorize the sale by the Company of Units deemed owned by the Company for the account of the Company provided that sales shall be at a price determined by the Board of Directors taking into account such matters as the Board of Directors and its financial advisers, if any, deem relevant.

The Board of Directors may authorize the creation, issuance and sale of additional Equity Participation Units from time to time on such terms and for such consideration as it shall deem appropriate. Any proceeds from the sale of such additional Equity Participation Units shall be allocated to the applicable Business Unit.

There are no limitations on the issuance or sale of additional Units in the governing documents or in any loan agreements or other agreements or instruments to which the Company is a party.

Holders of Units shall have no preemptive rights to subscribe for or purchase additional Units or any other securities issued by a Business Unit or the Company. The Company intends to provide an opportunity for existing holders to subscribe for additional Equity Participation Units.

The Company may, if authorized by the Board of Directors, purchase Units at such price as it shall determine from time to time for its own account, or for the account of a Business Unit.

MERGER, CONSOLIDATION OR SALE

In connection with the merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company as an entirety or upon the sale of all or substantially all of the assets of a Business Unit, all, but not less than all, Units of such Business Unit shall be redeemed by the Company at their original purchase price shown on the cover of this Prospectus, provided that the Preferred Capital Certificates or unit retains of such Business Unit not previously paid are also redeemed in connection therewith; that such payments include any prorata profit (or loss) associated with disposition of the assets of the Business Unit as though the assets, subject to the liabilities, of the Business Unit had been sold in connection with such event at their fair market value; and that provision is made for the allocations of patronage sourced income arising prior to such transaction. Any determination of fair market value shall be made by the Board of Directors taking into account such matters as the Board of Directors and its advisers, if any, deem relevant. A sale of more than 75% of the assets or earning power will be deemed "all or substantially all" of the assets of the Company or a Business Unit. Upon any such redemption of Units, the Company will comply with all applicable federal securities laws.

OPERATIONS

The operations of a Business Unit shall be carried out by the Company through the Board of Directors, officers and management of the Company. The capital assets of a Business Unit may be disposed of in the ordinary course of business and the disposition of any substantial portion of the assets of a Business Unit as an entirety may be authorized by the Board of Directors. The Board of Directors may determine to sell the assets and operations of a Business Unit or to abandon or shut down the operations of a Business Unit. Abandonment or shutting down the operations of a Business Unit (other than on a temporary basis) will be considered sale of all of the assets of the Business Unit and will have the effect described under " -- Merger, Consolidation or Sale."

AMENDMENT OF BOARD RESOLUTIONS

The resolutions adopted by the Board of Directors establishing the Milling Business Unit and the Processing and Refining Business Unit may be amended from time to time by the Board of Directors of the Company, except for those matters described under "Allocations Relating to Business Units" and "Merger, Consolidation or Sale," which may be amended only with the approval of a majority of Defined Members owning Units not held or deemed held by the Company.

MEMBER MARKETING AGREEMENT

A Defined Member will be obligated to deliver during each delivery year one bushel of wheat or soybeans which is of merchantible quality, according to industry standards, to the Company for each applicable Unit held, subject to adjustment as described below, at delivery points designated by the Company; provided, however that, until the Pocono facility commences operation, a Defined Member contracting to deliver wheat shall only have the right and obligation to deliver 78% of the contracted bushels. Wheat or soybeans that do not meet applicable standards may either be rejected or accepted with such discounts as may be established by the Company or agents. Deliveries may be made at any time from June 1 through May 31. The Company expects that certain Affiliated Associations will contract with the Company to act as an agent for handling required deliveries (and will receive funds for that service), and that the Company will designate some or all of its owned and operated elevators as delivery points. The Board of Directors may establish annual "tolerance ranges" allowing a Defined Member the option to deliver more or less wheat or soybeans in any given year. Upon transfer of Units, the remaining obligations under the Agreement must also be assumed by the transferee of the Units. The Agreement may be terminated by an Individual Member effective on May 31 of any year upon written notice of termination. In addition, the Agreement may be terminated following a breach of the Agreement by either party, upon thirty days' written notice from the party not in breach. The Agreement may be terminated by the Company upon sale, liquidation, dissolution or winding up of the applicable Defined Business Unit in accordance with the Company's Bylaws.

The Company is obligated to take and pay for deliveries in accordance with the Agreement. The price to be paid is based on the prevailing price at the point of delivery agreed to between the Defined Member and the Company or its agent at the time of sale. The final settlement price must be established prior to the end of the processing year. In case of fire, explosions, interruption of power, strikes or other labor disturbances, lack of transportation facilities, shortage of labor or supplies, floods, action of the elements, riot, interference of civil or military authorities, enactment of legislation or any unavoidable casualty or cause beyond the control of the Company affecting the conduct of the Company's business to the extent of preventing or unreasonably restricting the receiving, handling, production, marketing or other operations, the Company shall be excused from performance during the period that the Company's business or operations are so affected. The Defined Member shall not be liable for failure or delay in performance of the Agreement to the extent such failure or delay is caused by a crop failure due to an Act of God, such as drought or flood.

The Company will pay to each Defined Member an annual patronage refund equal to the portion arising from the net savings of the applicable Business Unit attributable to such Defined Member's patronage of the Business Unit.

Each Agreement is subject to amendment upon the approval of the Company and the majority vote of the voting power of the applicable Business Unit. As a result, in the event that Defined Members holding the majority of the voting power of the applicable Business Unit approve an amendment to the Agreement which has been approved by the Company, those Defined Members who voted against or oppose the amendment will be bound to performance of the Agreement as amended.

Upon the termination of the operations of a Defined Business Unit, the Marketing Agreement will automatically terminate. See " -- Operations."

The Company is authorized to retain a portion of the payments otherwise due to Defined Members for purchases of products from them. Such retention is referred to as a "unit retain." The Company has the option to treat any such unit retains as taxable to the Company or to treat the unit retains as nontaxable by declaring the unit retains as "qualified." Qualified unit retains are taxable to the Defined Member in the tax year when the Defined Member receives notification that a unit retain has been established. When a qualified unit retain is reimbursed or redeemed, the Defined Member reports no additional income. Unit retains may be called for payout at the lesser of their stated or book value at the discretion of the Board of Directors.

TAXATION

Patronage dividends arising under the Agreements with respect to the Units will have the same tax treatment as patronage currently payable to members. See "MEMBERSHIP IN THE COMPANY AND AUTHORIZED CAPITAL -- Tax Treatment."

TRANSFER OF EQUITY PARTICIPATION UNITS

Upon any transfer of Units, the transferee will be required to certify as to eligibility and then current anticipated annual production and to sign an Agreement. In approving any transfer, the Board of Directors will require that such certificate show that the number of Units transferred does not exceed anticipated annual production, that any transferee does not own more than 1% of the outstanding capacity of any one Business Unit and that the Units held by each transferor retaining units and transferee represent at least 3,000 bushels of wheat or 1,500 bushels of soybeans.


                                TRADING OF UNITS

The Company intends to create an electronic bulletin board to facilitate the purchase and sale of Units among Members, although Members are free to make other arrangements for the purchase and sale of Units. A seller may post the seller's name, telephone number, address, number of Units offered and the asking price per Unit. A buyer may post the buyer's name, telephone number, address, number of Units sought and the bid price per Unit. Any sale and purchase of Units will be subject to negotiation of price and other terms of purchase. The Company will not act as a broker or dealer in connection with any such sale and will not receive any commission or other fee.

The Company also intends to publish information on transfers of Units, including date, the number of Units transferred and, in the case of a sale, the sale price per Unit.


                              PLAN OF DISTRIBUTION

The Units are being offered by the Company on a best efforts, continuous basis with no minimum amount of subscriptions required to close. Any person wishing to purchase Units must execute a Subscription Agreement in the form of Exhibit A and an Agreement in the form of Exhibit B and send them, accompanied by payment, to the Company. The manner and circumstances under which such agreements will be accepted is shown on the cover of this Prospectus.

The Company intends to offer the Units through a series of informational meetings conducted by officers or directors of the Company. Those meetings will be announced through newspapers and other publications. At the meetings, a copy of this Prospectus and a blank subscription agreement and Agreement will be provided to each attendee. Attendees will be asked to leave their name, address and telephone number, and employees of the Company will inquire, at a later time, whether the attendee has any interest in the investment and answer any questions the attendee may have. Employees of the Company will not receive any special compensation for assistance in the offering.


                                VALIDITY OF UNITS

The validity of the securities offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.


                                     EXPERTS

The consolidated financial statements of Harvest States Cooperatives and the financial statements of the Milling Division and the Processing and Refining Division as of May 31, 1995 and 1996, and for each of the three years in the period ended May 31, 1996, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports thereon appearing herein and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

A Registration Statement on Form S-1, including amendments thereto, relating to the Units offered hereby has been filed with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Units offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.


                         INDEX TO FINANCIAL STATEMENTS

                                                                                            Page

Harvest States Cooperatives

  Independent Auditors' Report                                                               F-2

  Financial Statements:

    Consolidated Balance Sheets as of May 31, 1995 and 1996 and
     November 30, 1996 (unaudited)                                                           F-3

    Consolidated Statements of Earnings for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1995 and 1996 (unaudited)                F-4

    Consolidated Statements of Capital for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1996 (unaudited)                         F-5

    Consolidated Statements of Cash Flows for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1995 and 1996 (unaudited)                F-6

    Notes to Consolidated Financial Statements for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1995 and 1996 (unaudited)                F-7

Wheat Milling Division (A Division of Harvest States Cooperatives)

  Independent Auditors' Report                                                              F-16

  Financial Statements:

    Balance Sheets as of May 31, 1995 and 1996 and November 30, 1996 (unaudited)            F-17

    Statements of Earnings for the Years Ended May 31, 1994, 1995, and 1996
     and the Six Months Ended November 30, 1995 and 1996 (unaudited)                        F-18

    Statements of Divisional Equity for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1996 (unaudited)                        F-19

    Statements of Cash Flows for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1995 and 1996 (unaudited)               F-20

    Notes to Financial Statements for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1995 and 1996 (unaudited)               F-21

Oilseed Processing And Refining Division (A Division of Harvest States Cooperatives)

  Independent Auditors' Report                                                              F-28

  Financial Statements:

    Balance Sheets as of May 31, 1995 and 1996 and November 30, 1996 (unaudited)            F-29

    Statements of Earnings for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1995 and 1996 (unaudited)               F-30

    Statements of Divisional Equity for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1996 (unaudited)                        F-31

    Statements of Cash Flows for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1995 and 1996 (unaudited)               F-32

    Notes to Financial Statements for the Years Ended May 31, 1994, 1995,
     and 1996 and the Six Months Ended November 30, 1995 and 1996 (unaudited)               F-33


                                      F-1


                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Harvest States Cooperatives
Saint Paul, Minnesota

We have audited the consolidated balance sheets of Harvest States Cooperatives and subsidiaries (the Company) as of May 31, 1995 and 1996 and the related consolidated statements of earnings, capital, and cash flows for each of the three years in the period ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at May 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended May 31, 1996, in conformity with generally accepted accounting principles.

                                             Deloitte & Touche LLP


August 19, 1996


                                      F-2


                  HARVEST STATES COOPERATIVES AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                              ASSETS
                                                          MAY 31,                NOVEMBER 30,
                                                   1995             1996             1996
                                               ------------    --------------   --------------
                                                                                 (UNAUDITED)
CURRENT ASSETS:
  Cash                                         $ 11,656,677    $   21,426,227   $   94,766,678
  Receivables (Note 2)                          334,241,233       367,244,539      374,044,069
  Inventories (Note 3)                          247,538,620       434,507,118      220,531,059
  Prepaid expenses and deposits                  19,252,023        41,825,850       32,410,434
                                               ------------    --------------   --------------
    Total current assets                        612,688,553       865,003,734      721,752,240

OTHER ASSETS:
  Investments (Note 4)                           57,523,420        83,269,566      117,650,022
  Other (Note 5)                                 48,483,906        48,353,983       34,842,586
                                               ------------    --------------   --------------
    Total other assets                          106,007,326       131,623,549      152,492,608

PROPERTY, PLANT, AND EQUIPMENT
 (Notes 6 and 7)                                205,837,690       232,145,401      219,946,105
                                               ------------    --------------   --------------
                                               $924,533,569    $1,228,772,684   $1,094,190,953
                                               ============    ==============   ==============

                   LIABILITIES AND CAPITAL

CURRENT LIABILITIES:
  Notes payable (Note 7)                       $200,000,000    $  324,000,000   $           --
  Patron credit balances                         59,490,643        29,007,419      129,887,572
  Advances received on grain sales              123,421,988       201,825,190      259,721,905
  Drafts outstanding                             17,581,091        23,837,715       30,599,660
  Accounts payable and accrued expenses         127,569,277       163,435,268      176,354,870
  Patronage dividends payable                    11,000,000        13,100,000        4,600,000
  Current portion of long-term debt (Note 7)      6,721,469        13,923,204       18,205,053
                                               ------------    --------------   --------------
    Total current liabilities                   545,784,468       769,128,796      619,369,060

LONG-TERM DEBT (Note 7)                          78,095,056       118,705,972      117,482,954

OTHER LIABILITIES                                 1,166,152         3,685,797        4,443,888

COMMITMENTS AND CONTINGENCIES
 (Notes 8 and 13)

CAPITAL (Note 8)                                299,487,893       337,252,119      352,895,051
                                               ------------    --------------   --------------
                                               $924,533,569    $1,228,772,684   $1,094,190,953
                                               ============    ==============   ==============

See notes to consolidated financial statements.


                                      F-3


                  HARVEST STATES COOPERATIVES AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                             SIX MONTHS ENDED
                                                 FOR THE YEARS ENDED                           NOVEMBER 30,
                                  -------------------------------------------------   -------------------------------
                                       1994             1995              1996             1995             1996
                                  --------------   --------------    --------------   --------------   --------------
                                                                                                (UNAUDITED)
REVENUES:
  Sales:
    Grain and oilseed             $3,086,531,429   $4,191,665,535    $7,127,223,407   $3,329,958,581   $3,548,642,198
    Processed grain and oilseed      593,116,553      708,219,307       819,863,541      403,716,340      396,378,362
    Feed and farm supplies           165,925,459      156,699,068       207,252,696       85,665,267      113,824,347
                                  --------------   --------------    --------------   --------------   --------------
                                   3,845,573,441    5,056,583,910     8,154,339,644    3,819,340,188    4,058,844,907
  Patronage dividends                  6,609,602        6,512,481        13,278,997        1,891,024        4,727,294
  Other revenues (Note 12)            45,895,922       57,556,984        68,339,523       35,821,618       33,809,212
                                  --------------   --------------    --------------   --------------   --------------
                                   3,898,078,965    5,120,653,375     8,235,958,164    3,857,052,830    4,097,381,413

COSTS AND EXPENSES:
  Cost of goods sold               3,786,336,764    4,981,820,272     8,076,073,326    3,779,651,094    4,029,924,953
  Marketing, general, and
   administrative                     60,847,099       69,509,491        70,054,248       39,251,639       36,927,696
  Interest                            10,250,765       19,268,575        31,921,936       13,896,619        8,418,249
                                  --------------   --------------    --------------   --------------   --------------
                                   3,857,434,628    5,070,598,338     8,178,049,510    3,832,799,352    4,075,270,898
                                  --------------   --------------    --------------   --------------   --------------
EARNINGS BEFORE INCOME TAXES          40,644,337       50,055,037        57,908,654       24,253,478       22,110,515

INCOME TAXES (Note 11)                 5,500,000        5,100,000         6,900,000        3,050,000        2,600,000
                                  --------------   --------------    --------------   --------------   --------------
NET EARNINGS                      $   35,144,337   $   44,955,037    $   51,008,654   $   21,203,478   $   19,510,515
                                  ==============   ==============    ==============   ==============   ==============

DISTRIBUTION OF NET
 EARNINGS
  Cash to patrons                 $    9,945,967   $   10,992,918    $   13,295,713
  Patronage certificates              23,187,069       25,617,898        31,023,286
  Nonpatronage certificates            1,832,136        7,912,297         6,175,689
  Capital reserve                        179,165          431,924           513,966
                                  --------------   --------------    --------------
    Net earnings                  $   35,144,337   $   44,955,037    $   51,008,654
                                  ==============   ==============    ==============

See notes to consolidated financial statements.


                                      F-4


                  HARVEST STATES COOPERATIVES AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CAPITAL

                                                                        PATRONAGE      NONPATRONAGE    PATRONAGE        CAPITAL
                                                         TOTAL         CERTIFICATES    CERTIFICATES     PAYABLE         RESERVE
                                                      ------------     ------------    ------------   ------------    -----------
BALANCE AT MAY 31, 1993:
  Stated as capital                                   $246,797,147     $184,835,249                   $ 16,100,000    $45,861,898
  Stated as current liability                            6,900,000                                       6,900,000
                                                      ------------     ------------                   ------------    -----------
                                                       253,697,147      184,835,249                     23,000,000     45,861,898
  Distribution of patronage dividends payable for
   preceding year, including cash payment of
   $6,833,455                                           (6,833,455)      15,819,222                    (23,000,000)       347,323
  Redemption of capital equity certificates             (5,484,613)      (5,484,613)
  Equities issued                                        3,249,624        3,249,624
  Other                                                    387,977         (262,036)                                      650,013
  Net earnings                                          35,144,337                                      31,300,000      3,844,337
  Patronage dividends payable in cash, stated as a
   current liability                                    (9,400,000)                                     (9,400,000)
                                                      ------------     ------------                   ------------    -----------

BALANCE AT MAY 31, 1994:
  Stated as capital                                    270,761,017      198,157,446                     21,900,000     50,703,571
  Stated as current liability                            9,400,000                                       9,400,000
                                                      ------------     ------------                   ------------    -----------
                                                       280,161,017      198,157,446                     31,300,000     50,703,571
  Distribution of patronage dividends payable for
   preceding year, including cash payment of
   $9,945,967                                           (9,945,967)      23,187,069     $1,832,136     (31,300,000)    (3,665,172)
  Redemption of capital equity certificates             (5,728,997)      (5,728,997)
  Other                                                  1,046,803          150,004                                       896,799
  Net earnings                                          44,955,037                                      36,700,000      8,255,037
  Patronage dividends payable in cash, stated as a
   current liability                                   (11,000,000)                                    (11,000,000)
                                                      ------------     ------------     ----------    ------------    -----------

BALANCE AT MAY 31, 1995:
  Stated as capital                                    299,487,893      215,765,522      1,832,136      25,700,000     56,190,235
  Stated as current liability                           11,000,000                                      11,000,000
                                                      ------------     ------------     ----------    ------------    -----------
                                                       310,487,893      215,765,522      1,832,136      36,700,000     56,190,235
  Distribution of patronage dividends payable for
   preceding year, including cash payment of
   $10,992,918                                         (10,992,918)      25,617,898      7,912,297     (36,700,000)    (7,823,113)
  Redemption of capital equity certificates             (6,554,160)      (6,547,372)        (6,788)
  Equities issued                                        8,721,542        8,721,542
  Other                                                 (2,318,892)      (2,041,438)         2,350                       (279,804)
  Net earnings                                          51,008,654                                      43,700,000      7,308,654
  Patronage dividends payable in cash, stated as a
   current liability                                   (13,100,000)                                    (13,100,000)
                                                      ------------     ------------     ----------    ------------    -----------

BALANCE AT MAY 31, 1996 stated as capital              337,252,119      241,516,152      9,739,995      30,600,000     55,395,972
  Stated as current liability (unaudited)               13,100,000                                      13,100,000
  Distribution of patronage dividends payable for
   preceding year including cash payment of
   $13,295,173 (unaudited)                             (13,295,713)      31,023,286                    (43,700,000)      (618,999)
  Redemption of capital equity certificates
   (unaudited)                                          (3,242,136)      (3,193,664)       (48,472)
  Equities issued (unaudited)                            4,193,985        4,193,985
  Other (unaudited)                                        (23,719)          69,974            154                        (93,847)
  Net earnings (unaudited)                              19,510,515                                      15,400,000      4,110,515
  Patronage dividends payable in cash, stated as a
   current liability (unaudited)                        (4,600,000)                                     (4,600,000)
                                                      ------------     ------------     ----------    ------------    -----------

BALANCE AT NOVEMBER 30, 1996 (Unaudited)              $352,895,051     $273,609,733     $9,691,677    $ 10,800,000    $58,793,641
                                                      ============     ============     ==========    ============    ===========

See notes to consolidated financial statements.


                                      F-5


                  HARVEST STATES COOPERATIVES AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          SIX MONTHS ENDED
                                                              FOR THE YEARS ENDED                            NOVEMBER 30,
                                                ----------------------------------------------     -------------------------------
                                                    1994             1995             1996              1995              1996
                                                ------------    -------------    -------------     -------------    --------------
                                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net earnings                                  $ 35,144,337    $  44,955,037    $  51,008,654     $  21,203,478    $   19,510,515
  Adjustments to reconcile net earnings
   to net cash flows:
    Depreciation and amortization                 17,705,185       18,907,903       20,421,425        10,177,780        13,775,558
    Noncash expense (income) from
     joint venture                                   277,340       (4,025,854)     (12,517,993)       (4,612,524)       (4,306,933)
    Noncash portion of patronage
     dividends received                           (4,598,180)      (4,622,221)      (9,607,657)       (1,505,559)       (3,205,478)
    Loss (gain) on sale of property, plant,
     and equipment                                   273,843       (1,196,717)        (853,024)           96,311           188,574
    Change in assets and liabilities:
      Receivables                                (57,084,091)    (103,580,123)     (33,013,948)     (216,781,596)       (6,914,154)
      Inventories                                (36,647,598)     (19,046,875)    (186,968,498)     (196,992,652)      213,976,059
      Patron credit balances                       8,493,415       23,282,391      (30,483,224)        4,606,224       100,880,153
      Advances received on grain and oilseed
      sales                                       (2,184,948)      (1,264,842)      78,403,202       181,684,147        57,896,714
      Accounts payable, accrued expenses, and
      drafts outstanding                          16,534,719        4,852,493       43,477,378        74,330,938        20,595,349
      Prepaid expenses, deposits, and other      (11,119,894)      (7,973,268)     (25,590,317)      (29,890,478)       10,306,262
                                                ------------    -------------    -------------     -------------    --------------
       Total adjustments                         (68,350,209)     (94,667,113)    (156,732,656)     (178,887,409)      403,192,104
                                                ------------    -------------    -------------     -------------    --------------
       Net cash (used in) provided by
        operating activities                     (33,205,872)     (49,712,076)    (105,724,002)     (157,683,931)      422,702,619

CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Proceeds from disposition of property,
   plant, and equipment                            1,174,196        3,351,119        3,729,810           693,905         1,005,267
  Investments redeemed                             7,028,580        3,662,026        2,518,863           833,753         5,900,025
  Acquisition of property, plant, and
   equipment                                     (28,035,021)     (69,314,689)     (40,501,980)      (23,956,766)      (25,347,024)
  Payments on notes receivable                       682,313          391,412          398,851           302,543           213,701
  Investments                                     (2,008,822)      (1,843,097)      (1,274,069)               --        (1,252,156)
  Investments in joint ventures                                    (6,650,000)        (727,266)               --         7,215,059
  Other                                           (3,157,854)      (1,004,755)      (1,778,678)          (14,770)          381,976
                                                ------------    -------------    -------------     -------------    --------------
       Net cash used in investing activities     (24,316,608)     (71,407,984)     (37,634,469)      (22,141,335)      (11,883,152)

CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Net borrowings (repayments) under
   line of credit agreements                      79,500,000       87,000,000      124,000,000       167,500,000      (324,000,000)
  Long-term debt borrowings                        1,160,000       51,000,000       57,961,058        25,361,058        10,000,000
  Principal payments on long-term debt            (5,869,940)      (5,215,106)     (10,546,075)       (3,395,935)       (6,398,286)
  Principal payments under capital
   lease obligations                                (634,170)        (680,901)        (739,884)         (364,197)         (542,881)
  Redemption of capital equity certificates       (5,484,613)      (5,728,997)      (6,554,160)       (3,145,246)       (3,242,136)
  Cash patronage dividends paid                   (6,833,455)      (9,945,967)     (10,992,918)      (10,934,809)      (13,295,713)
                                                ------------    -------------    -------------     -------------    --------------
       Net cash provided by (used in)
        financing activities                      61,837,822      116,429,029      153,128,021       175,020,871      (337,479,016)
                                                ------------    -------------    -------------     -------------    --------------
       INCREASE (DECREASE) IN CASH                 4,315,342       (4,691,031)       9,769,550        (4,804,395)       73,340,451
       CASH AT BEGINNING OF PERIOD                12,032,366       16,347,708       11,656,677        11,656,677        21,426,227
                                                ------------    -------------    -------------     -------------    --------------
       CASH AT END OF PERIOD                    $ 16,347,708    $  11,656,677    $  21,426,227     $   6,852,282    $   94,766,678
                                                ============    =============    =============     =============    ==============

See notes to consolidated financial statements.


                                      F-6


                  HARVEST STATES COOPERATIVES AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             YEARS ENDED MAY 31, 1994, 1995, AND 1996 AND SIX MONTHS
                  ENDED NOVEMBER 30, 1995 AND 1996 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS -- Harvest States Cooperatives is a producer-owned agricultural cooperative organized for the mutual benefit of its members. Membership extends from the Midwest to the Pacific Northwest. The Cooperative's primary activities are grain marketing, milling, and oilseed processing. Members' grain is marketed through a network of inland and export elevators. Sales are both domestic and international.

UNAUDITED INTERIM FINANCIAL STATEMENTS -- Harvest States Cooperatives and its majority-owned subsidiaries' (the Company) consolidated balance sheet as of November 30, 1996, consolidated statements of earnings and cash flows for the six months ended November 30, 1995 and 1996, consolidated statement of capital for the six months ended November 30, 1996, and the interim information in the notes to consolidated financial statements as of November 30, 1996 and for the six months ended November 30, 1995 and 1996 are unaudited. In the opinion of management, such unaudited consolidated financial statements include all adjustments (consisting of only normal, recurring accruals) necessary for a fair presentation thereof. The results of operations for any interim period are not necessarily indicative of the results for the year.

CONSOLIDATION -- The consolidated financial statements include the accounts of Harvest States Cooperatives and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

INVENTORIES -- Grain and oilseed and processed grain and oilseed products are stated at market, including adjustment for open purchase, sales, and futures contracts. Feed and farm supply inventories are priced at the lower of cost (first-in, first-out method) or market.

The Company follows the general policy of hedging its grain and oilseed inventories and unfilled orders for grain and oilseed products to the extent considered practicable for minimizing risk from market price fluctuations. Futures contracts used for hedging are purchased and sold through regulated commodity exchanges. Inventories, however, are not completely hedged, due in part to the absence of satisfactory hedging facilities for certain commodities and geographical areas and in part to the Company's appraisal of its exposure from expected price fluctuations. Noncommodity exchange purchase and sale contracts may expose the Company to risk in the event that a counterparty to a transaction is unable to fulfill its contractual obligation. The Company manages its risk by entering into purchase contracts with preapproved producers and establishing appropriate limits for individual suppliers. Sales contracts are entered into with organizations of acceptable creditworthiness, as internally evaluated.

INVESTMENTS -- Investments in cooperatives are stated at cost including allocated equity and retainings. Patronage dividends are recorded at the time written notices of allocation are received. Joint ventures and other significant equity investments are accounted for under the equity method. Under the equity method, the Company recognizes its proportionate share of earnings or loss of the investee. Investments in other debt and equity securities are considered available for sale and are stated at market value, with unrealized amounts included in other equity.

PROPERTY, PLANT, AND EQUIPMENT -- Property, plant, and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

INTANGIBLE ASSETS -- Leasehold rights and other intangible assets are amortized using the straight-line method over 3 to 40 years.


                                      F-7


GRAIN AND OILSEED SALES -- Grain and oilseed sales are recorded at time of shipment. Export sales, including those through joint ventures, for the years ended May 31, 1994, 1995, and 1996, were as follows:

                        1994             1995             1996
                    ------------    --------------   --------------

Africa               140,000,000       170,000,000      195,000,000
Asia                 680,000,000     1,080,000,000    2,150,000,000
Europe                23,000,000       220,000,000      465,000,000
North America         12,000,000        85,000,000      205,000,000
South America         45,000,000        45,000,000       85,000,000
                    ------------    --------------   --------------
                    $900,000,000    $1,600,000,000   $3,100,000,000
                    ============    ==============   ==============

INCOME TAXES -- Deferred income taxes are provided on temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. Due to the high proportion of patronage earnings, deferred taxes resulting from temporary differences are not significant.

ASSET IMPAIRMENT -- Effective June 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The adoption of this statement had no material impact on the Company's financial statements.

ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS -- Certain reclassifications have been made to the 1994 and 1995 consolidated financial statements to conform to the 1996 presentation. These reclassifications have no effect on the operating results of those years, as previously reported.

2. RECEIVABLES

                                         MAY 31,                NOVEMBER 30,
                                  1995             1996             1996
                              ------------     ------------     ------------

Trade                         $222,522,967     $297,112,614     $329,005,765
Elevator accounts              100,849,459       59,163,181       36,326,652
Other                           15,293,807       18,003,744       15,923,543
                              ------------     ------------     ------------
                               338,666,233      374,279,539      381,255,960
Less allowance for losses       (4,425,000)      (7,035,000)      (7,211,891)
                              ------------     ------------     ------------
                              $334,241,233     $367,244,539     $374,044,069
                              ============     ============     ============

3. INVENTORIES

                                                    MAY 31,                NOVEMBER 30,
                                             1995             1996             1996
                                         ------------     ------------     ------------
Grain and oilseed                        $166,797,308     $351,504,342     $168,949,449
Processed grain and oilseed products       42,294,295       52,555,945       39,505,338
Feed and farm supplies                     38,447,017       30,446,831       12,076,272
                                         ------------     ------------     ------------
                                         $247,538,620     $434,507,118     $220,531,059
                                         ============     ============     ============


                                      F-8


4. INVESTMENTS

                                                       MAY 31,              NOVEMBER 30,
                                                1995            1996            1996
                                             -----------     -----------    ------------
Cooperatives:
  St. Paul Bank for Cooperatives             $ 7,358,124     $ 8,180,068    $  8,180,068
  National Bank for Cooperatives               1,385,580       2,855,489       2,818,571
  Cenex                                        8,534,259      12,361,642      12,671,323
  Central Ferry Terminal Association           1,279,674       1,222,283       1,222,415
  Pro Fac Cooperative                          2,816,625       1,769,656       1,769,656
  Land O' Lakes, Inc.                          2,056,032       3,460,903       6,646,239
  Ag Processing, Inc.                          9,969,001      14,044,556      14,034,306
  Intrade Corporation                            886,543       1,869,073       1,869,073
  Farmland Industries                            628,500         891,625         891,268
  Lewis-Clark Terminal, Inc.                     484,027       1,003,433       1,208,339
Joint Ventures:
  HSPV, L.L.C.                                 2,341,263       6,408,265              --
  Tacoma Export Marketing Company              2,583,904       9,330,337      11,593,988
  Ventura Foods, L.L.C.                        4,152,815       4,651,933      39,595,682
  Harvest States -- Farmland Specialty
  Feed                                         1,007,139         954,678         933,351
  Ag States Agency, L.L.C.                     3,925,310       4,963,174       4,141,130
  Farmland -- Harvest States L.L.C.                   --              --       1,140,000
  Archer Daniels Midland Common Stock          5,213,400       5,770,031       5,770,031
  International Malting Company                  700,000         700,000         700,000
  Other                                        2,201,224       2,832,420       2,464,582
                                             -----------     -----------    ------------
                                             $57,523,420     $83,269,566    $117,650,022
                                             ===========     ===========    ============

5. OTHER ASSETS

                                                                  MAY 31,              NOVEMBER 30,
                                                           1995            1996            1996
                                                        -----------     -----------     -----------
Leasehold rights and other intangibles, less
 accumulated amortization of $6,307,759, $7,145,101,
 and $6,207,027, respectively                           $26,770,619     $24,908,896     $15,798,448
Notes receivable                                          1,245,992       1,780,474       1,681,399
Prepaid expenses and other assets                        20,467,295      21,664,613      17,362,739
                                                        -----------     -----------     -----------
                                                        $48,483,906     $48,353,983     $34,842,586
                                                        ===========     ===========     ===========


                                      F-9


6. PROPERTY, PLANT, AND EQUIPMENT

                                         ESTIMATED
                                        USEFUL LIFE                 MAY 31,                 NOVEMBER 30,
                                         IN YEARS           1995              1996              1996
                                        -----------     -------------     -------------     -------------
Grain terminals and country
 elevators                                3 to 50       $ 195,019,102     $ 207,814,058     $ 211,313,639
Grain and oilseed processing plants       3 to 40         144,261,776       187,325,113       135,118,597
Feed plants                               3 to 40          24,837,506        23,045,048        23,453,595
Corporate office facilities               3 to 40          11,031,357        11,510,344        12,046,342
Construction in progress                                   29,105,235        14,510,634        37,108,200
                                                        -------------     -------------     -------------
                                                          404,254,976       444,205,197       419,040,373
Less accumulated depreciation                            (198,417,286)     (212,059,796)     (199,094,268)
                                                        -------------     -------------     -------------
                                                        $ 205,837,690     $ 232,145,401     $ 219,946,105
                                                        =============     =============     =============

During the years ended May 31, 1994, 1995, and 1996 the Company capitalized interest of $0, $587,637 and $739,101, respectively.

7. BORROWINGS

NOTES PAYABLE:

The Company had a seasonal loan agreement of $200,000,000 committed with St. Paul Bank for Cooperatives, $65,000,000 and $128,250,000 of which were outstanding on May 31, 1995 and 1996, respectively. The Company has a seasonal loan agreement of $200,000,000 committed with National Bank for Cooperatives, $55,000,000 and $95,750,000 of which were outstanding on May 31, 1995 and 1996, respectively. The Company also has seasonal loan agreements of $170,000,000 of which $150,000,000 is committed with commercial banks, $80,000,000 and $100,000,000 of which were outstanding on May 31, 1995 and 1996, respectively. The average weighted interest rates as of May 31, 1995 and 1996 were 6.07% and 6.05%, respectively. Major conditions of the loan agreements provide that (1) the aggregate principal outstanding under the agreements shall not exceed $650,000,000; (2) the Company will not change its patronage dividend payment policy or equity redemption policy without the consent of the banks; and (3) the Company will maintain working capital of $85,000,000. The total unused seasonal loan commitment at May 31, 1996 was $226,000,000.

The Company has entered into a seasonal loan agreement of $550,000,000 that is effective as of November 11, 1996 which replaces the above agreements. The agreement is provided by the National Bank for Cooperatives, St. Paul Bank for Cooperatives, and a group of commercial banks, and is committed through October 31, 1997. This agreement can be extended in one year increments through October 29, 1999, if mutually agreed to. No amounts are outstanding as of November 30, 1996.

Major financial covenants of the new seasonal loan agreement provide that (1) the Company will maintain a working capital amount of not less than $100,000,000; (2) the Company shall have consolidated members and patrons' equity of not less than $275,000,000; and (3) the Company shall not have consolidated funded debt to consolidated members and patrons' equity in excess of .80 to 1.00. The Company is also required to maintain investments in the St. Paul Bank for Cooperatives and the National Bank for Cooperatives based upon borrowing levels. Patronage allocations to the Company are used to maintain such required level of investment. No direct cash investment is required.


                                      F-10


LONG-TERM DEBT:

                                                                    MAY 31,                NOVEMBER 30,
                                                             1995             1996             1996
                                                          -----------     ------------     ------------
St. Paul Bank for Cooperatives, with fixed and
 variable interest rates from 6.24% to 8.50%, due in
 installments through 2007                                $44,792,000     $ 68,192,000     $ 69,675,333
National Bank for Cooperatives, with fixed and
 variable interest rates from 6.24% to 7.51%, due in
 installments through 2007                                 25,500,000       52,500,000       56,083,333
Industrial Development Revenue Bonds, payable
 through July 2005, interest rate of 7.4%                   4,750,000        3,300,000        2,100,000
Capitalized lease obligations with fixed and variable
 rates, 8.0% to 8.90%                                       7,262,508        6,522,624        5,979,743
Mortgages payable and other                                 2,512,017        2,114,552        1,849,598
                                                          -----------     ------------     ------------
                                                           84,816,525      132,629,176      135,688,007
Less current portion                                       (6,721,469)     (13,923,204)     (18,205,053)
                                                          -----------     ------------     ------------
                                                          $78,095,056     $118,705,972     $117,482,954
                                                          ===========     ============     ============

The principal maturities of outstanding long-term indebtedness outstanding at May 31, 1996 are as follows:

Year ending May 31:
  1997                  $13,923,204
  1998                   19,385,645
  1999                   15,061,743
  2000                   15,981,172
  2001                   11,638,564
  2002 and
  thereafter             56,638,848

8. PATRONS' EQUITY

In accordance with the bylaws and by action of the Board of Directors, annual net earnings from patronage sources are distributed to consenting patrons following the close of each year and are based on amounts reportable for federal income tax purposes as adjusted in accordance with the bylaws. The cash portion of this distribution is determined annually by the Board of Directors, with the balance issued in the form of Patronage Certificates.

Annual net earnings from sources other than patronage may be added to the Capital Reserve or, upon action by the Board of Directors, allocated to members in the form of Nonpatronage Certificates.

The Board of Directors has authorized the redemption of Patronage Certificates held by patrons who are 72 years of age and those held by estates of deceased patrons. The Board of Directors has also authorized the redemption of Nonpatronage Certificates held by estates of deceased patrons.

9. RETIREMENT PLANS

The Company has noncontributory defined benefit retirement plans covering substantially all salaried and full-time hourly employees. The retirement plan benefits for salaried employees are based on years of service and the participants' total compensation. Benefits for hourly employees are based on various monthly amounts for each year of credited service. The plans are funded by annual contributions to tax-exempt trusts in accordance with federal law and regulations. Plan assets consist principally of corporate obligations, U.S. Government bonds, money market funds, and immediate participation guarantee contracts.


                                  F-11


During the year ended May 31, 1995 several participants in a nonqualified supplemental defined benefit plan retired which resulted in an actuarial loss of a magnitude which required a settlement adjustment to be recorded.

Net pension expense for the years ended May 31 consists of the following:

                                                      1994            1995           1996
                                                  -----------     -----------     -----------
Service cost -- benefits earned during the
 period                                           $ 2,334,299     $ 2,564,115     $ 2,496,711
Interest cost on projected benefit obligation       6,161,068       6,376,612       5,587,377
Actual return on plan assets                       (7,256,145)     (7,329,046)     (6,860,278)
Net amortization and deferral                       1,029,260       1,165,499         555,130
Benefit plan settlement adjustment                                  3,020,077
                                                  -----------     -----------     -----------
                                                  $ 2,268,482     $ 5,797,257     $ 1,778,940
                                                  ===========     ===========     ===========

The funded status of the plans and the amount recognized on the consolidated balance sheets as of May 31 are as follows:

                                                                1995            1996
                                                             -----------     -----------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
   benefits of $67,539,069 and $74,406,137, respectively     $69,898,635     $77,127,866
                                                             ===========     ===========
  Projected benefit obligation for service rendered to
  date                                                       $73,686,670     $81,036,131
  Plan assets at fair value                                   70,122,276      75,743,570
                                                             -----------     -----------
  Plan assets less than projected benefit obligation          (3,564,394)     (5,292,561)
  Unrecognized net loss                                       19,551,900      25,449,810
  Unrecognized transition gain at June 1, 1985 being
   recognized over 13 years                                   (3,614,924)     (2,517,627)
  Unrecognized prior service cost                              1,606,315       1,520,901
  Additional minimum liability                                                (1,098,275)
                                                             -----------     -----------
   Prepaid pension cost                                      $13,978,897     $18,062,248
                                                             ===========     ===========

The determination of the actuarial present value of the projected benefit obligation was based on a weighted average discount rate of 8.25% in 1994 and 1995 and 7.75% in 1996 and a rate of increase in future compensation of 5% in 1994, 1995, and 1996. The expected long-term rate of return on plan assets was 8.5% in 1994 and 1995 and 8% in 1996.

10. POSTRETIREMENT MEDICAL AND OTHER BENEFITS

The Company provides certain health care benefits for retired employees. Employees become eligible for these benefits if they meet minimum age and service requirements and are eligible for retirement benefits.


                                      F-12


The accrued postretirement medical and other benefits costs that are not funded were as follows at May 31:

                                                               1995            1996
                                                           -----------     -----------
Accumulated postretirement benefit obligation (APBO):
  Retirees                                                 $ 5,991,309     $ 2,993,307
  Fully eligible active plan participants                    1,041,742       1,019,071
  Other active plan participants                             2,730,508       3,624,620
                                                           -----------     -----------
    Total APBO                                               9,763,559       7,636,998
Unrecognized transition obligation                          (9,984,815)     (9,430,105)
Unrecognized net gains                                       2,000,094       4,059,863
                                                           -----------     -----------
Accrued postretirement medical and other benefits cost     $ 1,778,838     $ 2,266,756
                                                           ===========     ===========

The components of the net periodic cost are as follows for the years ended May
31:

                                                      1994           1995          1996
                                                   ----------     ----------    ----------
Service cost -- benefits earned during the
 year                                              $  299,000     $  312,814    $  337,182
Interest cost on projected benefit obligation         866,000        739,055       548,997
Amortization of unrecognized gains                                   (41,435)     (228,025)
Amortization of transition obligation                 566,000        554,710       554,710
                                                   ----------     ----------    ----------
Net periodic postretirement cost                   $1,731,000     $1,565,144    $1,212,864
                                                   ==========     ==========    ==========

The calculations assumed a discount rate of 8% in 1995 and 7.75% in 1996 and a health care cost trend rate of 10% in 1996, declining to 6% in 2004. If the health care cost trend rate increased by 1%, the APBO would increase by 8.7% and the service cost and interest cost components would increase by 10%.

11. PROVISION FOR INCOME TAXES

The provision for income taxes for each of the three years ended May 31 was as follows:

                                      1994           1995           1996
                                   ----------     ----------     ----------
Current provision                  $5,900,000     $5,400,000     $7,100,000
Deferred -- principally
 federal                             (400,000)      (300,000)      (200,000)
                                   ----------     ----------     ----------
Total provision                    $5,500,000     $5,100,000     $6,900,000
                                   ==========     ==========     ==========

Deferred income taxes, which are not significant, relate principally to allowances and accruals.

A reconciliation of the statutory federal tax rate to the effective rate for each of the three years ended May 31 follows:

                                                                    1994       1995       1996
                                                                    ----       ----       ----
Statutory federal income tax rate                                   35.0%      35.0%      35.0%
State and local income taxes, net of federal income tax  benefit     2.6        2.6        4.3
Patronage earnings                                                 (27.0)     (27.6)     (29.6)
Other                                                                2.9         .2        2.2
                                                                    ----       ----       ----
Effective rate                                                      13.5%      10.2%      11.9%
                                                                    ====       ====       ====


                                      F-13


12. OTHER REVENUES

                                                 FOR THE YEARS ENDED                      SIX MONTHS ENDED
                                                       MAY 31,                              NOVEMBER 30,
                                     ------------------------------------------      --------------------------
                                        1994            1995            1996            1995            1996
                                     -----------     -----------     -----------     -----------    -----------
Storage and handling                 $ 8,665,157     $ 9,168,022     $ 8,722,537     $ 4,202,610    $ 3,432,000
Service revenues                      13,695,050      15,942,394      20,572,679      12,802,646     13,627,860
Commission                             8,023,254       6,722,261       6,837,272       3,727,785      4,383,449
Joint venture (loss) income             (277,340)      4,025,854      12,517,993       4,612,521      4,306,937
(Loss) gain on sale of property,
 plant, and equipment                   (211,081)      1,196,717         853,024         (96,311)      (188,574)
Interest income                        7,935,682      11,471,627      11,581,221       6,367,772      3,587,400
Other                                  8,065,200       9,030,109       7,254,797       4,204,595      4,660,140
                                     -----------     -----------     -----------     -----------    -----------
                                     $45,895,922     $57,556,984     $68,339,523     $35,821,618    $33,809,212
                                     ===========     ===========     ===========     ===========    ===========


13. COMMITMENTS AND CONTINGENCIES

At May 31, 1995 and 1996, the Company stored grain and oilseed and processed grain and oilseed products for others totaling $30,700,000 and $37,900,000, respectively. Such stored commodities and products are not the property of the Company and therefore are not included in the Company's inventory.

The Company is a guarantor for lines of credit for related companies totaling $100,000,000, of which $30,300,000 was outstanding as of May 31, 1996. All outstanding loans are current with respective creditors as of May 31, 1996.

The Company leases approximately 3,400 rail cars with remaining lease terms of one to ten years. In addition, the Company leases vehicles and various manufacturing equipment.

Minimum rental payments due under these operating leases at May 31, 1996, are as follows:

                          RAIL CARS       VEHICLES          OTHER           TOTAL
                         -----------     -----------     -----------    ------------
Years ending May 31:
  1997                   $17,940,667     $ 4,823,359     $ 2,128,587    $ 24,892,613
  1998                    17,450,431       3,795,690       1,753,844      22,999,965
  1999                    15,807,151       2,771,987       1,398,045      19,977,183
  2000                    11,938,430       1,675,650       1,056,157      14,670,237
  2001                     6,906,800         789,227         861,043       8,557,070
  2002 and thereafter     13,599,870         648,190       4,186,672      18,434,732
                         -----------     -----------     -----------    ------------
                         $83,643,349     $14,504,103     $11,384,348    $109,531,800
                         ===========     ===========     ===========    ============

Total rent expense, net of rail car mileage credits received from the railroad and subleases, was approximately $10,196,000, $11,378,000, and $12,454,000 for the years ended May 31, 1994, 1995, and 1996, respectively. Mileage credits and sublease income were $3,437,000, $5,126,000, and $7,257,000 for the years ended May 31, 1994, 1995, and 1996, respectively.

The Company is a party to various lawsuits and administrative proceedings incidental to its business. It is impossible, at this time, to estimate what the ultimate legal and financial liability of the Company will be; nevertheless, management believes, based on the information available to date and the resolution of prior proceedings, that the ultimate liability of all litigation and proceedings will not have a material impact on the financial statements of the Company taken as a whole.


                                      F-14


14. SUPPLEMENTAL CASH FLOW STATEMENT INFORMATION

Additional information concerning supplemental disclosures of cash flow activities is as follows:

                                                   FOR THE YEARS ENDED                      SIX MONTHS ENDED
                                                         MAY 31,                              NOVEMBER 30,
                                       -------------------------------------------     ---------------------------
                                          1994            1995            1996            1995            1996
                                       -----------     -----------     -----------     -----------     -----------
Net cash paid for:
 Interest                              $10,149,452     $17,741,969     $31,836,722     $12,658,726     $10,626,889
 Income taxes                            5,610,503       7,054,563       3,934,688       3,897,074       2,256,355
Significant noncash transactions:
  Noncash patronage refunds issued
   from prior year's earnings          $15,819,222     $23,187,069     $25,617,898
  Noncash non-patronage
   certificates issued from prior
   year's earnings                                     $ 1,832,136     $ 7,912,297
  Capital Equity Certificates
   issued in exchange for elevator
   properties                          $ 3,249,624                     $ 8,721,542

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of the fair value of all financial instruments to which the Company is a party. All financial instruments are carried at amounts that approximate estimated fair value, except for investments in cooperatives, for which it is not practicable to provide fair-value information.


                                      F-15


                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Harvest States Cooperatives
Saint Paul, Minnesota

We have audited the balance sheets of the Wheat Milling Division, formerly known as Amber Milling Company, a division of Harvest States Cooperatives (HSC), as of May 31, 1995 and 1996 and the related statements of earnings, divisional equity and cash flows for each of the three years in the period ended May 31, 1996. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Wheat Milling Division at May 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended May 31, 1996, in conformity with generally accepted accounting principles.

                                              Deloitte & Touche LLP

December 11, 1996


                                      F-16


                             WHEAT MILLING DIVISION
                   (A DIVISION OF HARVEST STATES COOPERATIVES)
                                 BALANCE SHEETS

                               ASSETS
                                                         MAY 31,                NOVEMBER 30,
                                                  1995             1996             1996
                                               -----------     ------------     ------------
                                                                                (UNAUDITED)
CURRENT ASSETS:
  Receivables (Note 2)                         $18,633,076     $ 43,749,134     $ 39,015,349
  Inventories (Note 3)                           7,006,187        9,308,275       10,178,201
  Prepaid expenses and deposits                     98,866          149,873          251,160
                                               -----------     ------------     ------------
   Total current assets                         25,738,129       53,207,282       49,444,710

OTHER ASSETS (Note 4)                           13,472,256       12,881,236       12,347,895

PROPERTY, PLANT, AND EQUIPMENT (Note 5)         43,395,670       59,233,046       66,861,556
                                               -----------     ------------     ------------
                                               $82,606,055     $125,321,564     $128,654,161
                                               ===========     ============     ============

                      LIABILITIES AND CAPITAL

CURRENT LIABILITIES:
  Due to HSC (Note 6)                          $13,642,180     $ 31,044,150     $ 26,125,338
  Accounts payable and accrued expenses          7,416,803       12,480,342       14,004,043
  Current portion of long-term debt (Note 6)     3,075,000        6,344,584        9,330,000
                                               -----------     ------------     ------------
    Total current liabilities                   24,133,983       49,869,076       49,459,381

LONG-TERM DEBT (Note 6)                         30,675,000       47,655,416       51,397,708

COMMITMENTS AND CONTINGENCIES
 (Note 11)

DIVISIONAL EQUITY (Note 7)                      27,797,072       27,797,072       27,797,072
                                               -----------     ------------     ------------
                                               $82,606,055     $125,321,564     $128,654,161
                                               ===========     ============     ============

See notes to financial statements.


                                      F-17


                             WHEAT MILLING DIVISION
                   (A DIVISION OF HARVEST STATES COOPERATIVES)
                             STATEMENTS OF EARNINGS

                                                                                            SIX MONTHS ENDED
                                                FOR THE YEARS ENDED                           NOVEMBER 30,
                                   ----------------------------------------------     ----------------------------
                                       1994             1995             1996            1995             1996
                                   ------------     ------------     ------------     -----------     ------------
                                                                                               (UNAUDITED)
REVENUES:
  Processed grain sales            $103,716,012     $119,725,183     $173,315,613     $71,811,039     $111,426,460

COSTS AND EXPENSES:
  Cost of goods sold                 97,206,374      112,690,679      161,293,430      66,979,513      102,375,248
  Marketing, general, and
  administrative                      2,415,155        3,834,289        4,471,563       1,655,748        2,503,655
  Interest                            1,832,037        2,278,544        4,457,797       1,845,608        2,825,979
                                   ------------     ------------     ------------     -----------     ------------
                                    101,453,566      118,803,512      170,222,790      70,480,869      107,704,882
                                   ------------     ------------     ------------     -----------     ------------
EARNINGS BEFORE INCOME
 TAXES                                2,262,446          921,671        3,092,823       1,330,170        3,721,578

INCOME TAXES (Note 10)                  150,000          125,000          200,000         125,000          250,000
                                   ------------     ------------     ------------     -----------     ------------
NET EARNINGS                       $  2,112,446     $    796,671     $  2,892,823     $ 1,205,170     $  3,471,578
                                   ============     ============     ============     ===========     ============

See notes to financial statements.


                                      F-18


                             WHEAT MILLING DIVISION
                   (A DIVISON OF HARVEST STATES COOPERATIVES)
                         STATEMENTS OF DIVISIONAL EQUITY

BALANCE AT MAY 31, 1993                        $27,797,072
 Net earnings                                    2,112,446
 Divisional equity distributed                  (2,112,446)
                                               -----------
BALANCE AT MAY 31, 1994                         27,797,072
 Net earnings                                      796,671
 Divisional equity distributed                    (796,671)
                                               -----------
BALANCE AT MAY 31, 1995                         27,797,072
 Net earnings                                    2,892,823
 Divisional equity distributed                  (2,892,823)
                                               -----------
BALANCE AT MAY 31, 1996                         27,797,072
 Net earnings (unaudited)                        3,471,578
 Divisional equity distributed (unaudited)      (3,471,578)
                                               -----------
BALANCE AT NOVEMBER 30, 1996 (UNAUDITED)       $27,797,072
                                               ===========

See notes to financial statements.


                                      F-19


                             WHEAT MILLING DIVISION
                   (A DIVISION OF HARVEST STATES COOPERATIVES)
                            STATEMENTS OF CASH FLOWS

                                                                                                   SIX MONTHS ENDED
                                                       FOR THE YEARS ENDED                           NOVEMBER 30,
                                          ----------------------------------------------     ----------------------------
                                              1994             1995             1996             1995            1996
                                          ------------     ------------     ------------     ------------     -----------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net earnings                            $  2,112,446     $    796,671     $  2,892,823     $  1,205,170     $ 3,471,578
  Adjustments to reconcile net
   earnings to net cash flows:
    Depreciation and amortization            2,185,697        2,512,430        3,309,307        1,423,085       2,027,064
    Change in assets and liabilities:
      Receivables                           (4,884,658)      (3,781,655)     (25,116,058)      (5,406,322)      4,733,785
      Inventories                           (8,459,257)       4,387,100       (2,302,088)      (8,920,899)       (869,926)
      Prepaid expenses, deposits, and
      other                                     82,151           55,168          (51,007)         (95,628)       (101,287)
      Accounts payable and accrued
      expenses                                 443,220        3,854,638        5,063,539        3,987,400       1,523,701
                                          ------------     ------------     ------------     ------------     -----------
       Total adjustments                   (10,632,847)       7,027,681      (19,096,307)      (9,012,364)      7,313,337
                                          ------------     ------------     ------------     ------------     -----------
       Net cash (used in) provided by
        operating activities                (8,520,401)       7,824,352      (16,203,484)      (7,807,194)     10,784,915

CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Acquisition of additional
   intangibles                              (5,624,405)        (475,654)
  Acquisition of property, plant, and
   equipment                                  (803,647)     (25,123,131)     (18,080,009)     (12,552,548)     (9,122,234)
                                          ------------     ------------     ------------     ------------     -----------
      Net cash used in investing
        activities                            (803,647)     (30,747,536)     (18,555,663)     (12,552,548)     (9,122,234)

CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Net borrowings from (repayments to)
   HSC                                      12,136,494        8,969,855       17,401,970        6,114,912      (4,918,811)
  Long-term debt borrowings                 14,750,000       20,250,000       17,087,500       10,000,000
  Principal payments on long-term debt        (700,000)      (1,637,500)      (3,272,292)
  Divisional equity distributed             (2,112,446)        (796,671)      (2,892,823)      (1,205,170)     (3,471,578)
                                          ------------     ------------     ------------     ------------     -----------
       Net cash provided by (used in)
        financing activities                 9,324,048       22,923,184       34,759,147       20,359,742      (1,662,681)
                                          ------------     ------------     ------------     ------------     -----------
INCREASE (DECREASE) IN CASH                         --               --               --               --              --

CASH AT BEGINNING OF PERIOD                         --               --               --               --              --
                                          ------------     ------------     ------------     ------------     -----------
CASH AT END OF PERIOD                     $         --     $         --     $         --     $         --     $        --
                                          ============     ============     ============     ============     ===========

See notes to financial statements.


                                      F-20


                             WHEAT MILLING DIVISION
                   (A DIVISION OF HARVEST STATES COOPERATIVES)

                          NOTES TO FINANCIAL STATEMENTS

                YEARS ENDED MAY 31, 1994, 1995, AND 1996 AND SIX
               MONTHS ENDED NOVEMBER 30, 1995 AND 1996 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS -- Harvest States Cooperatives Wheat Milling Division (the Division), formerly known as Amber Milling Company, is a division of Harvest States Cooperatives (HSC) and is not organized as a separate legal entity. These Division's financial statements should be read in connection with the consolidated financial statements of HSC. In the year ended May 31, 1994, the Division was operated as a joint venture in which HSC owned a 70% interest. Effective June 1, 1994, HSC purchased the minority interest. The Division operates commercial bakery and semolina flour milling facilities in Rush City, Minnesota; Huron, Ohio; and Kenosha, Wisconsin. These mills produce semolina and durum flour, which are the primary ingredients in pasta products and wheat flour in the bakery industry. The Division serves customers throughout the United States.

UNAUDITED INTERIM FINANCIAL STATEMENTS -- The Division's balance sheet as of November 30, 1996, statements of earnings and cash flows for the six months ended November 30, 1995 and 1996, statement of divisional equity for the six months ended November 30, 1996, and the interim information in the notes to financial statements as of November 30, 1996 and for the six months ended November 30, 1995 and 1996 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments (consisting of only normal, recurring accruals) necessary for a fair presentation thereof. The results of operations for any interim period are not necessarily indicative of the results for the year.

SALES -- Sales of Processed Grains are recognized upon shipment to customers, net of freight charges.

CASH MANAGEMENT -- The Division draws all of its cash requirements from and deposits all cash generated with a centralized HSC cash management system.

INVENTORIES -- Grain and processed grain products are stated at market, including adjustment for open purchase, sales, and futures contracts and deferral of normal profit on processed grain products.

The Division follows the general policy of hedging its grain inventories and unfilled orders for grain products to the extent considered practicable for minimizing risk from market price fluctuations. Futures contracts used for hedging are purchased and sold through regulated commodity exchanges. Inventories, purchase commitments, and sales commitments, however, are not completely hedged, due in part to the absence of satisfactory hedging facilities for certain commodities and geographical areas and in part to the Division's appraisal of its exposure from expected price fluctuations. Noncommodity exchange purchase and sale contracts may expose the Division to risk in the event that a counterparty to a transaction is unable to fulfill its contractual obligation. The Division manages its risk by entering into purchase contracts with preapproved producers and companies and by establishing appropriate limits for individual suppliers. Sales contracts are entered into with organizations of acceptable creditworthiness, as internally evaluated.

PROPERTY, PLANT, AND EQUIPMENT -- Property, plant, and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

OTHER ASSETS -- Leasehold rights and other intangible assets are amortized using the straight-line method over 15 to 18 years.

IMPAIRMENT OF LONG-LIVED ASSETS -- Management periodically reviews the carrying value of property and equipment for potential impairment by comparing its carrying value to the estimated undiscounted future cash flows expected to result from the use of these assets. Should the sum of the related, expected future net cash flows be less than the carrying value, an impairment loss would be

                                      F-21


recognized. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the fair value of the asset.

INCOME TAXES -- Earnings generated on grain purchased by the Division from nonmembers is characterized as nonpatronage and taxable. Earnings generated on grain purchased from HSC are considered to be patronage to the extent of HSC's patronage purchase percentage of that particular commodity; the other portion of those earnings is considered taxable. Due to the high proportion of patronage earnings, deferred taxes resulting from temporary differences are not significant.

REVENUE FROM SIGNIFICANT CUSTOMERS -- Sales to individual customers in excess of 5% of total sales were approximately $68,800,000 to six customers, $90,500,000 to nine customers, and $116,200,000 to seven customers for the years ended May 31, 1994, 1995, and 1996.

ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

2. RECEIVABLES

                                        MAY 31,               NOVEMBER 30,
                                 1995            1996             1996
                              -----------     -----------     -----------

Trade                         $18,504,796     $43,530,542     $39,120,449
Other                             257,468         459,530         199,838
Less allowance for losses        (129,188)       (240,938)       (304,938)
                              -----------     -----------     -----------
                              $18,633,076     $43,749,134     $39,015,349
                              ===========     ===========     ===========

3. INVENTORIES

                                      MAY 31,              NOVEMBER 30,
                                1995           1996            1996
                             ----------     ----------     -----------

Grain                        $6,799,010     $8,327,021     $ 3,990,528
Processed grain products        (75,951)       629,647       5,854,163
Other                           283,128        351,607         333,510
                             ----------     ----------     -----------
                             $7,006,187     $9,308,275     $10,178,201
                             ==========     ==========     ===========

4. OTHER ASSETS

                                                            MAY 31,               NOVEMBER 30,
                                                     1995            1996             1996
                                                  -----------     -----------     -----------
Goodwill, less accumulated amortization of
 $374,960, $781,635, and $984,975 respectively    $ 5,249,445     $ 5,318,424     $ 5,115,084
Leasehold rights and other intangibles, less
 accumulated amortization of $3,788,723,
 $4,484,723, and $4,735,602 respectively            8,222,811       7,562,812       7,232,811
                                                  -----------     -----------     -----------
                                                  $13,472,256     $12,881,236     $12,347,895
                                                  ===========     ===========     ===========


                                      F-22


5. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment is as follows:

                                  ESTIMATED
                                 USEFUL LIFE                MAY 31,                NOVEMBER 30,
                                   IN YEARS          1995             1996             1996
                                 -----------     ------------     ------------     ------------
Land                                             $    142,060     $    181,420     $    181,420
Grain processing plants             15 to 45        7,435,649       30,835,636       30,835,640
Machinery and equipment              5 to 20       23,431,415       35,520,073       35,520,071
                                                 ------------     ------------     ------------
                                                   31,009,124       66,537,129       66,537,131
Less accumulated depreciation                     (12,387,180)     (14,677,871)     (16,171,595)
                                                 ------------     ------------     ------------
                                                   18,621,944       51,859,258       50,365,536
Construction-in-progress                           24,773,726        7,373,788       16,496,020
                                                 ------------     ------------     ------------
                                                 $ 43,395,670     $ 59,233,046     $ 66,861,556
                                                 ============     ============     ============

During the years ended May 31, 1994, 1995, and 1996 the Division capitalized interest of $0, $587,637, and $739,101, respectively.

6. BORROWINGS

DUE TO HSC:

The Division satisfies its working capital needs through borrowings, both long and short term, from HSC to the extent HSC's borrowing capacity permits. Short-term borrowings of $13,642,180 and $31,044,150 were outstanding on May 31, 1995 and 1996, respectively. Interest on short-term borrowings from HSC is charged to the Division and all other HSC divisions based upon a ratable allocation of consolidated HSC interest expense related to short term borrowings based upon working capital employed by each division. This results in an effective borrowing rate that may be less than what the Division could obtain on an independent basis.

                                                           MAY 31,               NOVEMBER 30,
                                                    1995            1996             1996
                                                 -----------     -----------     -----------
Harvest States Cooperatives, with fixed and
 variable interest rates from 6.24% to 8.50%,
 due in installments through 2005                $31,250,000     $51,700,000     $58,627,708
Industrial Development and Public Grain
 Elevator Revenue Bonds, payable through July
 2004, with an interest rate of 7.375%             2,500,000       2,300,000       2,100,000
                                                 -----------     -----------     -----------
                                                  33,750,000      54,000,000      60,727,708
Less current portion                              (3,075,000)     (6,344,584)     (9,330,000)
                                                 -----------     -----------     -----------
                                                 $30,675,000     $47,655,416     $51,397,708
                                                 ===========     ===========     ===========


                                      F-23


The principal maturities of outstanding long-term indebtedness outstanding at May 13, 1996 are as follows:

Year ending May 31:
  1997                 $ 6,344,584
  1998                   8,026,875
  1999                   8,026,875
  2000                   8,026,875
  2001                   6,151,875
  2002 and
   thereafter           17,422,916

7. DIVISIONAL EQUITY

The Division's earnings are distributed to HSC at the end of each quarter. All patronage-related liability and capital accounts are maintained at HSC's consolidated level.

8. RETIREMENT PLANS

The Division, through HSC, has noncontributory defined benefit retirement plans covering substantially all salaried and full-time hourly employees. The retirement plan benefits for salaried employees are based on years of service and the participants' total compensation. Benefits for hourly employees are based on various monthly amounts for each year of credited service. The plans are funded by annual contributions to tax-exempt trusts in accordance with federal law and regulations. Plan assets consist principally of corporate obligations, U.S. Government bonds, money market funds, and immediate participation guarantee contracts. Pension costs billed to the Division for 1994, 1995, and 1996 were approximately $52,000, $101,000, and $46,000, respectively. The Division's portion of the actuarial present value or accumulated benefit obligations and net pension assets available for benefits has not been determined. Selected information at May 31 for HSC's plans are as follows:

                                                       1995            1996
                                                    -----------     -----------

Accumulated benefit obligation, including vested
 benefits
 of $67,539,069 and $74,406,137, respectively       $69,898,635     $77,127,866
Projected benefit obligation for services
 rendered to date                                    73,686,670      81,036,131
Plan assets at fair value                            70,122,276      75,743,570


The determination of the actuarial present value of the projected benefit obligation was based on a weighted average discount rate of 8.25% in 1994 and 1995 and 7.75% in 1996 and a rate of increase in future compensation of 5% in 1994, 1995, and 1996. The expected long-term rate of return on plan assets was 8.5% in 1994 and 1995 and 8% in 1996.


                                      F-24


9. POSTRETIREMENT MEDICAL AND OTHER BENEFITS

The Division, through HSC, provides certain health care benefits for retired employees. Employees become eligible for these benefits if they meet minimum age and service requirements and are eligible for retirement benefits.

The accrued postretirement medical and other benefits costs of HSC that are not funded were as follows at May 31:

                                                               1995            1996
                                                           -----------     -----------
Accumulated postretirement benefit obligation (APBO):
  Retirees                                                 $ 5,991,309     $ 2,993,307
    Fully eligible active plan participants                  1,041,742       1,019,071
    Other active plan participants                           2,730,508       3,624,620
                                                           -----------     -----------
      Total APBO                                             9,763,559       7,636,998
Unrecognized transition obligation                          (9,984,815)     (9,430,105)
Unrecognized net gains                                       2,000,094       4,059,863
                                                           -----------     -----------
Accrued postretirement medical and other benefits cost     $ 1,778,838     $ 2,266,756
                                                           ===========     ===========

The net periodic costs billed to the Division for 1994, 1995, and 1996 were approximately $30,000, $44,000, and $42,000, respectively.

The calculations assumed a discount rate of 8% in 1995 and 7.75% in 1996 and a health care cost trend rate of 10% in 1996, declining to 6% in 2004. If the health care cost trend rate increased by 1%, the APBO would increase by 8.7% and the service cost and interest cost components would increase by 10%.

10. PROVISION FOR INCOME TAXES

HSC and its divisions, including the Wheat Milling Division, file consolidated federal income tax returns. HSC has a policy that provides for the payment of taxes on an individual company basis for each of its divisions.

No significant deferred income tax provision was recorded by the Division.

A reconciliation of the statutory federal tax rate to the effective rate for the years ended May 31 follows:

                                                                    1994       1995       1996
                                                                   -----      -----      -----
Statutory federal income tax rate                                   35.0%      35.0%      35.0%
State and local income taxes, net of federal income tax  benefit     2.6        2.6        4.3
Patronage earnings                                                 (33.9)     (24.2)     (31.9)
Other                                                                2.9         .2        2.2
                                                                   -----      -----      -----
Effective rate                                                       6.6%      13.6%       9.6%
                                                                   =====      =====      =====


                                      F-25


11. COMMITMENTS AND CONTINGENCIES

The Division leases approximately 242 rail cars with remaining lease terms of one to ten years. In addition, the Division leases a milling facility, vehicles, and various manufacturing equipment.

Minimum rental payments due under these operating leases at May 31, 1996 are as follows:

                                        MILLING
                         RAIL CARS      FACILITY       OTHER        TOTAL
                        ----------     ----------     -------     ----------

Year ending May 31:
  1997                  $1,423,200     $  399,996     $ 5,844     $1,829,040
  1998                   1,001,475        426,668       5,844      1,433,987
  1999                     825,125        440,004       2,435      1,267,564
  2000                     815,630        440,004                  1,255,634
  2001                     610,300        440,004                  1,050,304
  2002 and thereafter       52,850      2,986,672                  3,039,522
                        ----------     ----------     -------     ----------
                        $4,728,580     $5,133,348     $14,123     $9,876,051
                        ==========     ==========     =======     ==========

Total rent expense, net of rail car mileage credits received from the railroad and subleases, was approximately $1,190,606, $1,180,836, and $1,624,576 for the years ended May 31, 1994, 1995, and 1996, respectively. Mileage credits and sublease income were $273,384, $321,909, and $338,700 for the years ended May 31, 1994, 1995, and 1996, respectively.

The Division is a party to various lawsuits and administrative proceedings incidental to its business. It is impossible, at this time, to estimate what the ultimate legal and financial liability of the Division will be; nevertheless, management believes, based on the information available to date and the resolution of prior proceedings, that the ultimate liability of all litigation and proceedings will not have a material impact on the financial statements of the Division taken as a whole.

At May 31, 1996, the Division had outstanding grain purchase contracts of approximately 7,800,000 bushels at prices for durum ranging from $5.93 per bushel to $7.50 per bushel and prices for spring wheat ranging from $5.03 per bushel to $7.54 per bushel. In addition, the Division had outstanding sales contracts of both semolina and commercial baking flour totaling approximately $59,800,000.

12. RELATED-PARTY TRANSACTIONS

Net sales for the year ended May 31, 1994, 1995, and 1996 included $870,000, $321,768, and $647,416, respectively, to related parties.

The Division purchases substantially all of its durum and wheat from HSC, a related party. Included in cost of goods sold for the years ended May 31, 1994, 1995, and 1996 were $58,900,000, $69,900,000, and $122,900,000, respectively, of these purchases.

All sales and purchases with related parties are made at prices which management believes represent market value.

Additionally, HSC performs various direct management services and incurs certain costs for its operating divisions. Such costs, including data processing, office services, and insurance, are charged directly to the divisions. Indirect expenses, such as publications, board expense, executive management, legal, finance, and human resources, are allocated to the divisions based on approximate usage. Management believes that these charges represent a reasonable allocation of such expenses.


                                      F-26


13. SUPPLEMENTAL CASH FLOW STATEMENT INFORMATION

Additional information concerning supplemental disclosures of cash flow activities for the years ended May 31 is as follows:

                                      1994           1995           1996
                                   ----------     ----------     ----------

Net cash paid during year for:
  Interest                         $1,832,037     $2,278,544     $4,457,797
  Income taxes                        350,000        150,000        125,000

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of the fair value of all financial instruments to which the Division is a party. All financial instruments are carried at amounts that approximate estimated fair value.

15. SUBSEQUENT EVENT

HSC has announced a plan to offer Equity Participation Units (EPUs) to its members. Each EPU will represent the rights and obligation to deliver a specified quantity of wheat to HSC. Holders of EPUs will be entitled to receive patronage earnings related to the Division's milling of wheat delivered by the holder to HSC, as well as a ratable share of consolidated HSC non-patronage earnings based upon total member deliveries to HSC by members of all commodities. The portion of patronage dividends payable in cash and the portion payable in Patrons' Equities will be at the discretion of HSC's Board of Directors. EPU's will represent an equity interest in HSC and will not represent an ownership interest in any assets of the Division.

In conjunction with the offering of EPUs, HSC announced its intention to begin charging the Division interest on its daily average of short-term borrowings at a rate equivalent to the weighted average interest rate on short-term borrowings of HSC. On May 31,1996, the weighted average borrowing rate of EPUs short-term borrowings was 6.05%. Amounts due from HSC will accrue interest in the same manner at the same rate.


                                      F-27


                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Harvest States Cooperatives
Saint Paul, Minnesota

We have audited the balance sheets of the Oilseed Processing and Refining Division, formerly known as Honeymead Products Company, a division of Harvest States Cooperatives (HSC) as of May 31, 1995 and 1996 and the related statements of earnings, divisional equity, and cash flows for each of the three years in the period ended May 31, 1996. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Oilseed Processing and Refining Division at May 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended May 31, 1996, in conformity with generally accepted accounting principles.

                                                 Deloitte & Touche LLP


December 10, 1996


                                      F-28


                    OILSEED PROCESSING AND REFINING DIVISION
                   (A DIVISION OF HARVEST STATES COOPERATIVES)
                                 BALANCE SHEETS

                                 ASSETS
                                                     MAY 31,               NOVEMBER 30,
                                              1995            1996             1996
                                           -----------     -----------     -----------
                                                                           (UNAUDITED)
CURRENT ASSETS:
 Receivables (Note 2)                      $20,387,921     $22,795,612     $33,928,343
 Inventories (Note 3)                       17,255,215      26,235,220      30,042,344
 Prepaid expenses and deposits                 524,151         310,692       1,895,765
 Due from HSC                                5,095,299               -               -
                                           -----------     -----------     -----------
  Total current assets                      43,262,586      49,341,524      65,866,452
PROPERTY, PLANT, AND EQUIPMENT (Note 4)     20,410,408      24,771,413      31,127,864
                                           -----------     -----------     -----------
                                           $63,672,994     $74,112,937     $96,994,316
                                           ===========     ===========     ===========

                   LIABILITIES AND DIVISIONAL EQUITY

CURRENT LIABILITIES:
 Due to HSC (Note 5)                                       $ 9,482,351     $22,980,616
 Accounts payable and accrued expenses     $10,281,996      11,239,588      20,622,702
  Total current liabilities                 10,281,996      20,721,939      43,603,318
                                           -----------     -----------     -----------
COMMITMENTS AND CONTINGENCIES (Note 10)
DIVISIONAL EQUITY (Note 6)                  53,390,998      53,390,998      53,390,998
                                           -----------     -----------     -----------
                                           $63,672,994     $74,112,937     $96,994,316
                                           ===========     ===========     ===========

See notes to financial statements.


                                      F-29


                    OILSEED PROCESSING AND REFINING DIVISION
                   (A DIVISION OF HARVEST STATES COOPERATIVES)
                             STATEMENTS OF EARNINGS

                                                                                     SIX MONTHS ENDED
                                         FOR THE YEARS ENDED                           NOVEMBER 30,
                            ----------------------------------------------     -----------------------------
                                1994             1995             1996             1995             1996
                            ------------     ------------     ------------     ------------     ------------
REVENUES:
  Processed oilseed
   sales                    $358,372,039     $398,095,108     $399,271,001     $197,863,256     $209,352,293
  Other revenue                1,349,484        1,162,518        1,435,708        1,399,030          576,487
                            ------------     ------------     ------------     ------------     ------------
                             359,721,523      399,257,626      400,706,709      199,262,286      209,928,780
COSTS AND EXPENSES:
  Cost of goods sold         334,968,474      366,407,451      371,424,566      186,027,862      195,305,454
  Marketing, general,
   and administrative          4,722,900        5,137,663        4,544,763        2,445,721        2,441,463
  Interest                       164,300                           151,500                -           35,500
                            ------------     ------------     ------------     ------------     ------------
                             339,855,674      371,545,114      376,120,829      188,473,583      197,782,417
                            ------------     ------------     ------------     ------------     ------------
EARNINGS BEFORE INCOME
 TAXES                        19,865,849       27,712,512       24,585,880       10,788,703       12,146,363
INCOME TAXES (Note 9)          1,650,000        1,500,000        1,600,000        1,200,000        1,200,000
                            ------------     ------------     ------------     ------------     ------------
NET EARNINGS                $ 18,215,849     $ 26,212,512     $ 22,985,880     $  9,588,703     $ 10,946,363
                            ============     ============     ============     ============     ============

See notes to financial statements.


                                      F-30


                   OILSEED PROCESSING AND REFINING DIVISION
                 (A DIVISION OF HARVEST STATES COOPERATIVES)
                       STATEMENTS OF DIVISIONAL EQUITY

BALANCE AT MAY 31, 1993                       $ 53,390,998
  Net earnings                                  18,215,849
  Divisional equity distributed                (18,215,849)
                                              ------------
BALANCE AT MAY 31, 1994                         53,390,998
  Net earnings                                  26,212,512
  Divisional equity distributed                (26,212,512)
                                              ------------
BALANCE AT MAY 31, 1995                         53,390,998
  Net earnings                                  22,985,880
  Divisional equity distributed                (22,985,880)
                                              ------------
BALANCE AT MAY 31, 1996                         53,390,998
  Net earnings (unaudited)                      10,946,363
  Divisional equity distributed
   (unaudited)                                 (10,946,363)
                                              ------------
BALANCE AT NOVEMBER 30, 1996 (UNAUDITED)      $ 53,390,998
                                              ============

See notes to financial statements.


                                      F-31


                    OILSEED PROCESSING AND REFINING DIVISION
                  (A DIVISION OF HARVEST STATES COOPERATIVEST)
                            STATEMENTS OF CASH FLOWS

                                                                                                     SIX MONTHS ENDED
                                                         FOR THE YEARS ENDED                           NOVEMBER 30,
                                            ----------------------------------------------     ----------------------------
                                                1994             1995             1996            1995             1996
                                            ------------     ------------     ------------     -----------     ------------
                                                                                                       (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net earnings                              $ 18,215,849     $ 26,212,512     $ 22,985,880     $ 9,588,703     $ 10,946,363
  Adjustments to reconcile net
   earnings to net cash flows:
    Depreciation and amortization              1,940,793        1,724,844        1,598,965         758,982          823,957
    Gain (loss) on sale of property,
     plant, and equipment                         40,721             (431)          31,765         (31,765)         (11,732)
    Change in assets and liabilities:
      Receivables                               (116,143)        (568,635)      (2,407,691)     (4,363,783)     (11,132,731)
      Inventories                             (8,481,765)      16,861,993       (8,980,005)     (3,800,097)      (3,807,124)
      Prepaid expenses and deposits              303,248          152,531          213,459        (973,824)      (1,585,073)
      Accounts payable and accrued
      expenses                                (2,821,112)         482,095          957,592         780,552        9,383,114
                                            ------------     ------------     ------------     -----------     ------------
       Total adjustments                      (9,134,258)      18,652,397       (8,585,915)     (7,629,935)      (6,329,589)
                                            ------------     ------------     ------------     -----------     ------------
       Net cash provided by
        operating activities                   9,081,591       44,864,909       14,399,965       1,958,768        4,616,774

CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Proceeds from disposition of
   property, plant, and equipment                                   1,000
  Acquisition of property, plant, and
   equipment                                  (6,293,164)      (2,557,886)      (5,991,735)     (3,038,896)      (7,168,676)
                                            ------------     ------------     ------------     -----------     ------------
    Net cash used in investing
     activities                               (6,293,164)      (2,556,886)      (5,991,735)     (3,038,896)      (7,168,676)

CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Net borrowings from
   (repayments to) HSC                        15,427,422      (16,095,511)      14,577,650      10,668,831       13,498,265
  Divisional equity distributed              (18,215,849)     (26,212,512)     (22,985,880)     (9,588,703)     (10,946,363)
                                            ------------     ------------     ------------     -----------     ------------
    Net cash used in financing
     activities                               (2,788,427)     (42,308,023)      (8,408,230)      1,080,128        2,551,902
                                            ------------     ------------     ------------     -----------     ------------
INCREASE (DECREASE)
 IN CASH                                               -                -                -               -                -

CASH AT BEGINNING
 OF PERIOD                                             -                -                -               -                -
                                            ------------     ------------     ------------     -----------     ------------
CASH AT END OF PERIOD                       $          -     $          -     $          -     $         -     $          -
                                            ============     ============     ============     ===========     ============

See notes to financial statements.


                                      F-32


                    OILSEED PROCESSING AND REFINING DIVISION
                   (A DIVISION OF HARVEST STATES COOPERATIVES)

                          NOTES TO FINANCIAL STATEMENTS

                YEARS ENDED MAY 31, 1994, 1995, AND 1996 AND SIX
               MONTHS ENDED NOVEMBER 30, 1995 AND 1996 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND NATURE OF BUSINESS -- Harvest States Cooperatives Oilseed Processing and Refining Division (the Division), formerly known as Honeymead Products Company, is a division of Harvest States Cooperatives (HSC) and is not organized as a separate legal entity. The Division's financial statements should be read in connection with the consolidated financial statements of HSC. The Division operates a single soybean crushing and oil refining plant in Mankato, Minnesota and serves customers throughout the United States.

UNAUDITED INTERIM FINANCIAL STATEMENTS -- The Division's balance sheet as of November 30, 1996, statements of earnings and cash flows for the six months ended November 30, 1995 and 1996, statement of divisional equity for the six months ended November 30, 1996, and the interim information in the notes to the financial statements as of November 30, 1996 and for the six months ended November 30, 1995 and 1996 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments (consisting of only normal, recurring accruals) necessary for a fair presentation thereof. The results of operations for any interim period are not necessarily indicative of the results for the year.

SALE -- Sales of processed oilseeds are recognized upon shipment to customers, net of freight charges.

CASH MANAGEMENT -- The Division draws all of its cash requirements from and deposits all cash generated with a centralized HSC cash management system.

INVENTORIES -- Oilseed and processed oilseed products are stated at market, including adjustment for open purchase, sales, and futures contracts and deferral of profit on processed oilseed products.

The Division follows the general policy of hedging its oilseed inventories and unfilled orders for oilseed products to the extent considered practicable for minimizing risk from market price fluctuations. Futures contracts used for hedging are purchased and sold through regulated commodity exchanges. However, inventories, purchase commitments, and sales commitments are not completely hedged, due in part to the Division's appraisal of its exposure from expected price fluctuations. Noncommodity exchange purchase and sale contracts may expose the Division to risk in the event that a counterparty to a transaction is unable to fulfill its contractual obligation. The Division manages its risk by entering into purchase contracts with preapproved producers and companies and by establishing appropriate limits for individual suppliers. Sales contracts are entered into with organizations of acceptable creditworthiness, as internally evaluated.

PROPERTY, PLANT, AND EQUIPMENT -- Property, plant, and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

IMPAIRMENT OF LONG-LIVED ASSETS -- Management periodically reviews the carrying value of property and equipment for potential impairment by comparing its carrying value to the estimated undiscounted future cash flows expected to result from the use of these assets. Should the sum of the related, expected future net cash flows be less than the carrying value, an impairment loss would be recognized. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the fair value of the asset.

INCOME TAXES -- Earnings generated on oilseed purchased by the Division from nonmembers is characterized as nonpatronage and taxable. Earnings generated on oilseed purchased from HSC are considered to be patronage to the extent of HSC's patronage purchase percentage of that particular commodity; the other portion of those earnings is considered taxable. Due to the high proportion of patronage earnings, deferred taxes resulting from temporary differences are not significant.


                                      F-33


ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

REVENUE FROM SIGNIFICANT CUSTOMERS -- Sales to individual customers in excess of 5% of total sales were approximately $103,700,000 to two customers, $132,500,000 to three customers, and $152,500,000 to three customers for the years ended May 31, 1994, 1995, and 1996.

2. RECEIVABLES

                                        MAY 31,               NOVEMBER 30,
                                 1995            1996             1996
                              -----------     -----------     -----------

Trade                         $20,782,921     $23,190,612     $34,323,343
Less allowance for losses        (395,000)       (395,000)       (395,000)
                              -----------     -----------     -----------
                              $20,387,921     $22,795,612     $33,928,343
                              ===========     ===========     ===========

3. INVENTORIES

                                         MAY 31,               NOVEMBER 30,
                                  1995            1996             1996
                               -----------     -----------     -----------

Oilseed                        $ 8,369,881     $17,141,111     $11,816,004
Processed oilseed products       8,885,334       9,094,109      18,226,340
                               -----------     -----------     -----------
                               $17,255,215     $26,235,220     $30,042,344
                               ===========     ===========     ===========


4. PROPERTY, PLANT, AND EQUIPMENT

                                    ESTIMATED
                                   USEFUL LIFE                MAY 31,                NOVEMBER 30,
                                    IN YEARS           1995             1996             1996
                                   -----------     ------------     ------------     ------------
Land                                               $    630,043     $    630,043     $    630,043
Elevators, crushing plant, and
 refinery                           15 to 20         19,743,982       21,268,532       21,192,093
Machinery and equipment              5 to 18         37,924,258       41,077,104       41,060,860
Furniture and fixtures               3 to 12            357,263          379,363          379,363
Other                                5 to 12             99,112           99,112           99,112
                                                   ------------     ------------     ------------
                                                     58,754,658       63,454,154       63,361,471
Less accumulated depreciation                       (40,532,200)     (42,310,640)     (43,053,646)
                                                   ------------     ------------     ------------
                                                     18,222,458       21,143,514       20,307,825
Construction-in-progress                              2,187,950        3,627,899       10,820,039
                                                   ------------     ------------     ------------
                                                   $ 20,410,408     $ 24,771,413     $ 31,127,864
                                                   ============     ============     ============


                                      F-34


5. DUE TO HSC

The Division satisfies its working capital needs through borrowings, both long and short term, from HSC to the extent HSC's borrowing capacity permits. Short-term borrowings of $9,482,351 were outstanding on May 31, 1996. No balance was outstanding on May 31, 1995.

Interest on short-term borrowings from HSC is charged to the Division and all other HSC divisions based upon a ratable allocation of consolidated HSC interest expense related to short term borrowings based upon working capital employed by each division. This results in an effective borrowing rate that may be less than what the Division could obtain on an independent basis.

Long-term debt has been allocated by HSC on a specified use basis to its divisions, generally for capital expenditures. The Division has had a relatively low level of capital expenditures in recent years, and all such expenditures have been financed through the cash flow generated by the Division and not long-term debt.

6. DIVISIONAL EQUITY

The Division's earnings are distributed to HSC at the end of each quarter. All patronage-related liability and capital accounts are maintained at HSC's consolidated level.

7. RETIREMENT PLANS

The Division, through HSC, has noncontributory defined benefit retirement plans covering substantially all salaried and full-time hourly employees. The retirement plan benefits for salaried employees are based on years of service and the participants' total compensation. Benefits for hourly employees are based on various monthly amounts for each year of credited service. The plans are funded by annual contributions to tax-exempt trusts in accordance with federal law and regulations. Plan assets consist principally of corporate obligations, U.S. Government bonds, money market funds, and immediate participation guarantee contracts. Pension costs billed to the Division for the years ended May 31, 1994, 1995, and 1996 were approximately $166,000, $264,000, and $169,000, respectively. The Division's portion of the actuarial present value or accumulated benefit obligations and net pension assets available for benefits has not been determined. Selected information at May 31 for HSC's plans are as follows:

                                                                   1995            1996
                                                                -----------     -----------
Accumulated benefit obligation, including vested benefits
 of $67,539,069 and $74,406,137, respectively                   $69,898,635     $77,127,866
Projected benefit obligation for service rendered to date        73,686,670      81,036,131
Plan assets at fair value                                        70,122,276      75,743,570

The determination of the actuarial present value of the projected benefit obligation was based on a weighted average discount rate of 8.25% in 1994 and 1995 and 7.75% in 1996 and a rate of increase in future compensation of 5% in 1994, 1995, and 1996. The expected long-term rate of return on plan assets was 8.5% in 1994 and 1995 and 8% in 1996.


                                      F-35


8. POSTRETIREMENT MEDICAL AND OTHER BENEFITS

The Division, through HSC, provides certain health care benefits for retired employees. Employees become eligible for these benefits if they meet minimum age and service requirements and are eligible for retirement benefits.

The accrued postretirement medical and other benefits costs of HSC that are not funded were as follows at May 31:


                                                              1995            1996
                                                           -----------     -----------
Accumulated postretirement benefit obligation (APBO):
  Retirees                                                 $ 5,991,309     $ 2,993,307
  Fully eligible active plan participants                    1,041,742       1,019,071
  Other active plan participants                             2,730,508       3,624,620
                                                           -----------     -----------
   Total APBO                                                9,763,559       7,636,998
Unrecognized transition obligation                          (9,984,815)     (9,430,105)
Unrecognized net gains                                       2,000,094       4,059,863
                                                           -----------     -----------
Accrued postretirement medical and other benefits cost     $ 1,778,838     $ 2,266,756
                                                           ===========     ===========

The net periodic costs billed to the Division for the years ended May 31, 1994, 1995, and 1996 were approximately $301,000, $238,000, and $197,000, respectively.

The calculations assumed a discount rate of 8% in 1995 and 7.75% in 1996 and a health care cost trend rate of 10% in 1996, declining to 6% in 2004. If the health care cost trend rate increased by 1%, the APBO would increase by 8.7% and the service cost and interest cost components would increase by 10%.

9. PROVISION FOR INCOME TAXES

HSC and its divisions, including the Oilseed Processing and Refining Division, file consolidated federal income tax returns. HSC has a policy that provides for the payment of taxes on an individual company basis for each of its divisions.

No significant deferred income tax provision was recorded by the Division.

A reconciliation of the statutory federal tax rate to the effective rate for the years ended May 31 follows:

                                                                    1994       1995       1996
                                                                   -----      -----      -----
Statutory federal income tax rate                                   35.0%      35.0%      35.0%
State and local income taxes, net of federal income tax  benefit     2.6        2.6        4.3
Patronage earnings                                                 (32.2)     (32.4)     (35.0)
Other                                                                2.9         .2        2.2
                                                                   -----      -----      -----
Effective rate                                                       8.3%       5.4%       6.5%
                                                                   =====      =====      =====


                                      F-36


10. COMMITMENTS AND CONTINGENCIES

The Division leases approximately 347 rail cars with remaining lease terms of one to ten years.

Minimum rental payments due under these operating leases at May 31, 1996 are as follows:

Year ending May 31:
  1997                  $1,983,390
  1998                   1,669,740
  1999                   1,494,810
  2000                   1,219,640
  2001                   1,002,660
  2002 and  thereafter   1,905,600
                        ----------
                        $9,275,840
                        ==========

Total rent expense, net of rail car mileage credits received from the railroad and subleases, was approximately $1,634,253, $1,771,790, and $1,832,413 for the years ended May 31, 1994, 1995, and 1996, respectively.

The Division is a party to various lawsuits and administrative proceedings incidental to its business. It is impossible, at this time, to estimate what the ultimate legal and financial liability of the Division will be; nevertheless, management believes, based on the information available to date and the resolution of prior proceedings, that the ultimate liability of all litigation and proceedings will not have a material impact on the financial statements of the Division taken as a whole.

At May 31, 1996, the Division had outstanding oilseed purchase contracts of 3,401,670 bushels at prices ranging from $6.27 per bushel to $8.23 per bushel, and outstanding oil purchase contracts of 284,958,713 pounds at prices ranging from $0.2505 per pound to $0.2930 per pound. In addition, the Division had outstanding sales contracts totaling $36,953,870.

11. RELATED-PARTY TRANSACTIONS

Net sales for the years ended May 31, 1994, 1995, and 1996 included $22,354,368, $79,133,437, and $124,299,369, respectively, to related parties.

The Division purchases substantially all of it soybeans from HSC, a related party. Included in cost of goods sold for the years ended May 31, 1994, 1995, and 1996 were $11,468,610, $5,502,705, and $3,772,327, respectively, of these purchases.

All sales and purchases with related parties are made at prices which management believes represents market value.

Additionally, HSC performs various direct management services and incurs certain costs for its operating divisions. Such costs, including data processing, office services, and insurance, are charged directly to the divisions. Indirect expenses, such as publications, board expense, executive management, legal, finance, and human resources, are allocated to the divisions based on approximate usage. Management believes that these charges represent a reasonable allocation of such expenses.


                                      F-37


12. SUPPLEMENTAL CASH FLOW STATEMENT INFORMATION

Additional information concerning supplemental disclosures of cash flow activities for the years ended May 31 is as follows:

                                            1994          1995          1996
                                         ----------    --------      ----------

Net cash paid to HSC during year for:
  Interest                               $  164,300    $       --    $  151,500
  Income taxes                            1,900,000     1,650,000     1,500,000

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of the fair value of all financial instruments to which the Division is a party. All financial instruments are carried at amounts that approximate estimated fair value.

14. SUBSEQUENT EVENT

HSC has announced a plan to offer Equity Participation Units (EPUs) to its members. Each EPU will represent the rights and obligation to deliver a specified quantity of soybeans to HSC. Holders of EPUs will be entitled to receive patronage earnings related to the Division's crushing and refining of soybeans delivered by the holder to HSC, as well as a ratable share of consolidated HSC non-patronage earnings based upon total member deliveries to HSC by members of all commodities. The portion of patronage dividends payable in cash and the portion payable in Patrons' Equities will be at the discretion of HSC's Board of Directors. EPUs will represent an equity interest in HSC and will not represent an ownership interest in any assets of the Division.

In conjunction with the offering of EPUs, HSC announced its intention to begin charging the Division interest on its daily average of short-term borrowings at a rate equivalent to the weighted average interest rate on short-term borrowings of HSC. On May 31,1996, the weighted average borrowing rate of HSC's short-term borrowings was 6.05%. Amounts due from HSC will receive interest in the same manner at the same rate.


                                      F-38


                                                                     Exhibit A

                           HARVEST STATES COOPERATIVES
                             SUBSCRIPTION AGREEMENT

The undersigned ("Subscriber") subscribes and agrees to purchase:

* ______ Equity Participation Units (Milling) at a price of $2.00 per unit.

* ______ Equity Participation Units (Processing and Refining) at a price of $4.00 per unit.

Subscriber certifies that:

* Subscriber has received and carefully reviewed a copy of the Company's Prospectus dated February 14, 1997.

*   Subscriber is [check one]:

    [ ] an agricultural producer actually engaged in the production of agricultural products, or

    [ ] an agricultural cooperative (an association of producers of agricultural products organized and operating so as to adhere to the provisions of the Agricultural Marketing Act, 12 U.S.C. ss. 1141(j)(a), as amended, and the Capper-Volstead Act, 7 U.S.C. ss.ss. 291-292, as amended).

* Subscriber (if a producer) is capable of producing in the 1997 growing season the number of bushels of wheat or soybeans covered by the Member Marketing Agreement.

If Subscriber is requesting conversion or simultaneous redemption, check the appropriate box:

    [ ] Subscriber elects to use $___________ of Harvest States Capital Equity
        Certificates owned by Subscriber (not to exceed one-sixth of the total purchase price).

    [ ] Subscriber is a member of an Affiliated Association named ______________ and has that cooperative's authorization to use simultaneous redemption of $___________ of Harvest States equities held by that Affiliated Association (authorization form attached).

    [ ] Subscriber is a member of an Affiliated Association named ______________ and intends that such Affiliated Association will simultaneously redeem $___________ of Harvest States equities held by such Affiliated Association, but such redemption has not yet been authorized. Pending such authorization, the subscriber has paid the full cash purchase price, a portion of which will be refunded as provided in the Prospectus.

This Subscription Agreement is accompanied by:

*   A Member Marketing Agreement signed by the Subscriber.

*   A check for $_______________.

The Units shall be registered (please print or type):

________________________________  ______________________________________________
Name of Subscriber                Social Security Number or Taxpayer I.D. Number

Mailing Address:   ____________________________________

                   ____________________________________

                   ____________________________________

                                     Signatures

Date: _________________________      __________________________________________
                                     Signature of Subscriber or
                                     Subscriber's authorized representative

If Subscriber is an association of producers (please print or type):

___________________________________________________
Name of Subscriber's authorized representative

___________________________________________________
Position of Subscriber's authorized representative

Accepted:

HARVEST STATES COOPERATIVES

By _________________________________________________

 Its _______________________________________________




                                                                       EXHIBIT B

                           HARVEST STATES COOPERATIVES
                           MEMBER MARKETING AGREEMENT

THIS AGREEMENT is made and entered into by and between HARVEST STATES COOPERATIVES, a Minnesota cooperative corporation and the undersigned Defined
Member, a   ___________________________________________________
("Member"). [insert "producer" or "cooperative"]

In consideration of the mutual terms and conditions contained in this agreement (including the Standard Terms and Conditions on the back of this form, as in force from time to time) (this "Agreement"), the Association and Member agree that Member shall deliver grain to the Association, and the Association shall accept grain from Member, as further provided in this Agreement. This Agreement contains the entire agreement, and supersedes and replaces any prior agreements (either written or oral), between the parties with respect to the subject matter hereof. This Agreement may be modified only as provided in Section 9 hereof.

IN WITNESS WHEREOF, the Association and Member have executed this Agreement effective as of the date signed by Association indicated below.

HARVEST STATES COOPERATIVES

                                         ______________________________________
                                         MEMBER NAME (Print or Type)

By: __________________________________   ______________________________________
                                         Signature

Its: _________________________________   ______________________________________
                                         Date

Date: ________________________________

ADDRESS: 1667 N. Snelling Avenue         ADDRESS: _____________________________
         P.O. Box 64594
         St. Paul, MN 55164                       _____________________________
         Attn: Patron Equities Department
                                                  _____________________________


                                         AUTHORIZED DELIVERY POINTS:

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                                              WHEAT _______ OR SOYBEANS _______

                                        NUMBER OF BUSHELS: ____________________



                           HARVEST STATES COOPERATIVES
                           MEMBER MARKETING AGREEMENT
                         (STANDARD TERMS AND CONDITIONS)

1. OBLIGATION TO DELIVER GRAIN. During each processing year of the term of this Agreement, Member shall deliver to the Association, and the Association shall accept from Member, a base amount of one bushel of wheat or soybeans, depending on which Defined Business Unit the Member belongs to, (the "Grain") for each equity participation unit held by Member, subject to tolerance ranges for deliveries of the Grain that may be established each year by the Board of Directors of the Association; provided, however, the delivery obligation and right under this Agreement for wheat will become fully effective for the fiscal year in which the Pocono facility begins operating. Defined Members will be notified. Until then, it will represent a right and obligation to deliver 78% of the wheat set forth herein. For purposes of this Agreement, a processing year shall begin on June 1 of each year and end on May 31 of the following year, with the first processing year commencing June 1, 1997. Member understands and agrees that its obligation to deliver Grain hereunder is unconditional, except as provided in Paragraph 7.2 of this Agreement. If the undersigned is a producer, rather than a cooperative, Member warrants that the Grain will be produced by Member.

2. PRICE AND PAYMENT/PATRONAGE DISTRIBUTION. The Association (directly or through its agent) shall pay Member the price for Grain delivered, received, accepted and processed as provided hereunder. The price shall be based on the prevailing price agreed to by the parties at the time of sale at the authorized local elevator, Association's elevator, plant or receiving station ("Authorized Delivery Point"). This price must be mutually agreed to and established between the Member and Association or its agent. Final settlement price shall be established prior to the end of the Processing Year.

In addition, Member's share of any and all patronage distributions relating to the Defined Business Unit of which Member is a Defined Member (as such terms are defined in the Association's Bylaws), subject to necessary or appropriate accounting adjustments, shall be distributed by the Association to Member.

3. DELIVERY OF GRAIN. The full legal title of and to Grain received by the Association shall pass to the Association, or its agent solely as agent for Association, contemporaneously with its delivery to the Authorized Delivery Point. Association shall provide Member with a list of Authorized Delivery Points for the Member's Grain, amendments to which shall be provided by Association if Authorized Delivery Points in Member's marketing area are added or deleted. Member shall select up to five (5) Authorized Delivery Points to which Member may deliver Grain. Member may change its Authorized Delivery Points upon five (5) days prior written notice to Association. The Association (directly or through its agent) may reject and refuse to accept delivery of any and all Grain which in its judgment does not conform to the Association's specifications and standards. Member shall receive credit for the quantity of Grain accepted for delivery.

4. PRODUCT QUALITY STANDARDS/GRAIN TAXES OR FEES. The Member warrants that the Grain sold under this Agreement shall be merchantable and shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and regulations, or include any article or commodity that may not, under the provisions of such Act, be introduced in interstate commerce. All Grain delivered on behalf of Member to the Association shall meet such specifications and standards, and be subject to such allowances, deductions and premiums, as may from time to time be determined by the Association or its agent, as well as any grain taxes or fees. Grain of substandard quality, as determined by the Association, shall be either (a) rejected and returned to Member with all costs relating to the rejection and return charged to Member; or
(b) accepted with deductions and allowances made and charged against Member because of the inferior quality or condition at the time of delivery. The Association may credit Member for certain premiums to be paid on the basis of quality standards which may from time to time be established by the Association. The Association and its agent shall use accepted standards to assess the quality of Grain delivered by Member. Member agrees to observe and accept any rules and regulations established by the Association.

5. SECURITY INTERESTS. The Member warrants that the Grain sold under this Agreement shall be free and clear of any security interest, lien, penalty, charge, or encumbrance, governmental or otherwise. If Member grants a security interest in any of the Grain delivered, Member shall inform the Authorized Delivery Point, in writing, at or before delivery of the Grain, of any security interest it has granted in such Grain. The Authorized Delivery Point shall have the right, but not the obligation, after acceptance of the Grain, to name the lienholder as a payee on the payment for the Grain.

6. CONSEQUENCES OF FAILURE TO DELIVER. If during any processing year Member fails to deliver the quantity of Grain required by Section 1 of this Agreement,
(i) Member shall forfeit patronage payments to the extent of such nondelivery, and (ii) in the event of a loss by the Defined Business Unit of which Member is a Defined Member, each equity participation unit held by Member shall be charged, on a pro rata basis, with the amount of such loss, as liquidated damages for such nondelivery.

7. FORCE MAJEURE.

7.1 In case of fire, explosions, interruption of power, strikes or other labor disturbances, lack of transportation facilities, shortage of labor or supplies, floods, action of the elements, riot, interference of civil or military authorities, enactment of legislation or any unavoidable casualty or cause beyond the control of the Association or its agent affecting the conduct of their business to the extent of preventing or unreasonably restricting the receiving, handling, production, marketing, or other operations, the Association and its agent shall be excused from performance during the period that the Association's or agent's business or operations are so affected. The Association or its agent, in their judgment, may, during such period, accept such portion of the Grain as the Association or agent has informed Member it can economically handle. In any event, the Association (directly or through its agent) shall pay, pursuant to this Agreement, for all the Grain it accepts.

7.2 The Member shall not be liable for failure or delay in performance of this Agreement to the extent such failure or delay is caused by a crop failure due to an Act of God, such as drought or flood. If Member's performance is excused pursuant to this paragraph, Member shall give written notice to the Association or its agent of Member's inability to perform, and shall forfeit patronage payments to the extent of any resulting nondelivery of Grain, unless Member elects to buy-in in accordance with policies and procedures established by Association.

8. TERM AND TERMINATION. This Agreement shall enter into force effective as of the date signed by Association for processing years beginning June 1, 1997 and shall continue in force indefinitely unless earlier terminated as follows:

        (i) The rights and obligations of Member under this Agreement may be terminated at any time by written agreement of Member and the Association incident to Member's transfer of equity participation units in the Association and assignment of this Agreement, which transfer and assignment must be approved by the Board of Directors of the Association as provided in the Bylaws; or

       (ii) This Agreement shall terminate within one year of the death of Member, unless within such time period the estate of Member has entered into a definitive binding arrangement to transfer Member's equity participation units in the Association and such transfer has been approved by the Board of Directors of the Association as provided in the Bylaws; or

      (iii) The nonbreaching party may terminate this Agreement in the event of a breach hereof, if the breach continues for thirty (30) days after the nonbreaching party provides written notice of the breach to the breaching party; or

       (iv) Member may terminate this Agreement upon written notice to the Association. Such termination shall be effective at the end of the processing year in which the notice was given.

        (v) The Association may terminate this Agreement upon sale, liquidation, dissolution or winding up of the Defined Business Unit in accordance with the Bylaws of the Association.

Upon termination of this Agreement, the rights and obligations of each party with respect to utilization of, marketing of and payment for Grain previously delivered by Member to the Association hereunder shall continue in force until such Grain has been utilized or marketed by the Association, and paid for by the Association. Termination of this Agreement shall not release either party from liabilities accrued prior to such termination; provided, however, that a terminating Member shall not be entitled to receive patronage or other distributions with respect to equity participation units held by Member other than patronage earned prior to termination.

9. MODIFICATION. This Agreement shall at all times remain subject to modification by the Association upon written notice to Member, provided that such modification is first approved by Defined Members of the Association holding a majority of the voting power of the Defined Business Unit of which Member is a Defined Member who are present and voting at a regular or special meeting of such Defined Members, where notice of such meeting includes a statement of the proposed modification.

10. MISCELLANEOUS.

10.1 ASSIGNMENT. Member may not assign this Agreement or delegate performance of its obligations without the written consent of the Board of Directors of the Association. Consent may be granted or denied as the Association shall determine in the exercise of business judgment, and with due consideration to related provisions of the Bylaws. This restriction on assignment shall not be construed to limit Member's right to grant to a third party a security interest in growing crops or proceeds, subject to Section 5 hereof, and provided that any such security agreement shall not empower either Member or any secured party other than the Association to avoid Member's obligations to deliver Grain in performance of this Agreement. Subject to the foregoing, all of the terms, covenants and conditions of this Agreement shall inure to the benefit of and shall bind the parties hereto and their successors, heirs and permitted assigns.

10.2 WAIVER OF BREACH. No waiver of a breach of any of the agreements or provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provision of this Agreement.

10.3 NOTICES. Whenever notice is required by the terms hereof, it shall be given in writing by delivery or by certified or registered mail addressed to the other party at the address appearing below such party's signature above or such other address as such party shall designate by appropriate notice. If notice is given by mail, it shall be effective upon receipt.

10.4 CONSTRUCTION OF TERMS OF AGREEMENT. The language in all parts of this Agreement shall be constructed as a whole according to its fair meaning and not strictly for or against any party hereto. Headings in this Agreement are for convenience only and are not construed as a part of this Agreement or in any way defining, limiting or amplifying the provisions hereof. In the event any term, covenant or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

10.5 MARKETING COMMITMENTS; INDEMNIFICATIONS. Member represents and warrants that it is not under contract or obligation to sell, market, consign or deliver any of the Grain committed to the Association under this Agreement to any other person, firm, association, corporation or other entity. Further, Member shall defend and hold harmless the Association from any costs, claims, liabilities, suits or other proceedings or actions of any nature or kind whatsoever arising from or connected with any such prior agreement, contract or arrangement or the termination or cancellation of any prior agreements, contracts or arrangements.

10.6 CHOICE OF LAW; DISPUTE RESOLUTION. This Agreement shall be governed in all respects by the laws of the State of Minnesota, excluding its conflict of laws rules. All disputes arising under this Agreement which cannot be amicably resolved between the parties shall be settled exclusively in state or federal court in the State of Minnesota, and the parties specifically consent to personal jurisdiction in any such court.